As filed with the Securities and Exchange Commission on September 13 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  PIXTECH, INC.
             (Exact name of Registrant as specified in its charter)

          Delaware                                  3679                                04-3214691
(State or other jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer Identification No.)
        incorporation)                    Classification Code Number)



       Avenue Olivier Perroy, 13790 Rousset, France, 011 33 4-42-29-10-00 (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                       YVES MOREL, CHIEF FINANCIAL OFFICER
                                  PixTech, Inc.
                              Avenue Olivier Perroy
                              13790 Rousset, France
                              011-33-4-42-29-10-00
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with copies to:
                              MICHAEL LYTTON, ESQ.
                            MARC A. RUBENSTEIN, ESQ.
                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 573-0100

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement is declared effective. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X] If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

    Title of Each Class of          Amount To Be       Offering Price          Aggregate              Amount of
 Securities To Be Registered       Registered (1)         Per Share         Offering Price        Registration Fee
-------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par value    16,000,000 Shares        $1.6875 (2)          $27,000,000             $7,506.00
per share)

Common Stock ($.01 par value       100,000 Shares        $1.6875 (2)             $168,750                $46.91
per share), issuable upon
exercise of a warrant

Total:                          16,100,000 Shares                             $27,168,750             $7,552.91
                                =================                             ===========             =========

(1) In the event of a stock split, stock dividend, or other transaction involving our Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act, which applies to stock splits, stock dividends, or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(h) based upon the average of the high and low sale prices on September 08, 1999 as reported by the Nasdaq National Market.


The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS
                 Subject to Completion, dated September 13, 1999

                                16,100,000 Shares

                                  PIXTECH, INC.

                                  Common Stock

         This Prospectus may be used only in connection with the resale

     (i) by Kingsbridge Capital Limited, from time to time, of up to 16,100,000 shares of the common stock of PixTech as follows:

     o 15,000,000 shares of common stock which may be issued by us to Kingsbridge pursuant to an equity line agreement; and

     o 100,000 shares of common stock issuable upon exercise of a warrant held by Kingsbridge;

     and (ii) by Sumitomo Corporation, from time to time, of up to 1,000,000 shares of common stock to be issued upon conversion of a certain convertible note issued by us to Sumitomo.

     The shares of common stock offered may be sold from time to time for the account of the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have agreed to pay the selling stockholders' costs of registering the shares, including commissions, transfer taxes and certain other expenses of resale of the common stock.

     The price at which the common stock will be issued by us to Kingsbridge will be 88-90% of the market price of the stock on the date we issue shares, depending on certain factors described in the equity line agreement. The price at which the common stock will be issued by us to Sumitomo will be 80% of the market price of the stock on the date of conversion, the market price being determined as the average closing market price over the twenty consecutive trading days immediately prior to the notice of conversion.

     The selling stockholders may offer, pursuant to this prospectus, shares of common stock to purchasers from time to time in transactions on the Nasdaq National Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Sales of the shares by the selling stockholders may be effected through broker-dealers, who may, in the case of sales by Kingsbridge, receive compensation from Kingsbridge in the form of discounts or commissions. Kingsbridge is an "underwriter" within the meaning of the Securities Act in connection with such sales.

     Our common stock is listed on the Nasdaq National Market under the symbol "PIXT." The average of the high and low bid prices for our common stock on the Nasdaq National Market on September 8, 1999 was $1.6875 per share.

     Investing in our common stock involves certain risks which are described in the "Risk Factors" section beginning on page 5.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS SUMMARY............................................................3

RISK FACTORS..................................................................5

THE EQUITY LINE AGREEMENT....................................................19

SUMMARY CONSOLIDATED FINANCIAL INFORMATION...................................21

PRICE RANGE OF OUR COMMON STOCK..............................................22

DIVIDEND POLICY..............................................................22

USE OF PROCEEDS..............................................................22

CAPITALIZATION...............................................................23

SELECTED CONSOLIDATED FINANCIAL DATA.........................................24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS ..............................................25

BUSINESS OF THE COMPANY......................................................35

MANAGEMENT...................................................................47

EXECUTIVE COMPENSATION.......................................................50

SHARE OWNERSHIP..............................................................54

SELLING STOCKHOLDERS.........................................................57

DESCRIPTION OF CAPITAL STOCK.................................................58

PLAN OF DISTRIBUTION.........................................................61

WHERE YOU CAN FIND MORE INFORMATION..........................................64

LEGAL MATTERS................................................................65

EXPERTS .....................................................................65

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS ..................................F-1

                               PROSPECTUS SUMMARY

                                  The Offering

     PixTech and Kingsbridge entered into a private equity line agreement on August 9, 1999. This agreement entitles us to sell, from time to time, up to $15,000,000 (after deducting Kingsbridge's discount) worth of our common stock to Kingsbridge. Pursuant to the agreement, we have:

     o filed a registration statement for 15,000,000 shares of common stock which we may sell to Kingsbridge pursuant to the agreement, which Kingsbridge may offer to the public through this prospectus; and

     o issued a warrant to Kingsbridge to purchase 100,000 shares of our common stock at an exercise price of $2.30 per share. Shares issuable on exercise of the Kingsbridge warrant may also be offered to the public through this prospectus.

     On October 27, 1997, we issued a convertible note to Sumitomo. This note may be converted into shares of our common stock at a price equal to 80% of the market price of our common stock at the time of conversion, the market price being determined as the average closing market price over the twenty consecutive trading days immediately prior to the notice of conversion.

     Through this prospectus, the selling stockholders may offer to the public the common stock acquired under the equity line agreement and the warrant and through conversion of the convertible note.

Shares Offered by the         16,100,000 shares of common stock of PixTech,
Selling Stockholders          Inc., par value $.01 per share.


Offering Price                Determined at the time of sale by the selling
                              stockholders.

Common stock outstanding as
of August 31, 1999            23,567,138 shares

Use of Proceeds               We will not receive any of the proceeds of the
                              shares offered by the selling stockholders.

                              Any proceeds we receive from the sale of common stock pursuant to the equity line agreement and the exercise of the warrant will be used primarily for general corporate purposes. See "Use of Proceeds."

Dividend Policy               We currently intend to retain any future earnings
                              to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends. See "Dividend
                              Policy."

Nasdaq National Market Symbol PIXT

Address and Phone Number      Avenue Olivier Perroy
                              13790 Rousset, France
                              011-33-4-42-29-10-00

                                  RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information contained in this prospectus, in deciding whether to invest in the stock offered under this prospectus. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus.

We Have A History of Losses and Accumulated Deficit Which May Continue In The Future.

We have a history of losses as follows:

                                                                       Loss to Common
                                              Operating Net Losses      Stockholders
                                              --------------------      ------------
         Six Months ended June 30, 1999          $11.9 million         $13.7 million
         Year Ended December 31, 1998            $19.7 million         $17.9 million
         Year Ended December 31, 1997            $15.8 million         $14.7 million

     The losses were due in part to limited revenues and to various expenditures, including expenditures associated with:

     o    research and development activities;

     o    pilot production activities; and

     o    preparation and start-up of volume manufacturing in Taiwan, at Unipac.

     We expect to incur operating losses in the future due primarily to:

     o continuing research and development activities to develop field emission displays larger than 15 inch in diagonal and color displays;

     o    manufacturing start-up costs in Taiwan, and

     o    expansion of our sales and marketing activities.

     As a result of these losses, as of June 30, 1999, we had an accumulated deficit of approximately $67.6 million.

     Our ability to achieve and maintain profitability is highly dependent upon the successful commercialization of our monochrome and color displays. We cannot assure you that we will ever be able to successfully commercialize our products or that we will ever achieve profitability.

We Will Need Additional Capital In The Future.

     We have incurred negative cash flows from operations since inception, and have expended, and will need to expend, substantial funds to complete our planned technology and product development efforts, including:

     o continuous improvement of our manufacturing processes in order to achieve yields that will lead to an acceptable cost of products;

     o continuous product development activities in order to develop color displays that meet market requirements and to develop a range of products offered for sales;

     o continuous research and development activities in order to develop displays larger than 15 inch in diagonal; and

     o    expansion of our marketing, sales and distribution activities.

     In addition to the above requirements, we expect that we will require additional capital either in the form of debt or equity, regardless of whether and when we reach profitability, for the following activities: o working capital;

     o acquisition of manufacturing equipment to expand manufacturing capacity; and

     o    further product development.

     Our future capital requirements and the adequacy of our available funds depend on numerous factors, including:

     o    the rate of increase in manufacturing yields by Unipac, in Taiwan;

     o    the magnitude, scope and results of our product development efforts;

     o the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

     o    competing technological and market developments; and

     o expansion of strategic alliances for the development, manufacturing, sale, marketing and distribution of our products.

     We currently expect to run out of money in September 1999. We have entered into an equity line agreement with Kingsbridge which provides that we may issue and sell, from time to time, up to an aggregate of $15,000,000 of our common stock, subject to the satisfaction of certain conditions. We cannot assure you that we will meet all of the conditions required to obtain financing under the equity line agreement. Even if we were able to meet the required conditions, we may have to raise additional money from other sources in order to continue to fund our operations.

We May Have Problems Raising Money We Need In The Future.

     In the future, we expect that we will need to obtain additional money from sources outside our company, as we have done in the past. If we cannot obtain money when we need it, we may need to reduce our production of products and development of new products. There is no guarantee that any of the outside sources will provide us with money when we need it. In addition, even if we are able to find outside sources which will provide us with money when we need it, in order to raise this money we may be required to issue securities with better rights than the rights of our common stock or we may be required to take other actions which lessen the value of our current common stock, including borrowing money on terms that are not favorable to us.

     Our ability to raise capital through the equity line agreement is subject to the satisfaction of certain conditions at the time of each sale of common stock to Kingsbridge (none of which is within the control of Kingsbridge). These conditions include, but are not limited to, the following:

     o the registration statement we have filed to register the common stock purchased by Kingsbridge under the equity line agreement for resale must have been declared effective by the SEC;

     o our representations and warranties to Kingsbridge set forth in the equity line agreement must be accurate as of the date of each put of our common stock;

     o no statue, rule, regulation, executive order, decree, ruling or injunction shall be in effect which prohibit or directly and adversely affects any of the transactions contemplated by the equity line agreement;

     o at the time we put our common stock to Kingsbridge, there cannot have been any material adverse change in our business, operations, properties, prospects or financial condition since the date of filing of our most recent report with the SEC pursuant to the Securities Exchange Act of 1934;

     o the number of shares already held by Kingsbridge, together with those shares we are proposing to put, cannot exceed 9.9% of the total amount of our common stock that would be outstanding upon completion of the put;

     o our common stock must meet certain price and trading volume guidelines including those on Annex A of the equity line agreement; and

     o at least 15 trading days must have elapsed since the date of the last put notice.

     We may not satisfy all of these conditions, and therefore may not be able to sell shares to Kingsbridge pursuant to the equity line agreement. For a more complete description of the equity line agreement, see The Equity Line Agreement on page 19.

Due To the Conversion Of Series E Preferred Stock, Holders of Common Stock May Face Significant Dilution.

     In December 1998, we issued 367,269 shares of series E stock, at a price of $22.5313 per share, to certain institutional investors. The series E stock is generally convertible into our common stock at a rate equal to the lesser of (a) $2.25313, and (b) the average closing price of our common stock over the ten trading day ending period ending on the day immediately preceding the day upon conversion. When our common stock price falls below $2.25313, the conversion of the series E stock may result in the issuance of a significant number of additional shares of common stock, and may cause significant dilution to current holders of our common stock. Even before the shares of series E stock are converted, the holders of the series E stock vote on the basis of the number of shares of common stock that the series E stock can be converted into. Therefore, a large drop in our stock price may result in a large amount of voting control being held by a small number of stockholders. As of August 31, 1999, there were 297,269 shares of series E Stock outstanding that would have been convertible into 3,851,905 shares of our common stock, giving the holders of the series E stock 14% of the vote of the issued and outstanding common stock.

Holders Of Our Series E Preferred Stock Could Engage In Short Selling To Reduce Their Conversion Price.

     A decrease in the price of our common stock below the $2.25313 maximum conversion price could result in the series E preferred stock being convertible into more shares of common stock. Increased sales volume of our common stock could put downward pressure on the market price of the shares. This fact could encourage holders of series E preferred stock to sell short our common stock prior to conversion of the series E preferred stock, thereby potentially causing the market price to decline. The selling stockholders could then convert their series E preferred stock and use the share of common stock received upon conversion to cover their short position. The selling stockholders could thereby profit by the decline in the market price of the common stock caused by their short selling.

Qualifications In The Report Of Our Independent Public Accountants May Affect Our Ability To Continue As A Going Concern.

     In their audit report on the consolidated financial statements for the year ended December 31, 1998 contained in our Annual Report and elsewhere in this prospectus, our independent public accountants, Ernst & Young, included an explanatory paragraph indicating their view that we would require additional funding to continue operations which raised substantial doubt about our ability to continue as a going concern. We cannot assure you that Ernst & Young's opinion on future financial statements will not include a similar explanatory paragraph if we are unable to raise sufficient funds or generate sufficient cash flow from operations to cover the cost of our operations. The continued inclusion of this paragraph could raise concerns about our ability to fulfill our contractual obligations, may adversely affect our relationships with third parties, and we may not be able to complete future financings.

If We Fail To Continue To Meet Nasdaq's Listing Maintenance Requirement, Nasdaq May Delist Our Common Stock.

     There is a possibility that our common stock could be delisted from the Nasdaq National Market. While our common stock is currently quoted on the Nasdaq National Market, in order to remain quoted on the Nasdaq National Market, we must meet certain requirements with respect to:

     o market capitalization (the market value of all outstanding shares of our common stock);

     o public float (the number of outstanding shares of common stock held by those not affiliated with us);

     o    market value of public float;

     o    market price of the common stock;

     o    number of market makers;

     o    number of shareholders; and

     o net tangible assets (total assets minus total liabilities and intangible assets).

     If the price of our common stock were to fall significantly below our current trading range, Nasdaq may approach us regarding our continued listing on the Nasdaq National Market. This situation could result from the rights contained in the series E stock, which is convertible into common stock at a conversion price based on a future price of our common stock. If Nasdaq were to begin delisting proceedings against us, it could reduce the level of liquidity currently available to our stockholders. With regard to future priced securities such as our series E stock, Nasdaq is concerned with the following, among other things:

     o    disproportionate voting rights;

     o    minimum bid price of a company's common stock; and

     o    public interest concerns.

     The holders of our series E stock may vote their series E stock as if they were holders of common stock and are entitled to the number of votes equal to the number of shares of common stock that the series E stock is convertible into at the time of voting. If our common stock price were to fall significantly, this right may be deemed to violate a Nasdaq maintenance requirement due to the disproportionate voting right, when compared to our common stock, that each share of series E stock would have.

     Moreover, in order to continue to be listed on Nasdaq, the minimum bid price of our common stock must stay above $1.00. In addition to the fluctuations of the market in general and our common stock in particular, a decrease in our common stock price that causes the number of shares of common stock issuable upon conversion of the series E stock to increase may exert downward pressure on the price of our common stock. This may drive the minimum bid price of our common stock below $1.00, thus violating a Nasdaq maintenance requirement. On August 31, 1999 the minimum bid price on our common stock was $1.625. Nasdaq has also stated that in egregious situations, future priced securities, such as our series E stock, may raise public interest concerns that may result in the delisting of our common stock, if Nasdaq deems the delisting necessary to prevent fraudulent and manipulative acts and practices.

     If our common stock is delisted from the Nasdaq National Market, we could apply to have the common stock quoted on the Nasdaq SmallCap Market. The Nasdaq SmallCap Market has a similar set of criteria for initial and continued quotation. We may not, however, meet the requirements for initial or continued quotation on the Nasdaq SmallCap Market. If we were not able to meet the requirements of the Nasdaq SmallCap Market, trading of our common stock could be conducted on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements, in what is commonly referred to as the "pink sheets."

     In addition, if our common stock were delisted from the Nasdaq National Market, we may not have the right to obtain funds under the equity line agreement and it could be more difficult for us to obtain future financing. In addition, if our common stock is delisted, investors' interest in our common stock would be reduced, which would materially and adversely affect trading in, and the price of, our common stock.

Because We Use a Single Contract Manufacturer To Manufacture Our Field Emission Displays We May Be Unable To Obtain An Adequate Supply Of Products And We May Have Less Control Of Price.

     Unipac, a liquid crystal display manufacturer and an affiliate of UMC, Taiwan's second largest Semiconductor manufacturer, is our only contract manufacturer. In the future, we expect that the products that will be manufactured at Unipac and sold to our customers will represent the majority of our revenues. If we are not able to implement our manufacturing plans with Unipac as soon as we expect, we will not be able to ship medium to large volumes of field emission display products. Moreover, we will have less control over the price of the finished products, the timeliness of their delivery and their reliability and quality. Finally, we will not be able to obtain an acceptable cost for our field emission displays through high volume manufacturing, as compared to manufacturing field emission displays at our pilot production facility. This situation would materially adversely affect our revenues and costs of producing products.

     Expectations about the final timing of this manufacturing plan with Unipac are forward-looking statements that still involve risks and uncertainties, including the ease or difficulty of the transfer of the field emission display technology to Unipac.

     Our failure to adequately manage this contract manufacturing relationship or any delays in the shipment of our products would adversely affect us.

Our Manufacturing Processes Are Still Under Development And We Still Need To Obtain Commercially Acceptable Yields And Acceptable Costs Of Products Or Our Costs To Produce Our Displays Will Be Too High for Us To Be Profitable.

     In order for us to succeed, we must continue to develop and produce a range of products incorporating our field emission display technology. At this time, we have successfully developed only one monochrome field emission display product that has been incorporated into a commercial end-user application and that is being targeted at various markets. We will need to complete the development of additional field emission display products to enlarge our market opportunity, and there is no guaranty that we will succeed in these development efforts. If we do not develop these new products, we will need to rely on sales of a single product to be successful.

     We have used our manufacturing facility in Montpellier, France to develop manufacturing processes but it has produced only a limited number of products suitable for sale. Additionally, to date, we have not completed testing of our manufacturing processes at Unipac. In order for us to be successful, we must improve our manufacturing yields in order to demonstrate the low cost potential of our field emission display technology. Even if we succeed in completing the development and testing of our manufacturing processes, we can not be sure that the favorable characteristics demonstrated by our current displays manufactured at our pilot manufacturing facility will be reproduced on a cost-effective basis in commercial production.

     We have, at this time, encountered a number of delays in the development of our products and processes, and it is possible that further delays will occur. Any significant delays could cause us to miss certain market opportunities and could reduce our product sales.

We Need to Further Enhance Our Display Performance of Our Color Displays Or Our Displays May Never Be Accepted By A Large Number Of Potential Customers.

     We may never improve the performance characteristics of our color displays to a level that is commercially acceptable or fail to do so on a timely basis, either of which could result in potential customers not buying our products. Key elements of display performance are brightness, power efficiency and stability over time (life time and reliability). We are seeking to balance brightness with power efficiency to produce bright and low power-consumption displays. Display reliability depends on a large number of factors, including the manufacturing process used in assembling the displays as well as the characteristics of the materials, including phosphors, used in the display. In order to produce color displays that will provide the product life and other characteristics necessary for most applications, we need to make further advances in our manufacturing processes and in the selection of the materials we use.

We May Never Be Able To Fund The Research And Development Activities Needed To Develop Large Displays.

     We need to conduct a significant research and development effort in order to bring our current 15-inch field emission display prototype to a stage where it can be manufactured in volume at an acceptable cost. We may never be able to fund that effort. Even if we were able to develop a product that could be manufactured, we would have to locate or build a manufacturing facility to produce our displays. Currently, Unipac has a facility and equipment to build small displays only. We may not be able to fund the amount needed in order to acquire or build a manufacturing facility for our large displays. If we are unable to develop or manufacture large displays, we will miss large market opportunities for flat panel displays.

We May Reduce Research Or Development Programs To Conserve Capital, Increasing Our Dependence On Remaining Programs.

     We are constantly reviewing and prioritizing programs, and we may reduce some programs to conserve capital. Any cut would increase our dependence on our remaining programs, and would increase the risk from those programs to our business as a whole, which could materially and adversely affect our chances of obtaining profitability. While we plan to allocate our resources to those programs with the greatest potential to contribute to a sound financial and operating position, we may fail to do so.

We Face Intense Competition And Need To Compete With Current And Future Competing Technologies That May Outperform Our Displays Thus Making Our Display Undesirable.

     Our competitors may succeed in developing products that outperform our displays or that are more cost effective. If our competitors develop products that offer significant advantages over our products and we are unable to improve our technology, or develop or acquire alternative technology that is more competitive, we may not be able to sell our displays.

     The market for flat panel display products is currently dominated by products utilizing liquid crystal display technology. Certain liquid crystal display manufacturers, such as Canon, Sharp, NEC, Hitachi, Samsung and Toshiba have substantially greater name recognition and financial, technological, marketing and other resources than us. Presently liquid crystal displays are in short demand and independent forecasts predict that this may continue over a certain period of time. However, liquid crystal display manufacturers have made, and continue to make, substantial investments in increasing capacity as well as product performance. We believe that, over time, this, combined with new competitors entering the flat panel displays market, may cause over-supply conditions and may have the effect of reducing average selling prices of flat panel displays. In order to effectively compete, we could be required to increase the performance of our products or reduce prices. In the event of price reductions, we will not be able to maintain gross margins unless we reduce our cost of sales.

     There are a number of domestic and international companies developing and marketing display devices using alternative technologies to liquid crystal display technology, such as vacuum fluorescent displays, electro-luminescent panels and plasma panels. Additionally, some of the basic field emission display technology is in the public domain and, as a result, we have a number of potential direct competitors developing field emission displays or developing fundamental field emission displays technology, including Canon, Futaba, Motorola, Sony, Fujitsu, Samsung and Toshiba, as well as smaller companies, including Candescent, and Silicon Diamond Technology. Although we own the rights to significant technological advances in field emission display technology, potential competitors may have developed or may soon develop comparable or superior field emission display technology. Many of the developers of alternative flat panel display and competing field emission display technologies have substantially greater name recognition and financial, research and development, manufacturing and marketing resources than us, and have made and continue to make substantial investments in improving their technologies and manufacturing processes.

Because Potential Customers May Not Accept Our Products We May Never Sell The Number Of Displays Required To Make Our Business Profitable.

     We are uncertain about the potential size and timing of our target market opportunities. We anticipate marketing our displays to original equipment manufacturer customers, which are customers that will incorporate our product into their final product. It is possible that demand for any particular product by these customers will not last or that new markets will fail to develop as we expect, or at all. Our ability to have consumer products sold that incorporate our displays will depend, in part, on the following factors:

     o whether original equipment manufacturers select our products for incorporation into their products;

     o the successful introduction of such products by the original equipment manufacturers; and

     o the successful commercialization of products developed by parties incorporating our products.

     It takes a long time for any product to achieve market success, and any success is never certain. The introduction of new products is often delayed by the need to have the products selected by an original equipment manufacturer and designed into the original equipment manufacturer's products. For certain products, the delay attributable to a manufacturer's design cycle may be a year or longer. Factors affecting the length of these delays include:

     o    the size of the manufacturer;

     o    the type of application; and

     o whether the displays are being designed into new products or fitted into existing applications.

     If volume production of such products is delayed for any reason, our competitors may introduce new technologies or refine existing technologies which could diminish the commercial acceptance of our products.

We Have Limited Sales, Marketing And Distribution Capabilities.

     We have limited internal sales, marketing and distribution experience and capabilities. Until recently, we were a development stage company with no products or product sales. Consequently, we had not established significant sales, marketing, or distribution operations within our company. Recently, however, we have begun sales of our displays to customers. We will not be able to develop significant revenues from the sales of our products unless we can attract and retain highly qualified employees to market and oversee the distribution of our products. If we are unable to establish and maintain significant sales, marketing and distribution efforts, either internally or through arrangements with third parties, we may be adversely affected.

Future Cooperation And License Revenues May Decrease.

     From 1993 to 1995, we entered into various cooperation and license agreements under which we were paid money for achieving certain milestones. At this time, we have received all expected revenues associated with these milestone payments. If we fail to enter into new royalty-bearing licenses or cooperation agreements, we could be adversely affected as we have relied on these revenues in the past and revenues from product sales may not increase as we expect. For instance, we must execute further cooperation and/or license agreements with third parties that are not existing licensees before we will receive any future cooperation or license revenues. Should we successfully enter such agreements, a portion of the revenues from these contracts may need to be shared with our existing licensees. Cooperation and license revenues accounted for approximately 34% of our revenues in 1998.

     In addition, we will only recognize royalty revenues under cooperation and license agreements with existing or future licenses if any of our licensees incorporate licensed technology into products that are successfully commercialized. We can not guarantee that any of our licensees will successfully develop or commercialize any field emission display products. We believe that one of our existing licensees, Raytheon Company, may have suspended our internal program to develop field emission displays.

We May Have Difficulty Protecting Patents And Other Proprietary Rights To Our Technology And May therefore Be Unable To Prevent Competitors From Using Our Technology.

     We have been granted, have filed applications for, and have been licensed under a number of patents in the United States and other countries. We rely on these patents and licenses for an advantage in our industry and any infringement of these patents and licenses will lessen our advantage. However, rights granted under patents may not provide us with any competitive advantage over competitors with similar technology, and any issued patents may not contain claims sufficiently broad to protect against these competitors.

     We have not conducted an independent review of patents issued to other companies. We cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions because patent applications in the United States are maintained in secrecy until patents issue and the publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by several months. Competitors in both the United States and other countries may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with our ability to make and sell our products.

     We also rely on unpatented, proprietary technology which is significant to the development and manufacture of our displays. Others may independently develop the same or similar technology or obtain access to our unpatented technology. If we are unable to maintain the proprietary nature of our technologies, our competitors may develop products using our technology.

     Moreover, claims that our products infringe on the proprietary rights of others are more likely to be asserted after we begin commercial sales of products using our technology. It is possible that competitors will infringe our patents. Even the successful defense and prosecution of patent suits is costly and time consuming. The adverse outcome of a patent suit could subject us to significant liabilities to other parties, require disputed rights to be licensed from third parties or require us to stop selling our products.

     We have received correspondence from Futaba Corporation and its legal counsel beginning in February 1998 alleging the following:

     o we are infringing one or more patents owned by Futaba relating to the construction and manufacture of our displays that are not expressly included under the license agreement between us and Futaba;

     o our use of terms such as "alliance" and "partners" in describing the nature of our contractual relationships with Motorola, Raytheon and Futaba in reports filed with the SEC is misleading; and

     o certain provisions in our agreement with Unipac constitute an impermissible sublicense of Futaba technology.

     We do not believe such claims have any merit and have denied each of the allegations in correspondences with Futaba and our counsel. Futaba has also claimed that we improperly supplied certain Futaba proprietary information to Unipac, and that Unipac has, in turn, disclosed such information to a third party vendor. If Futaba prevails on any of these claims, we may be required to modify the construction and manufacture of our displays and may, as a result, be materially adversely affected.

Because A Large Percentage Of Our Net Assets And Our Costs Is Expressed In Euros, Currency Fluctuations May Cause Gains Or Losses.

     A large percentage of our net assets and of our costs is expressed in Euros, but our financial statements are stated in U.S. dollars. In 1998, 50% of our assets and 60% of our costs were expressed in Euros. In the six month period ended June 30, 1999, 25% of our assets and 58% of our costs were expressed in Euros. Fluctuations of the value of the U.S. dollar versus the Euro may cause significant gains or losses. Most of our capital lease obligation is expressed in Taiwanese dollars and thus fluctuations of the value of the Taiwanese dollar versus the Euro may also cause significant foreign exchange gains or losses.

Year 2000 Errors In Our Computer Systems May Cause Our Operations To Be Suspended Or May Be Costly to Correct.

     We are in the process of conducting a comprehensive review of our computer systems and manufacturing equipment to identify applications that could be affected by the inability of certain computer systems and manufacturing equipment to format and manipulate data containing dates including the year 2000 and subsequent years and are developing an implementation plan to resolve these issues. Our management does not expect that costs associated with modifying existing computer systems and manufacturing equipment will have a significant impact on our financial position or results of operations. However, it is possible that such modifications will not be successfully implemented or that the costs will be significant. If this happens, we may be adversely affected. Furthermore, we depend on a limited group of suppliers. We have no way of knowing whether those suppliers will be significantly impacted by the Year 2000 issue. If the suppliers are significantly impacted by the Year 2000 issue, they may be unable to continue their supply of parts to us without interruption, and we may be adversely affected. Unipac, our main supplier, has disclosed to us their Year 2000 plan and their contingency plan should they not achieve success in their plan.

Certain Anti-Takeover Provisions That We Have Instituted May Limit Our Stock Price.

     Certain provisions of our restated certificate of incorporation and by-laws may discourage a third party from offering to purchase the company and may also adversely affect the market price of our common stock. These provisions, therefore, inhibit actions that would result in a change in control of the company, including an action that may give the holders of the common stock the opportunity to realize a premium over the then-prevailing market price of their stock.

     In addition, under our restated certificate of incorporation we can issue preferred stock with such designations, rights and preferences as our board of directors determines from time to time. This type of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of the company. In addition, the series E stock issued by the company in December 1998 and any additional shares of preferred stock that we may issue in the future may adversely affect the voting and dividend rights, rights upon liquidation and other rights of the holders of common stock. We do not currently intend to issue any additional shares of preferred stock, but we retain the right to do so in the future.

     Furthermore, we are subject to Section 203 of the Delaware General Corporation Law, which may discourage takeover attempts.

Our Business May Suffer If We Are Unable To Attract or Retain Key Personnel.

     We are highly dependent on the principal members of our management and staff, the loss of whose services might significantly delay or prevent the achievement of research, development or strategic objectives. Our success depends on our ability to retain key employees and to attract additional qualified employees. Competition for such personnel is intense, and we may not be able to retain existing personnel and to attract, assimilate or retain additional highly qualified employees in the future.

Shares Of Our Common Stock Eligible For Future Sale May Adversely Affect The Market Price Of Our Common Stock.

     A large number of shares of common stock already outstanding, or issuable upon exercise of options and warrants, are eligible for resale, which may adversely affect the market price of the common stock. As of August 31, 1999, we had 23,567,138 shares of common stock outstanding. An additional 4,728,690 shares of common stock are issuable upon the exercise of outstanding options and warrants (including 100,000 shares issuable upon exercise of the warrant granted to Kingsbridge). Substantially all of the shares subject to outstanding options and warrants will, when issued upon exercise, be available for immediate resale in the public market pursuant to currently effective registration statements under the Securities Act, or pursuant to Rule 701 promulgated thereunder. In addition, the equity line agreement provides that we are obligated to issue at least $5,000,000, after deducting discounts, (up to a maximum of $15,000,000, after deducting discounts) worth of common stock during the term of the equity line, which continues until the earliest of when:

     o we sell $15,000,000 (after deducting discounts) worth of common stock to Kingsbridge;

     o    we fail to meet certain conditions of the equity line agreement; or

     o 24 months from the date of effectiveness of the registration statement covering the shares issuable pursuant to the equity line agreement.

     The shares of stock that Kingsbridge may acquire under the equity line agreement and warrant will be available for immediate resale in the public market pursuant to this prospectus. Such resales, or the prospect of such resales, may have an adverse effect on the market price of the common stock.

The Equity Line Agreement And Convertible Note May Have A Dilutive Impact On Our Shareholders.

     The sale of shares pursuant to the equity line agreement or conversion of the note held by Sumitomo will have a dilutive impact on our stockholders. As a result, our net income or loss per share could be materially decreased in future periods, and the market price of our common stock could be materially and adversely affected. In addition, the common stock to be issued under the equity line agreement and upon conversion of the Sumitomo note will be issued at a discount to the then-prevailing market price of the common stock. These discounted sales could have an immediate adverse effect on the market price of the common stock. We also issued to Kingsbridge a warrant for 100,000 shares of common stock exercisable until February 6, 2003 at an exercise price of $2.30 per share. The issuance or resale of such shares and the shares issuable upon exercise of these warrants would have a further dilutive effect on our common stock and could adversely affect our price.

We May Not Successfully Integrate Micron's Display Division Operations, and the Integration of the Businesses May Be Costly.

     In May 1999, we purchased certain assets of Micron Technology, Inc. relating to field emission displays including equipment and other tangible assets, contract rights related to the tangible assets and $4.35 million in cash.

     The continued integration of our operations may temporarily distract management's attention from the day-to-day business. While the current process of integrating Micron's operations has shown good progress, if we fail to integrate Micron's operations quickly and efficiently, our business and results of operations may be impaired.

     Some of the things we must accomplish in order to integrate Micron's operations include:

     o educate previous and new employees about our technologies and platforms;

     o    coordinate or combine research and development efforts;

     o    manage prior and new relationships with suppliers and customers; and

     o align the strategic plans of two previously independent management teams.

     These integration efforts may be costly. If we have underestimated these initial costs of integration, our initial results will be worse than anticipated.

                            THE EQUITY LINE AGREEMENT

     On August 9, 1999, we entered into the equity line agreement with Kingsbridge, pursuant to which, subject to the satisfaction of certain conditions, we may issue and sell, from time to time, up to an aggregate of $15,000,000, after deducting discounts, of our common stock.

     Beginning on the date the registration statement, of which this prospectus forms a part, is declared effective by the SEC, and continuing for a period of 24 months thereafter, we may from time to time in our sole discretion sell, or put, shares of our common stock to Kingsbridge at a price equal to 90% of the then current average market price of our common stock, if the current average market price is greater than or equal to $3.00 per share, or 88% of the then current average market price if the current average market price is less than $3.00 per share. The current average market price of our common stock, for purposes of calculating the purchase price, is the average of the lowest trading prices of our common stock on the Nasdaq National Market for the five days beginning two days before and ending two days after we notify Kingsbridge of our intention to put common stock.

     There are conditions to our ability to sell our common stock to Kingsbridge in the equity line agreement, and we may not be able to satisfy all conditions required under the equity line agreement to put shares to Kingsbridge at any given time. If we fail to maintain the quotation of our common stock on the Nasdaq National Market, we may not be able to sell common stock pursuant to the equity line agreement. See "Risk Factors - If We Fail To Continue To Meet Nasdaq's Listing Maintenance Requirement, Nasdaq May Delist Our Common Stock." In addition, the amount of shares that we can put to Kingsbridge depends on our trading price and trading volume. Also, we cannot put shares to Kingsbridge at a time when we have not publicly disclosed material information about our company.

     We have filed a registration statement, of which this prospectus forms a part, in order to permit Kingsbridge to resell to the public any common stock it buys pursuant to the equity line agreement. Kingsbridge may be entitled to indemnification by us for lawsuits based on language in this prospectus. We will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the Securities Act and the rules and regulations promulgated under it, in order to keep it effective as long as shares covered by the prospectus have not been sold by Kingsbridge. We have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement.

     In conjunction with the equity line agreement, on August 9, 1999, we issued to Kingsbridge a warrant to purchase 100,000 shares of our common stock at an exercise price of $2.30 per share. The Kingsbridge warrant is exercisable through February 6, 2003.

     The warrant contains provisions that protect Kingsbridge against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of certain events, such as a merger, stock split or reverse stock split, stock dividend or recapitalization.

The exercise price of the Kingsbridge warrant is payable either in cash or by cashless exercise. In a cashless exercise, the number of shares of common stock issuable pursuant to the warrant having a fair market value at the time of exercise equal to the aggregate exercise price are cancelled as payment of the exercise price.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                      (In thousands, except per share data)

     The summary consolidated financial information below has been derived from the Annual and Interim Consolidated Financial Statements of PixTech, Inc. included elsewhere in this prospectus. You should read this information in conjunction with our Annual Financial Statements and the Interim Financial Statements, and the Notes thereto, which are included in this prospectus. Results of operations for the six months ended June 30, 1999 are not necessarily indicative of results of operations for the whole year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                       Fiscal Year                         Six months ended
                                        ------------------------------------------------   -----------------
                                                                                          June 30,  June 30,
                                        1994      1995      1996       1997      1998       1998       1999
                                        ----      ----      ----       ----      ----       ----       ----
                                                        (in thousands, except per share)
Operations
Total revenues......................    6,225    $11,513    $7,644     $3,819    $3,652      2,631     2,653
Loss from operations................   (4,940)    (9,278)  (12,041)   (15,774)  (19,686)    (7,964)  (11,904)
Net loss............................   (2,979)    (6,305)  (11,719)   (14,664)  (17,863)    (7,509)  (13,405)
Net loss to holders
of Common Stock.....................   (2,979)    (6,305)  (11,719)   (14,664)  (17,875)    (7,509)  (13,704)

Net loss per share..................    (0.51)     (0.82)    (1.44)     (1.12)    (1.23)    $(0.53)   $(0.80)
Shares used in computing net loss
per share...........................    5,840      7,697     8,137     13,140    14,548     14,301    16,816

Balance Sheet
Working deficit / capital...........      813     15,919     (859)      9,290       145      2,886    (4,550)
Total assets, less current assets...   15,300     18,569    19,701     24,058    32,592     30,682    36,904
Long term liabilities, less current
portion.............................    6,626      9,958     6,743     14,568    19,480     18,480    18,765
Stockholders' equity................    9,487     24,530    12,099     18,780    13,257     15,088    13,589

                         PRICE RANGE OF OUR COMMON STOCK

     Our common stock is currently quoted on the Nasdaq National Market under the symbol "PIXT." For each quarter since the beginning of 1997, the high and low trading prices for our common stock, as reported by Nasdaq, were as follows:

                                                       High          Low
                                                       ----          ---
Year ended December 31, 1997
   First Quarter                                       $6 3/8         $4
   Second Quarter                                      $4 7/8         $3 3/8
   Third Quarter                                       $4 1/4         $3 1/8
   Fourth Quarter                                      $3 7/8         $2

Year ended December 31, 1998
   First Quarter                                       $6 1/2         $2 5/16
   Second Quarter                                      $7 3/4         $4 1/2
   Third Quarter                                       $5 1/2         $2 3/4
   Fourth Quarter                                      $3 15/16       $1 3/8

Year ended December 31, 1999
   First Quarter                                       $3 5/16        $1 1/2
   Second Quarter                                      $2 5/8         $1 11/32
   Third Quarter (through August 31, 1999)             $2 1/4         $1 15/32


     The foregoing bid quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions. As of August 31, 1999, there were approximately 78 holders of record of our common stock.

                                 DIVIDEND POLICY

     We have never paid or declared any cash dividends on our common stock. We currently intend to retain any future earnings for our business and, therefore, do not anticipate paying cash dividends in the foreseeable future. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements, restrictions in loan agreements and on such other factors as our board of directors, in our discretion, may consider relevant.

                                 USE OF PROCEEDS

     The proceeds from the sale of the common stock will be received directly by the selling stockholders. We will receive no proceeds from the sale of the common stock offered in this registration statement. However, we will receive the put price pursuant to the equity line agreement to the extent that our common stock is sold under the equity line agreement. The put price equals 88-90% of the then current average market price of our common stock, as determined by the equity line agreement. We may also receive proceeds relating to the exercise, if any, of the warrant. See "The Equity Line Agreement" on page
19. We intend to use the proceeds from puts and the exercise of the warrant to support general corporate purposes, including continuous support of our manufacturing plans at Unipac and development of our color and large field emission displays.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 1999. You should be read this table in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations included in this prospectus on page 25 and with our Consolidated Financial Statements and the accompanying Notes.

                  (All amounts in thousands except share data)

                 LIABILITIES AND STOCKHOLDERS' EQUITY                        June 30, 1999

Long term liabilities (1)
Deferred revenue                                                                   $    79
Long term debt, less current portion                                                10,075
Capital lease obligation, less current portion                                       8,565
Other long term liabilities, less current portion                                       46
         Total Long term liabilities                                                18,765
Stockholders' equity
                  Convertible preferred stock series E, $0.01 par value,
authorized shares--500,000; issued and outstanding shares--367,269
                                                                                         4
                  Common stock, $0.01 par value, authorized shares--60,000,000;
issued and outstanding shares--22,352,918
                                                                                       223
                  Additional paid-in capital                                        83,450
                  Cumulative other comprehensive income                             (2,527)
                  Deficit accumulated during development stage                     (67,561)
                                                                                  --------
                                    Total Stockholders' equity                      13,589
                                    Total Capitalization                            32,534
                                                                                  ========


(1) For information concerning our long-term debt, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (In thousands except per share data)

     The following table sets forth selected consolidated financial data of PixTech, Inc. The selected consolidated financial data as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998 are derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young, independent auditors. The selected consolidated financial data as of December 31, 1994, 1995 and 1999 and for the years then ended are derived from audited consolidated financial statements not included in this prospectus. The selected consolidated financial data as of June 30, 1999 and for the six-month periods ended June 30, 1998 and 1999 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data as of June 30, 1998 are derived from unaudited consolidated financial statements not included in this prospectus. The unaudited consolidated statements include all adjustments, consisting of normal recurring accruals, which Pix Tech, Inc. considers necessary for fair presentation. You should read this data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus on page 25.

                                                                          Fiscal Year                             Six months ended
                                                      ----------------------------------------------------       ------------------
                                                                                                                  June 30,  June 30,
                                                                                                                 ------------------
                                                      1994       1995        1996         1997        1998        1998       1999
                                                      ----       ----        ----         ----        ----        ----       ----
                                                                (in thousands, except per share)
Operations
Revenue
Corporation and license revenues ...............    $ 3,645     $ 9,865     $ 5,440    $  1,932     $ 1,239     $ 1,001    $      --
Product sales ..................................         37         808         791         745         445          87         339
Other revenues .................................        543         840       1,413       1,142       1,968       1,543       2,314
Total revenues .................................      6,225      11,513       7,644       3,819       3,652       2,631       2,653
Operating Expenses
Acquisition of intellectual
property rights ................................     (1,654)     (3,111)         --          --        (125)       (125)         --
Other research and development .................     (7,157)    (12,527)    (15,848)    (15,497)    (19,289)     (8,353)    (12,203)
Sales and marketing ............................       (741)     (1,688)     (1,089)     (1,496)     (1,433)       (693)       (680)
General and administrative .....................     (1,613)     (2,151)     (2,703)     (2,419)     (2,515)     (1,223)     (1,502)
Total operating expenses .......................    (11,165)    (19,477)    (19,640)    (19,412)    (23,362)    (10,394)    (14,385)
Loss from operations ...........................     (4,940)     (9,278)    (12,041)    (15,774)    (19,686)     (7,964)    (11,904)
Interest income (expense), net .................        216         (27)         66         470        (708)       (254)       (364)
Foreign exchange gains (losses).................         38         280         256          54         372         709      (1,137)
Loss before income tax benefit .................     (4,686)     (9,025)    (11,719)    (15,250)    (20,022)     (7,509)    (13,405)
Income tax benefit .............................      1,707       2,720          --         586       2,159          --          --
Net loss .......................................     (2,979)     (6,305)    (11,719)    (14,664)    (17,863)     (7,509)    (13,405)
Net loss to holders
of Common Stock ................................     (2,979)     (6,305)    (11,719)    (14,664)    (17,875)     (7,509)    (13,704)

Net loss per share .............................      (0.51)      (0.82)      (1.44)      (1.12)      (1.23)     $(0.53)     $(0.80)
Shares used in computing net loss
per share ......................................      5,840       7,697       8,137      13,140      14,548      14,301      16,816

Balance Sheet
Working deficit / capital ......................        813      15,919        (859)      9,290         145       2,886      (4,550)
Total assets, less current assets ..............     15,300      18,569      19,701      24,058      32,592      30,682      36,904
Long term liabilities, less current
portion ........................................      6,626       9,958       6,743      14,568      19,480      18,480      18,765
Stockholders' equity ...........................      9,487      24,530      12,099      18,780      13,257      15,088      13,589

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Overview

     PixTech was founded in June 1992 to develop and commercialize field emission displays. Since inception, we have been a development stage company and our operating activities related primarily to raising capital, conducting research and development activities, concluding cooperation and license agreements with certain displays manufacturers, including Motorola, Inc. and Futaba Corporation, and establishing manufacturing capabilities for our field emission displays. To date, most of our revenues have been cooperation and license revenues from these cooperation and license agreements and revenues from funding under grants from the French government and the European Union. In the future, we expect that our revenue will come primarily from the sale of products manufactured by Unipac under a contract manufacturing arrangement signed in May 1997. After adaptation of Unipac's plant, including addition of certain equipment and transfer of our manufacturing processes, Unipac successfully manufactured field emission display samples in June 1998. While current shipments by Unipac of field emission displays are still minimal, we expect that Unipac will be successful in increasing manufacturing yields in 1999 and therefore that display shipments from Unipac will exceed a thousand units per month by the end of 1999. However, we do not anticipate generating positive gross margins on our sale of products in 1999.

     Our revenues from 1999 will rely mainly on products sales and funding under various grants; therefore, historical financial results are not meaningful and you should not rely upon them as an indication of our future performance.

     Our products and manufacturing processes are still in the early stages of development and testing. To date, we have only shipped limited quantities of field emission displays. Our only commercially available display is a 5.2-inch monochrome display which to date has been sold in limited quantities to more than a hundred customers.

     Under a license agreement with the French Atomic Energy Commission, we are obligated to make royalty payments on our product sales and to pass-through a portion of royalties on sales of royalty-bearing products by our sublicensees. Under an amendment to the Laboratoire d'Electronique, de Technologie et d'Instrumentation License Agreement signed in 1997, the royalty rates and minimum payments payable to French Atomic Energy Commission were temporarily increased for a period of three years. Royalty amounts accrued under this agreement were:

                                               Royalty
                        Year                   Amount
                        ----                   ------
                        1996                   $45,000
                        1997                   $109,000
                        1998                   $308,000

(See Notes to Consolidated Financial Statements--Note 16--Related Party transactions).

     All of our expenses to date, except royalties and pass-through expenses payable to French Atomic Energy Commission and tax expenses directly associated with revenues from cooperation and license agreements, have been recorded as operating expenses, since we have not shipped enough products to determine a meaningful cost of products sold category.

     We have incurred cumulative losses of $68 million from inception to June 30, 1999. We have incurred operating losses every quarter since 1996, and we expect to incur additional operating losses. The magnitude and duration of our future losses will depend on a number of factors within and outside of our control, including the rate at which we can successfully manufacture and commercialize our Field emission displays, if at all, and the related costs of such efforts. Successful commercialization of our displays will in turn depend on a number of factors, including the successful development of sufficient market demand for our products.

Results of Operations

     Cooperation and License Revenues.

     We recognized revenues under cooperation and license agreements of $5.4 million in 1996, $1.9 million in 1997 and $1.2 million in 1998. The significant decrease in cooperation and license revenues in 1997 and 1998 over 1996 reflects the achievement at the end of 1996 of most of our contractual milestones. The cooperation phase of these agreements, which had generated milestone revenues for us, expired in June 1998. In the future, we may derive royalty revenues only under existing cooperation and license agreements. These royalty revenues will be based on licensees' sales, if any, of royalty-bearing products.

     We may grant royalty-bearing licenses to third parties to the field emission display technology cross-licensed to us from our licensees, subject to certain restrictions. Royalties payable to us under these third-party licenses would be shared with the existing licensees.

     In 1997, we entered into a cooperation agreement with a major Japanese cathode ray tube manufacturer to demonstrate a 15-inch field emission display. Revenues generated under this agreement in 1997 and 1998 were included in Cooperation and License Revenues. In February 1999, we entered into a subsequent cooperation agreement with our cathode ray tube partner. We will not record any significant revenues under this agreement.

     Product Sales.

     We recognized product sales of $791,000 in 1996, $745,000 in 1997 and $445,000 in 1998. Through 1997, these product sales primarily represented the shipment of a few high-priced field emission display displays and cathodes to customers for evaluation and product development purposes. In 1998, product revenues primarily reflected the shipment of displays to our first volume customer, Zoll Medical. While we shipped significantly more displays in 1998 over 1997, the average selling price was reduced, reflecting commercially priced sales. We expect to increase product shipments to new customers in 1999, mainly from our contract manufacturer, Unipac.

     Other Revenues.

     Other revenues consist of funding under European development contracts and other miscellaneous revenues. Other revenues were $1.4 million in 1996, $1.1 million in 1997 and $2.0 million in 1998. Of these revenues, $800,000 in 1996, $663,000 in 1997 and $1.2 million in 1998 relate to a development contract granted in December 1994 from the French Ministry of Industry to support manufacturing of field emission displays. We successfully completed this development contract and will not derive any additional revenue from it. In addition, we expect to earn development-contract related revenues in 1999, primarily following expected recognition as income of certain amounts which we collected before December 31, 1998, and previously recorded as Deferred Revenues (See Notes to Consolidated Financial Statements--Note 12--Other and deferred revenues).

     Research and Development Expenses -- Acquisition of Intellectual Property Rights.

     Since inception, we have expensed $4.9 million for the acquisition of intellectual property rights from our licensees and other third parties. In 1998, we expensed $125,000 in connection with a license agreement with Coloray Display Corporation, a California corporation, providing us with a worldwide, nonexclusive royalty-free license on certain technologies related to field emission displays.

     Other Research and Development Expenses.

     Other research and development expenses include salaries and associated expenses for in-house research and development activities conducted both in our manufacturing facility in Montpellier, France and our research and development facility in Santa Clara, the cost of staffing and operating this manufacturing facility and since 1997, the cost of supporting the transfer of our field emission display technology to Unipac. Other research and development expenses also include obligations to the French Atomic Energy Commission under the Laboratoire d'Electronique, de Technologie et d'Instrumentation Research Agreement, and miscellaneous contract consulting fees.

     Other research and development expenses increased from $15.8 million in 1996 and $15.5 million in 1997 to $19.2 million in 1998. This increase reflected the continued development of our field emission display technology, the cost of the transfer and modification of our manufacturing processes to Unipac, as well as actual production start-up costs relating to labor, material and equipment depreciation at Unipac, and the significant increase in the level of our manufacturing activities in France to support early deliveries of our displays to customers.

     Sales and Marketing Expenses.

     We incurred sales and marketing expenses of $1.1 million in 1996, $1.5 million in 1997 and $1.4 million in 1998. Sales and marketing expenses may increase in the future, reflecting the expansion of our sales and marketing organization both in the United States and in Europe. We signed distribution agreements of our field emission display products respectively with Sumitomo for the Japanese and Asian market areas in 1997. In 1999, we will seek to enter into similar distribution agreements for both the United States and Europe, in order to expand market reach in a cost effective manner.

     General and Administrative Expenses.

     General and administrative expenses amounted to $2.5 million in 1998, an increase of 4% over general and administrative expenses incurred in 1997, which amounted to $2.4 million, reflecting an increase in staff expenses. General and administrative expenses amounted to $2.7 million in 1996.

     Interest Income (Expense), Net.

     Interest income consists of interest on available and restricted cash. Interest expense consists of interest payable on long-term obligations. Net interest expense was $708,000 in 1998, compared to $470,000 in 1997, and to $66,000 in 1996, reflecting the increase in long-term liabilities.

     Currency Fluctuations.

     Although a significant portion of our revenues are denominated in U.S. dollars, a substantial portion of our operating expenses are denominated in Euros. Gains and losses on the conversion to U.S. dollars of assets and liabilities denominated in Euros may contribute to fluctuations in our results of operations, which are reported in U.S. dollars. Most of our capital lease obligation is expressed in Taiwanese dollars. In 1998, fluctuations of the parity of the Taiwanese dollar versus the Euro caused significant foreign exchange gains or losses and may continue to do so in the future. We recorded net foreign exchange gains of $256,000 in 1996, $54,000 in 1997 and $372,000 in 1998. We cannot predict the effect of exchange rate fluctuations on future operating results. To date, we have not undertaken hedging transactions to cover our currency exposure, but we may do so in the future.

     Income Tax.

     We have recognized French income tax benefit of $7.9 million since our inception, including $586,000 in 1997 and $2.2 million in 1998. These income tax benefit represent tax credit for research and development activities we conducted in France and the benefit of net operating loss carryforwards, net of valuation allowance. As of December 31, 1998, we provided for a valuation allowance of $19.2 million against a net deferred tax asset of $23.8 million. We will collect the tax credits for research and development in cash if we are not able to credit them against future income tax liabilities within three fiscal years. We collected $29,000 in 1997 for our 1992 income tax benefit and $2.8 million in 1998 for our 1993 and 1994 income tax benefits.

     We may not record significant additional tax credit for research and development activities, if any, in the foreseeable future, as the benefit is based on increases in eligible research and development expenses in a given year over the two previous fiscal years.

     As of December 31, 1998, our net operating loss carryforwards in France were approximately $49.4 million of which $5.6 million will expire in 2000, $5.9 million in 2001, $10.7 million in 2002 and 15.5 million in 2003 if they are not utilized.

SIX MONTHS ENDED JUNE 30, 1999 AND JUNE 30, 1998

Results of operations

     Product Sales.

     We recognized product sales of $339,000 in the six-month period ended June 30, 1999, as compared to $87,000 in the six-month period ended June 30, 1998. In both periods, product revenues primarily comprised shipments of displays sold at volume prices to Zoll Medical, thus reflecting a significant increase in the number of displays shipped. Since 1998, we have begun shipping field emission displays manufactured by our contract manufacturer, Unipac, to our customers in limited quantities. During the three-month period ended June 30, 1999, unit shipments from Taiwan represented 21% of our total shipments. We expect an increase in the proportion of products shipped from Taiwan as compared to products shipped from our pilot production facility in the second half of 1999.

     Other revenues.

     Other revenues consist of funding under various public development contracts and other miscellaneous revenues. We recognized other revenues of $2.3 million in the six-month period ended June 30, 1999, as compared to $1.5 million in the six-month period ended June 30, 1998. Of these revenues, in the six-month period ended June 30, 1999, $1.3 million were related to an incentive from French local authorities awarded in 1994 to the Company to establish its pilot plant in Montpellier, France, and $961,000 were related to a development contract from European Union signed in 1997, for which we had deferred recognition as revenue of the related contribution, collected mainly in 1997 and in 1998, until we met all conditions stipulated in the agreement. In the six-month period ended June 30, 1998, other revenues included $1.2 million related to a development contract granted in December 1994 from the French Ministry of Industry to support manufacturing of field emission displays.

     Research and Development Expenses.

     We expensed $12.2 million for research and development costs during the six-month period ended June 30, 1999, an increase of 44% over the $8.5 million incurred in the six-month period ended June 30, 1998. These expenses include salaries and associated expenses for in-house research and development activities conducted both in our pilot plant and our research and development facility in Boise, Idaho, the cost of staffing and operating our pilot manufacturing facility and the cost of supporting the transfer and adaptation of our field emission display technology to Unipac, as well as obligations to CEA under the LETI Research Agreement, and miscellaneous contract consulting fees.

     The increase primarily reflected the costs associated with the research and development activities conducted in Boise following the Micron Transaction and the cost of supporting the transfer of our field emission display manufacturing processes to Unipac. As part of the acquisition of Micron Display's assets in May 1999, we hired 44 employees to work on the production equipment acquired in the Boise facility, thus reinforcing our field emission display technology development efforts. In addition, we moved the development team located in Santa Clara to Boise to accelerate our large display program.

     Sales and Marketing Expenses.

     We expensed $680,000 for sales and marketing during the six-month period ended June 30, 1999, as compared to $693,000 during the six-month period ended June 30, 1998, reflecting a one-time decrease in staff expenses. We believe sales and marketing expenses may increase in the future, reflecting the expansion of our sales and marketing organization both in the United States and in Europe.

     General and Administrative Expenses.

     General and administrative expenses amounted to $1.5 million in the six-month period ended June 30, 1999, an increase of 25% over general and administrative expenses incurred in the six month period ended June 30, 1998, which amounted to $1.2 million, reflecting an increase in consulting expenses.

     Interest Income (Expense), Net.

     Interest income consists of interest on available and restricted cash. Interest expense consists of interest payable on long-term obligations. Net interest expense was $364,000 in the six-month period ended June 30, 1999, as compared to $254,000 in the six-month period ended June 30, 1998, reflecting a decrease in cash balances and an increase in long-term liabilities.

     Currency Fluctuations.

     We recorded net foreign exchange loss of $1.1 million in the six-month period ended June 30, 1999, while we recorded net foreign exchange gain of $709,000 in the six-month period ended June 30, 1998. The foreign exchange loss recorded in the six-month period ended June 30, 1999 resulted from the fluctuations of the parity of the Taiwanese dollar versus the Euro, as most of the Company's capital lease obligation is expressed in Taiwanese dollars. We cannot predict the effect of exchange rate fluctuations on future operating results. To date, we have not undertaken hedging transactions to cover its currency exposure, but we may do so in the future.

Liquidity and Capital Resources.

     Since inception through June 30, 1999, we have used $40.3 million in cash to fund our operations, and $28.7 million in capital expenditures and investments. Through June 30, 1999, we have funded our operations and capital expenditures primarily from sales of $71.7_million of equity securities and $19.0 million of proceeds from borrowings and sale-leaseback transactions.

     In 1998, we used $9.3 million in cash to fund our operations. During the six-month period ended June 30, 1999, we used $8.3 million in cash to fund our operations as compared $3.1 million for the six-month period ended June 30, 1998. This increase was caused by the following factors:

o absence of significant cash receipts from revenues in the six-month period ended June 30, 1999; and

o increase in operating expenses associated with Taiwan start-up costs and with the funding of the operations in Boise.

     We expect that the cash needed to fund our operations during the next two quarters will continue to increase because we will have the full impact of the additional operating expenses we incur in our new research and development plant in Boise, Idaho, and because we expect to increase the level of activity in Unipac's volume manufacturing plant.

     Capital expenditures were $5.9 million in 1996, $1.2 million in 1997 and $1.9 million in 1998, and $396,000 during the six-month period ended June 30, 1999. In 1996, capital expenditures were primarily for leasehold improvements, facility expansion, and equipment installed in our pilot manufacturing facility, while 1997 and 1998 capital expenditures remained focused on limited capacity expansion in our pilot line.

     Capital expenditures for the six-month period ended June 30, 1999 exclude the assets acquired pursuant to the Micron Transaction as those assets were acquired for the issuance of our common stock. Capital expenditures also exclude assets acquired under capital lease obligations.

     As of June 30, 1999, we had commitments for capital expenditures of approximately $100,000.

     Implementing volume production at Unipac's manufacturing plant required significant capital expenditures. Under the Foundry Agreement with Unipac, Unipac acquired and funded $14.9 million of capital expenditures for equipment only. Unipac leases a portion of that equipment to us, which amounted to $11.6 million as of June 30, 1999. We expect that we will need additional capital expenditure in 1999 to increase capacity at Unipac and to complete implementation of manufacturing processes, both for monochrome and for color products.

     Restricted cash amounted to $10.1 million in 1998 and to $8.8 million at June 30, 1999. Restricted cash is related to the security interest that we granted to Unipac pursuant to the Foundry Agreement, in relation to the purchase and funding by Unipac of volume field emission displays production equipment. The bank guaranty that we provided to Unipac is expected to decrease to match the net amount of equipment leased by Unipac to us. The decrease of this bank guaranty in the six-month period ended June 30, 1999 corresponded to a simultaneous decrease of the same amount of the security interest to the banks, thus resulting in an $1.3 million increase of the cash available to fund the Company's activities. Both the amount of this bank guaranty and the corresponding security interest to the banks are expected to continue decreasing in the future.

     We have existing contracts with French authorities providing for the payment of grants totaling approximately $4.0 million, which were fully paid to us as of December 31, 1998. In 1997 and January 1999, we entered into two R&D agreements with French authorities. Under these agreements, we expect to benefit from zero-interest loans totaling approximately $3.0 million, of which we received $2.0 million during the three-month period ended June 30, 1999, and of which we expect to receive $800,000 in the second half of 1999.

     In February 1997, we entered into an R&D agreement with the European Union and other European industrial companies. The contribution of the European Union to our costs under this agreement amounted to $941,000 over the period. We received $423,000 in 1997 and $293,000 in 1998 from this contribution, which we recognized as income in the three-month period ended June 30, 1999, as all conditions stipulated in the agreement were met. During the three month period ended June 30, 1999, we recognized as income an amount of $225,000 representing the remaining revenue from this contract, of which $140,000 was collected and $85,000 is expected through the end of 1999.

     In November 1998, we entered into an R&D agreement with French authorities. Under this agreement, we expect to benefit from a grant totaling approximately $880,000, of which we expect to collect $230,000 in the second half of 1999.

     In 1998, we received $96,000 in relation to another R&D agreement entered into in 1993 with the European Union and other European industrial companies. The total contribution of the European Union amounted to $546,000. We received $330,000 in 1994, $120,000 in 1995 and $96,000 in 1998 from this contribution.
We do not expect to derive any additional revenue from this contract.

     Since inception, we recognized French income tax benefits of $7.9 million. These income tax benefits represent tax credits for research and development activities conducted in France, which are paid in cash if we are not able to credit them against future income tax liabilities within three fiscal years. In 1998, we collected $2.8 million, representing research and development tax credits recorded in 1993 and 1994. In April 1999, we collected $3.0 million from research and development tax credits recorded in 1995.

     We generated $9.5 million in cash flows from financing activities in 1998, as compared to $30.3 million in 1997. These financings consisted primarily of sales of shares of Common Stock and of Convertible Preferred Stock in private placements, resulting in net proceeds us of $4.5 million (net of issuance costs) and $7.5 million, respectively. Cash flow generated from financing activities exclude non-cash transactions related respectively to (i) the issuance of 14,000 shares of the Company's Common Stock to Coloray Display Corporation with a value of $50,000 (See "Notes to Consolidated Financial Statements - Note 11 -- Stockholders' Equity") and (ii) the dividends attached to the shares of Convertible Preferred Stock in the amount of $12,000 (See "Notes to Consolidated Financial Statements - Note 11 -- Stockholders' Equity").

     Cash flows generated from financing activities were $3.8 million in the six-month period ended June 30, 1999, as compared to $1.4 million in the six-month period ended June 30, 1998. This net cash flow consisted of sales of shares of Common Stock, resulting in net proceeds to the Company of $4.2 million, while long term liabilities decreased by $360,000. In consideration of the 7,133,562 shares of Common Stock and 310,000 warrants issued pursuant to the Micron Transaction, we received certain assets, assumed certain liabilities, and collected $4.3 million in cash. Cash flows generated from financing activities in the six-month period ended June 30, 1999 excluded non-cash transactions related to the acquisition of these assets and the assumption of these liabilities, and resulted in net proceeds to the Company of $3.8 million (net of issuance costs). In addition, cash flows generated from financing activities included the sales of shares of Common Stock in a private placement in January 1999, resulting in net proceeds of $352,000.

     Long term liabilities increased by $2.0 million in the six-month period ended June 30, 1999, representing two zero-interest loans granted to the Company by French local authorities, while the repayments amounted to $2.4 million, resulting in a net decrease of $360,000. Of the repayments occurring in the six-month period ended June 30, 1999, $1.3 million was related to the first repayment of the $5.0 million note granted to the Company in 1997 by Sumitomo Corporation.

     On August 9, 1999, we entered into a private equity line agreement with Kingsbridge. Under the terms of the equity line agreement, we have the irrevocable right, subject to certain conditions, to draw up to $15 million cash in exchange for our common stock, in increments over a two-year period. Such conditions include limitations depending on the volume and the market price of our common stock. We may begin to make draws under the facility upon registration of the shares for resale with the Securities and Exchange Commission. Shares will be issued at a 10% discount to the market price at the time of any draw, if the market is at or above $3.00, or at a 12% discount if the stock price is below $3.00.

     On August 5, 1999, DARPA (Defense Advanced Research Projects Agency) awarded a development contract to us. Under the terms of the contract, we may receive approximately $4.7 million to develop a color field emission display.

     We believe that cash available at June 30, 1999, which amounted to $7.0 million, together with the anticipated proceeds during 1999 from R&D tax credits and from the various grants and loans described above will be sufficient to meet our cash requirements until at least September 30, 1999. We intend to improve our liquidity and financial position through capital increases expected to take place in 1999.

     We will require substantial funds to conduct research, development and testing, to develop and expand commercial-scale manufacturing systems and to market any resulting products. Changes in technology or a growth of sales beyond levels we currently anticipate will also require further investment. Our capital requirements will depend on many factors, including the rate at which we can develop our products, the market acceptance of our products, the levels of promotion and advertising required to launch our products and attain a competitive position in the marketplace and the response of competitors to our products. Funds for these purposes, whether from equity or debt financing, or other sources, may not be available when needed or on terms acceptable to us.

Year 2000 Disclosure

     There is a significant uncertainty regarding the effect of the Year 2000 issue because computer systems that do not properly recognize date sensitive information when the year changes to 2000 could generate erroneous data or altogether fail. The Company has conducted a comprehensive review of its computer systems and manufacturing equipment to identify applications that could be affected by the inability of certain computer systems to format and manipulate data containing dates including the year 2000 and subsequent years. Based upon that review, we expect to have our systems Year 2000 compliant in November, 1999. Although management does not expect that costs associated with modifying existing computer systems and manufacturing equipment will have a significant impact on its financial position or result of operations, there can be no assurance that such modifications will be successfully implemented or that these costs will not be significant. To date, we estimate that we have expended $60,000 on our Year 2000 program and anticipated expending an additional $40,000 during the remainder of 1999. In addition, the Company depends on a limited group of suppliers. There can be no assurance that those suppliers will not be significantly impacted by the "Year 2000" issue. If those suppliers are significantly impacted by the "Year 2000" issue, such suppliers may not be able to continue their supply of parts to the Company without interruption. The Company is in the process of identifying third party vendors that are non-Year 2000 compliant and of assessing the following consequences. In particular, the Company requested Unipac, its Taiwanese manufacturing partner, to assess whether its computer systems and manufacturing equipment could be affected by the "Year 2000" issue and, if so, to present a contingency plan. To implement its large volume manufacturing strategy, the Company is dependent on Unipac's ability to be successful in addressing the "Year 2000" issue. The Company's continued use of a vendor which is not Year 2000 compliant or the failure of the Company's own computer systems or manufacturing equipment to be fully Year 2000 compliant could materially adversely affect the Company's business, financial position and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The market risk exposure inherent to our international operations creates potential for losses arising from adverse changes in foreign currency exchange rates. We are exposed to such foreign currency exchange rate risk in two main areas: (i) a substantial portion of our operating expenses are and are expected to be denominated in Euros, (ii) most of our capital lease obligation is expressed in Taiwanese dollars. Fluctuations of the parity of the Taiwanese dollar versus the Euro or the US dollar may cause significant foreign exchange gains or losses. In addition, gains and losses arising from the conversion to U.S. dollars of assets and liabilities denominated in Euros or in Taiwanese dollars may contribute to fluctuations in our results of operations, which are reported in U.S. dollars. To date, we have not undertaken hedging transactions to cover its currency exposure. We are also exposed to interest rate risks in connection with certain long term debt. We do not, however, enter into market sensitive instruments for trading purposes. As of June 30, 1999, we had a $8.75 million loan payable, bearing interest at the prime rate plus 0.75%, of which $3.75 million is payable in three equal installments every six months, the next payment being due November 7, 1999. The remaining $5 million is due November 2000 and is convertible, partially or wholly, at the holder's option, into shares of our common stock at a conversion price equal to 80% of the market price on the date of conversion, the market price being determined as the average closing market price over the twenty consecutive trading days immediately prior to the notice of conversion. The loan became convertible in April 1999.

                             BUSINESS OF THE COMPANY

     PixTech, Inc. was incorporated in Delaware in November 1993 as the parent company of PixTech S.A., a French corporation formed in June 1992. Our principal executive offices are located at Avenue Olivier Perroy, 13790, Rousset, France. Our main telephone numbers are 011-33-(0)442-29-10-00 and (408) 986-8868.

     We are dedicated to commercializing our field emission displays. We expect that field emission displays will provide higher viewing quality, lower manufacturing costs and more efficient power consumption than current flat panel display technologies.

     Since we were established, we have attempted to contain costs by collaborating with other parties to make use of their expertise and resources. Initially, we applied this strategy to the area of fundamental research, manufacturing process and product development. We licensed our technology to display manufacturers, including Motorola and Futaba. With the market introduction of our first commercial displays, we now employ the same strategy for manufacturing and distributing our products through an agreement with our Taiwanese manufacturing partner, Unipac.

     During 1998, we supplied more than 1,000 field emission displays to our main customer, Zoll Medical Inc., a manufacturer of portable medical equipment. To date, we are not aware of any other field emission display manufactured by a competitor that has been incorporated into an end-user product. In addition, we successfully demonstrated the world's first 15-inch color field emission display prototype, thus keeping a leadership position in field emission display technology development.

     We are currently focused on:

     o    increasing production yields and capacities with Unipac;

     o    expanding our customer base and product offering; and

     o further developing large-size displays based on field emission display technology.

     In May, 1999, we acquired substantially all the assets of Micron's field emission display division located in Boise, Idaho. As a result of this transaction, Micron has become the largest owner of our shares of common stock. As part of the acquisition, we hired 44 Micron employees who have continued to work in the Boise facility. Micron also granted us a ten-year, worldwide, royalty-free license to its patents and patent applications related to field emission display technology.

The Flat Panel Display Market

     According to Stanford Resources, Inc., a market research organization, the market for flat panel displays is expanding rapidly and is projected to grow from $13.8 billion in 1998 to $20.6 billion in 2002. We expect field emission displays to penetrate the existing flat panel display market by offering better viewing quality than existing technologies, such as active matrix liquid crystal displays, at similar manufacturing costs.

     We expect the continued proliferation of products requiring flat panel displays, including desktop computers, car navigation systems, hand-held computers, and instrumentation, to drive the strong growth of the flat panel display market. We expect advanced display applications requiring full color and video to become more prevalent over the next few years. Field emission displays may also offer an alternative technology in markets which are currently only served by cathode ray tubes due to performance requirements such as brightness or range of operating temperature. Because field emission displays may be able to meet these performance requirements, we also consider the cathode ray tube replacement market as an opportunity for our field emission displays.

     Laptop computers constitute the largest single market for flat panel displays. However, desktop and handheld computers will drive much of the growth in the computer flat panel display market.

     We believe that emerging field emission display technology has the potential to address many of the shortcomings of active matrix liquid crystal displays. The following table summarizes some of the differentiating characteristics of cathode ray tube, active matrix liquid crystal display and field emission display technologies(1):


                                                               ACTIVE MATRIX LIQUID
   CHARACTERISTICS                 CATHODE RAY TUBE              CRYSTAL DISPLAY           FIELD EMISSION DISPLAY
   ---------------                 ----------------              ---------------           ----------------------

Viewing angle                   Very wide horizontal and     Wide horizontal, limited     Very wide horizontal and
                                vertical                     vertical                     vertical

Video speed                     High speed over full         Adequate speed over          High speed over full
                                temperature range            limited temperature range    temperature range

Brightness range                From low to very high,       From low to medium,          From low to very high,
                                easy to dim                  limited dimming              easy to dim
                                  capabilities

Dynamic range *                 High                         Limited                      High

Operating temperature           Wide range                   Limited range due to         Wide range and instant-on
                                                             liquid crystal behavior      at low temperature

Power consumption               High                         Current industry standard    Comparable to current
                                                                                          industry standard

Manufacturability               Mature process offering      Complex process              Early stage of
                                lowest cost                                               manufacturing development
                                                                                          Fewer process steps than
                                                                                          active matrix liquid
                                                                                          crystal display

* Dynamic range results from a combination of contrast and peak brightness.

(1) The information set forth in this table is based upon our assessment of existing cathode ray tube and active matrix liquid crystal display products when compared to field emission display products and prototypes manufactured at our pilot plant. We cannot assure you that field emission displays, if manufactured in commercial quantities, will achieve such performance characteristics on a cost-effective basis.

Strategy

     Our strategy is to develop sales based on the key differentiating factors of our displays relative to other display technology. These factors include better viewing quality, greater brightness and lower power consumption. Key elements of this strategy include:

     Exploit niche market opportunities in the industrial market

     Our strategy is to initially focus on niche applications where the specific performance of our field emission displays, such as wide viewing angles, high contrast and low power usage are highly valued by the customer and have yet to be equaled by other display technologies. These applications, where the cost of the display is a small percentage of the total equipment cost, are primarily in the portable medical area, but can also spread over a wide range of industrial equipment where, so far, mainly cathode ray tubes have been used. We will thereby avoid competing directly with existing major flat panel display manufacturers during the initial commercialization period and subsequent ramping up of production. We expect that 4-to-8 inch diagonal, monochrome field emission displays for industrial usage will provide the majority of our revenues in the next two to three years.

     Increase market penetration, mainly by entering the transportation market

     In order to significantly increase our market penetration, we intend to launch further products directed towards large volume, high growth market segments, such as dashboard, mapping and entertainment displays for the transportation market. Currently, various display technologies are being used, ranging from very cost competitive vacuum fluorescent displays over reflective liquid crystal displays to expensive active matrix color liquid crystal displays. However, we expect this market to grow significantly and major car manufacturers to adopt a very aggressive strategy to incorporate more displays into cars during the next five to ten years. We believe our field emission display technology will offer significant advantages in most display applications needed for cars. We currently have an active program to develop color field emission displays in the size of 4-to-8 inches to participate in those future opportunities.

     Ramp to Volume Manufacturing

     We entered into a contract-manufacturing agreement with Unipac, an active matrix liquid crystal display manufacturer based in Taiwan in 1997. Beginning in 1998, we installed field emission display specific equipment required to complement Unipac's active matrix liquid crystal display manufacturing plant and transferred and started adjustment of all of our proprietary field emission display manufacturing processes, leading, in October 1998, to the successful delivery to PixTech's customers of the first field emission displays manufactured in Taiwan. Since then, we have focused on solving a number of manufacturing issues which have prevented us, so far, from shipping any meaningful quantity of displays from Unipac. The volume production of displays will be initially carried out at Unipac, which we expect to provide a flexible and cost effective way to produce displays in large volumes, while keeping our capital commitment to a minimum level. While current shipments by Unipac of field emission displays are still minimal, we expect that Unipac will be successful in increasing manufacturing yields in the second half of 1999 and that therefore display shipments from Unipac will exceed several thousand units per month before mid 2000.

     Develop large display capability

     Whereas the laptop computer display market is strongly covered by today's active matrix liquid crystal display technology, we believe that the market for flat panel displays for desktop applications and wall televisions are still under development. We also believe that the tremendous advantages of flat screens for desktop computing will fuel a very rapid transition from cathode ray tubes to flat panel displays for desktop computer applications. We believe that the requirements for certain desktop monitor applications, such as video motion, or multi viewer usage, will facilitate field emission display penetration in that segment.

     In 1998, we demonstrated the world's first 15-inch color field emission display prototype, which we developed together with a major cathode ray tube manufacturer. Since then, we have started an ambitious program with that partner to be able to address the 17-inch diagonal desktop monitor market by 2002. If the cost goals of this program are met, economically viable "wall TVs" using field emission displays in the 15 to 30-inch diagonal range may then become a reality.

     Maintain significant research and development effort

     The development of field emission displays manufacturing processes and products require a significant ongoing effort. Since inception, we have leveraged the development activities of Laboratoire d'Electronique, de Technologie et d'Instrumentation, an electronics research institute from which we have exclusively licensed many of our key patents. We anticipate that Laboratoire d'Electronique, de Technologie et d'Instrumentation and our pilot plant in Montpellier will be specialized to cathode development in the next 12 to 18 months, with a focus on new product development, new process architecture for cost reduction and enhanced performance. Our plant in Boise, with its strengths in anode, sealing and spacer technology, will concentrate on the back end part of the process development, for color and large displays.

     Assessing the challenge to successfully penetrate the markets described above, we are very open-minded to team up with display specialists which can add value to the development process.

     Build Intellectual property base

     Shortly after we were founded, we spearheaded the creation of a cooperative program among ourselves, Motorola, Raytheon, Texas Instruments and Futaba to advance field emission display technology. Due to this program, as of August, 1999, we held or had a license to approximately 1,445 patents and pending applications, of which approximately 709 patents are counterparts in various jurisdictions of originally filed patents.

Products

     Our current product is a 5.2-inch monochrome display. This display has 320 lines and 240 columns (1/4 Video Graphic Adapter (VGA) format), a pixel pitch of
0.33 millimeters, and a viewing angle or more than 160 degrees both horizontally and vertically. Its brightness varies over a range from 120 to 240 candellas per square meter. Its power consumption is approximately 2.4 watts, depending on the content of the image, and its weight is less 200 grams.

     We expect to sell the first samples of our full color 5.6-inch display during the first half of 2000 to customers in the automotive industry. In addition, we intend to expand our product range within the 4 to 8 inch display market segment.

Marketing and Sales

     Target segments:

     We are currently marketing our displays directly to original equipment manufacturers and system integrators in the instrumentation, medical, and transportation market segments where the benefits of our products are highly valued. We have not targeted certain segments of the market, such as the computer laptop display market and other consumer markets, which are large but extremely price competitive. We believe that as we are still early in the field emission display manufacturing learning curve, we would not be able to compete effectively on price with well established liquid crystal display manufacturers.

     Pricing:

     We believe that field emission display screens will provide significant quality and operational advantages compared with competing flat panel displays. To allow fast market penetration, our current pricing strategy is, however, to offer our displays with better viewing quality at similar prices to competing products in the markets that we are targeting.

     Distribution and Sales:

     We intend to achieve sales coverage through a combination of the following:

     o our own sales and marketing force which will address major original equipment manufacturer customers in the US and in Europe;

     o a network of sales representatives to expand coverage mainly in the US; and

     o a network of distributors to address specific areas of the worldwide market and to offer technical and commercial customer support.

     We have granted exclusive distribution rights to Sumitomo Corporation in Japan. In 1999, we intend to progress on our efforts to conclude non exclusive distribution agreements for both the United States and Europe, in order to expand market reach in a cost effective manner.

     Customers:

     To date, we have sold samples of our displays to more than one hundred customers, mostly based in the United States and in Europe. Since early 1998, we shipped a large proportion of our products to Zoll Medical Corporation, a US medical equipment manufacturer which markets a portable defibrillator incorporating our field emission displays. We received a purchase order to deliver 50,000 displays to Zoll Medical over 5 years. Zoll Medical uses the screens as a key differentiator against competing products using liquid crystal display screens, emphasizing some of the key characteristics of field emission displays, including brightness and viewing angle. We are negotiating with potentially new customers, and we believe that we can book new orders when units shipments from Unipac exceed deliveries to Zoll Medical.

Manufacturing

     Outsourcing high-volume manufacturing.

     In 1997, we chose to partner with Unipac, a liquid crystal display manufacturer and an affiliate of UMC, Taiwan's second largest Semiconductor manufacturer, because much of the equipment used for field emission display manufacturing is common to the active matrix liquid crystal display manufacturing process. In doing so, we are able to make use of Unipac's installed base of equipment and extensive expertise in the production of displays.

     In 1998, we installed all of the field emission display-specific equipment needed to complement Unipac's active matrix liquid crystal display manufacturing plant. We are currently transferring our field emission display manufacturing processes, and have started qualification of the first displays manufactured in Taiwan. While current shipments by Unipac of field emission displays are still minimal, we expect that Unipac will be successful in increasing manufacturing yields in the second half of 1999 and therefore that display shipments from Unipac will exceed several thousand units per month by mid 2000. However, we do not expect to generate positive gross margins on the sale of our displays until we can significantly improve our manufacturing yields over the levels we experienced in our pilot plant.

     Under the agreement with Unipac, we will purchase displays from Unipac on a cost plus basis during the initial production period. After the startup phase of manufacturing, we and Unipac will determine a unit price per display on a quarterly basis, which is expected to decrease over time to take into account yield and process improvements. We intend to implement profit-sharing mechanisms with Unipac, so that Unipac will be motivated to seek continuous manufacturing improvements to reduce cost.

     Manufacturing Engineering.

     Our pilot production line in Montpellier currently supports early deliveries to customers ahead of volume production requirements. It is also being used to streamline manufacturing processes, develop new products and refine field emission display technology. After start-up of volume production at Unipac, the pilot production line will be used to support market introduction of color displays and development of large displays using high voltage technology.

     Our pilot facility has approximately 31,100 square feet of space and contains approximately 10,900 square feet of clean room ranging from class 10 to class 1000. As of December 31, 1998, we had 136 employees engaged in process development and pilot production at this facility.

Technology

     The basic principle used in field emission displays is the same as in conventional cathode ray tubes. In both technologies, electrons are extracted from a source, called the cathode, and collected by a phosphor-coated screen, called the anode, held at positive voltage to accelerate electrons. The electrons travel in a vacuum between the cathode and the anode. The phosphor coating is a cathodoluminescent material, meaning that it emits light when hit by electrons.

Color is created by using different colored phosphors and by directing the electrons so that they address each different color phosphor separately.

     In a field emission display, each picture element, called a pixel, on the screen has multiple electron sources from an array of electron-emitting microtips. The emitting cathode surface, organized into a matrix of rows and columns, is held closely to the receiving anode. Selection of cathode row and column voltages determines which pixel will be illuminated.

     A field emission display color display can be designed using either a low voltage or high voltage structure between anode and cathode. The advantages of a high voltage anode structure are that well characterized cathode ray tube phosphors can be used, with high luminous efficiency. The potential drawbacks are that the use of high voltage--at least 5,000 volts--between cathode and anode may lead to the occurrence of uncontrolled flash-over, limiting the useful life of such high voltage devices. Furthermore, spacer materials, glass sealing manufacturing steps and driving electronics may be more costly for high-voltage field emission displays.

     Our cathode technology can be incorporated with equal performance and cost effectiveness in the design of high voltage field emission displays for large screen applications or low voltage field emission displays for smaller screen applications. We believe that the low voltage switched-anode technology is the most cost effective solution for displays of 12 inches or less, and that high voltage field emission display technology, with further development, could address larger performance requirements.

Research and Development

     We are focusing our research and development programs in three areas:

     o    display performance enhancement;

     o    manufacturing efficiency; and

     o    scaling-up of the technology to 15-inch and larger displays.

     Display Performance Enhancement.

     The key elements of display performance are brightness, lifetime, and power efficiency. We are seeking to balance luminous efficiency with power efficiency to produce bright, low-power-consumption displays. Display reliability depends heavily upon the manufacturing process used in assembling the displays as well as upon the characteristics of the phosphors used on the anode. We are working to make further advances in phosphors and related manufacturing technologies.

     Manufacturing efficiency and costs.

     We believe that we can obtain improved manufacturing efficiency by simplifying manufacturing processes and reducing specific equipment costs. We have recently focused on simplifying the assembly process to achieve equipment and material cost reduction associated with these steps.

     Large Display Development.

     We conduct a development program to demonstrate the large display (15-inch and larger) capability of field emission display technology with the goal of addressing the desktop monitor replacement market. We have strengthened this program through collaboration with a major Japanese cathode ray tube manufacturer.

     A portion of our research and development activities is carried out at Laboratoire d'Electronique, de Technologie et d'Instrumentation, a laboratory under the French Atomic Energy Commission. The research and development Agreement between French Atomic Energy Commission and us provides for us and the French Atomic Energy Commission to contribute equally to the funding of field emission display-related research and development activities at Laboratoire d'Electronique, de Technologie et d'Instrumentation. The Laboratoire d'Electronique, de Technologie et d'Instrumentation research agreement provides for the French Atomic Energy Commission to perform this research and development work exclusively for us.

     Our research and development expenses in the fiscal year ended December 31, 1998 were $19.4 million, as compared to $15.5 million in 1997.

Our licensing program

     Between 1993 and 1995, we entered into bilateral cooperation and license agreements with Motorola, Futaba, Raytheon and Texas Instruments to advance field emission display technology. These agreements provided each of these companies with a license, subject to certain limitations, to all field emission display technology owned by us, Laboratoire d'Electronique, de Technologie et d'Instrumentation and the other parties. These agreements gave us a royalty-free license to any field emission display technology held within the group at the term of the agreements, with certain rights to sublicense. In addition, we received milestone revenues under these agreements during the cooperation phase. The agreement with Texas Instruments was terminated in March 1996, but we maintain our license to Texas Instruments' field emission display technology. We believe that one of our existing licensees, Raytheon Company, may have suspended its internal program to develop field emission displays.

     Although the cooperation phases of these agreements have all ended, we are granted royalty-free licenses to all field emission display technology held by each other party at the end of each respective cooperation period, with certain rights to sublicense. We are also entitled to royalties on future sales by any of these licensees of any field emission display products which are based on our technology.

Micron

     In May, 1999, we purchased certain assets and liabilities of Micron's field emission display division in Boise, Idaho. At the same time, we hired 44 Micron employees who will continue to work in the Boise facility. Since that time we have moved development personnel from Santa Clara to Boise, and the integrated team will continue to focus on color products and large displays.

     In connection with our acquisition, we were granted a ten-year, worldwide royalty-free license to Micron's field emission display-related patents and patent applications.

Competition

     The market for flat panel display products is intensely competitive. It is currently dominated by liquid crystal display technology. Liquid crystal display manufacturers, such as Sharp, NEC and Hitachi, have substantially greater name recognition and financial, technological, marketing and other resources than we have, and continue to make substantial investments in improving liquid crystal display technology, manufacturing processes and in manufacturing facilities. The recent increase in world-wide manufacturing capacity of flat panel displays and the entrance of new competitors in the flat panel display market have caused over-supply conditions leading to dramatic reductions in the price of flat panel displays over the last few years. In order to effectively compete, we could be required to continuously increase the performance of our products and to reduce prices. In the event of price reductions, our ability to maintain gross margins would depend on our ability to reduce our cost of sales.

     There are a number of domestic and international companies developing and marketing display devices using alternative technologies, such as:

     o    passive matrix liquid crystal displays;

     o    active matrix liquid crystal displays;

     o    vacuum fluorescent displays;

     o    electroluminescent panels; and

     o    plasma panels.

     We ended our cooperation phase with Futaba in January 1997 and with Motorola in June 1998, and are aware of significant continued investments in field emission display technology development by both of them. In the future, we expect to face competition from both of them. In addition, some of the basic field emission display technology is in the public domain and, as a result, we have a number of potential direct competitors developing field emission displays.

     We are aware of several other companies which are developing field emission display technologies similar to ours, including but not limited to:

     o    Sony;

     o    Fujitsu;

     o    Samsung;

     o    Candescent;

     o    FED Corporation; and

     o    SI Diamond Technology Incorporated.

     Many of these companies have made, and may continue to make, significant advancements to their field emission display technology.

     Although we have proprietary rights to significant technological advances in field emission display technology, our technology and products are still in development stage. We cannot assure you that such potential competitors have not developed or will not develop comparable or superior field emission display technology. Many of these developers of alternative flat panel display and competing field emission display technologies have substantially greater name recognition and financial, research and development, manufacturing and marketing resources than we have, and have made and continue to make substantial investments in improving their technologies and manufacturing processes. In the event efforts by our competitors result in the development of products that offer significant advantages over our products, and we are unable to improve our technology or develop or acquire alternative technology that is more competitive, we would be adversely affected.

Patents and Trade Secrets

     As of August 31, 1999, we held or had license to 370 U.S. patents and 270 pending U.S. patent applications. We also actively pursue foreign patent protection in countries of interest to us. As of August 31, 1999, we had filed, or were licensed under, 794 patent and patent applications in foreign countries.

     Our fundamental technology was developed by Laboratoire d'Electronique, de Technologie et d'Instrumentation and licensed to us in 1992. Under the Laboratoire d'Electronique, de Technologie et d'Instrumentation License Agreement, which has a term of twenty years, the French Atomic Energy Commission granted us an exclusive, worldwide, royalty-bearing license, with right to sub-license, of all field emission display technology developed by the French Atomic Energy Commission (including Laboratoire d'Electronique, de Technologie et d'Instrumentation).

     In addition to the payment of royalties on sales of products incorporating the licensed technology, we must pass through to the French Atomic Energy Commission a percentage of any royalties on licensed product sales by our sub-licensees.

Employees

     The following table represents the number of employees working with us over the past three years.

                   Year                       Number of Employees
                   ----                       -------------------
              1996 (average)              143
              1997 (average)              144
              1998 (average)              164
              1999 (at 8/31)              194 (177 full-time, 17 part-time)

     On August 31, 1999:

     o    64 employees were engaged in research and development;

     o 101 employees were engaged in process development, pilot production and support of the transfer and adjustment of our manufacturing processes to Unipac;

     o    6 employees were engaged in marketing and sales;

     o    23 employees were engaged in general and administrative functions.

     Our success will depend in large part on our ability to attract and retain skilled and experienced employees. We consider our relations with our employees to be good.

     In addition, as of August 31, 1999,

     o Laboratoire d'Electronique, de Technologie et d'Instrumentation had 10 full-time employees working exclusively for our R&D program; and

     o Unipac had 59 full-time employees working exclusively on the start-up of the field emission display manufacturing and relies on other manufacturing employees to perform a significant portion of the manufacture of field emission displays

     The number of the employees working on the field emission display manufacturing is expected to increase significantly in the next 12 months.

Facilities

     Montpellier, France

     We rent a facility in including a clean room, office area, and engineering laboratories in Montpellier, France, having 31,100 square feet of space. The Montpellier lease terminates in 2003, with an option to renew.

     Boise, Idaho

     We lease a total of approximately 73,000 square feet of space in Boise, Idaho, including a clean room, devoted to our research and development activities, under a three-year lease from Micron expiring in May, 2002. The lease is renewable for an additional three-year term.

     Santa Clara, California

     We lease a total of approximately 2,570 square feet of space in Santa Clara, California, for our sales offices, under a lease which terminates in 2001. The lease is renewable for an additional term of three years.

     Rousset, France

     Our corporate offices are located in an approximately 11,000 square foot facility located in Rousset, France. We own the facility and occupy approximately 5,500 square feet of floor space. A third party rents the rest of the area under a lease which terminates in June 2002.

Legal Proceedings

     We have received correspondence from Futaba Corporation and its legal counsel beginning in February 1998 alleging the following:

     o we are infringing one or more patents owned by Futaba relating to the construction and manufacture of our displays that are not expressly included under the license agreement between us and Futaba;

     o our use of terms such as "alliance" and "partners" in describing the nature of our contractual relationships with Motorola, Raytheon and Futaba in reports filed with the SEC is misleading; and

     o certain provisions in our agreement with Unipac constitute an impermissible sublicense of Futaba technology.

     We do not believe such claims have any merit and have denied each of the allegations in correspondences with Futaba and our counsel. Futaba has also claimed that we improperly supplied certain Futaba proprietary information to Unipac, and that Unipac has, in turn, disclosed such information to a third party vendor. If Futaba prevails on any of these claims, we may be required to modify the construction and manufacture of our displays and may, as a result, be materially adversely affected.

                                   MANAGEMENT

     Directors and Executive Officers

     As of August 31, 1999, our executive officers were as follows:


            Name          Age             Position held with us
            ----          ---             ---------------------
Jean-Luc Grand-Clement    60     Chairman of the Board of Directors
Dieter Mezger             56     President, Chief Executive Officer and Director
James J. Cathey           35     Vice President, Marketing and Sales
Francis G. Courreges      46     Executive Vice President, Development
                                 Chief Technology Officer
Donald E. Crim            57     Vice President, Manufacturing, Taiwan
Michel Garcia             52     Vice President, Industrial Partners
Jean-Jacques Louart       50     Vice President, Operations
Yves Morel                33     Vice President, Chief Financial Officer
John A. Hawkins           38     Director
Will C. Schmidt           43     Director

     Each officer's term of office extends until the first meeting of the Board of Directors following the next annual meeting of stockholders and until a successor is elected and qualified.

     Jean-Luc Grand-Clement, a founder of PixTech, has been our Chairman of the Board of Directors since our inception in 1992. Mr. Grand-Clement has been our President through March 1998 and our Chief Executive Officer thorough January 1999. Prior to founding PixTech, Mr. Grand-Clement co-founded European Silicon Structures, a European applications specific integrated circuit supplier for cell based and full custom semiconductor products, and served as Chief Executive Officer and then as Chairman of the Board of Directors of European Silicon Structures from its founding in 1985 until 1991. From 1967 to 1978 and from 1982 to 1985, Mr. Grand-Clement held various positions with Motorola, Inc., most recently as Vice-President and Assistant General Manager of the Motorola European Semiconductor Group from 1983 to 1985. From 1978 to 1982, Mr. Grand-Clement was the Managing Director of Eurotechnique, a metal-oxide semiconductor design and fabrication joint venture between National Semiconductor and Saint-Gobain. Mr. Grand-Clement graduated from Ecole Nationale Superieure des Telecommunications in Paris.

     Dieter Mezger joined PixTech in March 1998 as President and was elected Chief Executive Officer in January 1999. Between 1996 and 1998, Mr. Mezger worked as a marketing consultant in California. Between 1990 and 1996, Mr. Mezger was President of Compass Design Automation, a wholly-owned subsidiary of VLSI Technology, Inc. which develops and markets computer assisted design software tools for IC designs. From 1984 to 1990, Mr. Mezger established VLSI's European presence in Munich, building the European marketing and sales organizations, design centers, research and development operations, as well as its finance and human resources departments. Mr. Mezger simultaneously built VLSI's wireless and GSM (Global System for Mobile Communications) businesses. Prior to joining VLSI, Mr. Mezger career included fifteen years with Texas Instruments, where he rose to the position of Manager, Sales and Marketing, Europe. He holds a BS in engineering from the University of Stuttgart.

     James J. Cathey has been our Vice President, Marketing and Sales since May 1999. Mr. Cathey served as Vice President Sales and Marketing for the display division of Micron Technology from 1994 to 1999. From 1991 to 1994 Mr. Cathey was Vice President Sales and Marketing for G2, a software development company. From 1989 to 1991 he was key accounts manager for Micron Technology's Memory applications group. Mr. Cathey holds a BA in Marketing from Boise State University.

     Francis G. Courreges has served as our Executive Vice-President, Development since July 1995. He was promoted to Chief Technology Officer in May 1999. From July 1993 to July 1995, he was our Vice-President of Marketing and Development. Prior to joining PixTech, Mr. Courreges was a co-founder of European Silicon Structures, and served as Manager of direct write technology for metal-oxide semiconductors and gate array products from 1985 to 1991 and Vice-President of Marketing from 1991 to 1992. Prior to joining European Silicon Structures, Mr. Courreges was product engineering manager at Sierra Semiconductor from 1984 to 1985. He held various process and product engineering positions at Electronic Arrays from 1977 to 1979, at National Semiconductor, from 1979 to 1980 and at Eurotechnique, from 1980 to 1984. Mr. Courreges graduated from Ecole Nationale Superieure des Arts et Metiers and holds M.S. and Ph.D. degrees in Materials Science from Stanford University.

     Donald E. Crim has been our Vice President, Manufacturing, Taiwan since April 1999. From June 1988 to December 1995, Mr. Crim was senior vice president Wafer Fabrication and Technology at Silicon Systems, Inc. Over that period, he grew the manufacturing activities to support sales growth from $100 million to $400 million. His responsibilities included overseeing all semiconductor wafer manufacturing, technology development and wafer foundry services. Additional responsibilities included establishing outside foundry suppliers in Taiwan, Japan, Korea, Singapore and USA. Since June 1998 and in 1996, Mr. Crim was a consultant for several companies. His customers included IBM, Dallas Semiconductor, Tower Semiconductor and others.

     Michel Garcia, a founder of PixTech, has served as our Vice President, Industrial Partners since August 1995. From inception to August 1995, he had served as Vice-President of Equipment Engineering. In 1986, Mr. Garcia founded Microsolve, a semiconductor processing equipment company, which he managed for five years. From 1981 to 1985, he served as operations manager at Eurotechnique; from 1979 to 1981, he served as fab process manager at Eurotechnique; and from 1977 to 1979 he served as a process engineer at Motorola. In 1970, Mr. Garcia graduated from Ecole Nationale Superieure d'Electronique et de Radioelectricite de Grenoble, and he received a degree of Doctor of Microelectronics from Grenoble University.

     Jean-Jacques Louart joined PixTech in May 1997 as Vice-President of Operations. Mr. Louart served as Quality Director of LX Management, a consultant agency, from 1995 to 1997. From 1993 to 1995, he was president of SIP, an equipment engineering company. Prior to that, Mr. Louart spent 18 years with IBM, holding process and manufacturing management positions. Mr. Louart graduated from Ecole de l'Air and holds a management degree from CPA, Paris.

     Yves Morel joined PixTech in April 1994 as Director of Finance and Administration. He was promoted to Chief Financial Officer in March 1997 and to Vice President in March 1998. From 1993 to 1994, Mr. Morel was Finance Manager of International Software Enterprise, a hardware and software distribution group. From 1992 to 1993, Mr. Morel served as Controller at Genoyer S.A., a manufacturing and distribution company in the industrial valve and piping field. From 1989 to 1992, Mr. Morel was employed at Price Waterhouse. Mr. Morel graduated from the Ecole des Hautes Etudes Commerciales and he obtained a Diplome d'Etudes Superieures Comptables et Financieres.

     John A. Hawkins has been a director of PixTech since 1994. Since August 1995, Mr. Hawkins has been a co-founder and managing partner of Generation Partners, L.P., a private equity firm. From 1992 until August 1995, Mr. Hawkins was a general partner of various funds affiliated with Burr, Egan, Deleage & Co. Mr. Hawkins is a director of P-COM, Inc., Enso Audio Imaging Corporation, Dover Pacific computing, Inc., High End Systems, Inc. and Linguateq, Inc. Mr. Hawkins holds degrees from Harvard College and Harvard Business School.

     William C. Schmidt has been a director of PixTech since June 1992. Since 1988, Mr. Schmidt has been an investment partner at Advent International, an international venture capital company, where he also manages the activities of Advent International's corporate investment programs in Europe. From 1981 to 1987, Mr. Schmidt worked as a management consultant at Bain & Company in Europe and the United States. Mr. Schmidt holds degrees from Williams College and Harvard Business School.

Committees of the Board

     The audit committee, which consisted in 1998 of Mr. Schmidt and Mr. Jean-Pierre Noblanc and currently consists of Messrs. Schmidt and Hawkins, is responsible for providing the board of directors with an independent review of our financial health and our financial controls and reporting. The audit committee's primary functions are to recommend independent auditors to the board of directors, review the results of the annual audit and the auditors' reports, and ensure the adequacy of our financial controls and procedures. The audit committee met five times in 1998. The compensation committee, whose members in 1998 were Messrs. Schmidt, Hawkins, and Roger W. Johnson from September 22, 1998 to December 31, 1998, acts for the board of directors with respect to our compensation practices and implementation of those practices. The compensation committee sets and implements the compensation of our officers and administers the amended and restated 1993 stock option plan and the 1995 employee stock purchase plan. The compensation committee held two meetings in 1998. The entire board of directors functions as a nominating committee, considering nominations submitted by the Chairman of the Board. The board of directors held ten meetings during 1998, and each director attended at least 75% of all meetings of the Board and of all committees of the Board on which he served, except Mr. Roger W. Johnson who attended 25% of all meetings of the Board and of all committees of the Board on which he served. Mr. Roger W. Johnson served as one of our directors from September 22, 1998 to December 31, 1998.

                             EXECUTIVE COMPENSATION

Summary Compensation Table (1)

     The following table provides summary information on the cash compensation and certain other compensation paid, awarded, or accrued by us and our subsidiaries to or for the Chief Executive Officer of PixTech and each of our other five most highly compensated executive officers for 1998.

                                                                                               Long-Term
                                                                 Annual                       Compensation
                                                             Compensation (1)                    Awards
                                                      ---------------------------------      --------------
                                                                                               Securities
                                                                                               Underlying
Name and Principal Position                           Year      Salary($)     Other ($)        Options(#)
---------------------------                           ----      ---------     ---------        ----------

Jean-Luc Grand-Clement                                1998       $192,246          --                 --
    Former President, Former Chief Executive          1997        193,708          --            165,000
    Officer, and Chairman of the Board                1996        212,502          --             40,000 (2)

Dieter Mezger (3)                                     1998        156,000          --            300,000
    President and Chief Executive Officer             1997         10,500          --                 --

Francis G. Courreges                                  1998        149,201          --                 --
    Executive Vice President,                         1997        150,850          --             77,000
      Chief Technology Officer                        1996        172,053          --             20,000 (2)

Michel Garcia (6)                                     1998        101,728      53,808                 --
    Vice President,                                   1997        102,852          --             56,000
    Industrial Partners                               1996        107,045          --             15,000 (2)

Tom M. Holzel (5)                                     1998        122,500          --                 --
    Vice President,                                   1997        122,500          --             85,000
    Marketing & Sales                                 1996        122,500          --             10,000 (2)

Jean-Jacques Louart (4)                               1998        101,728          --                 --
    Vice President,                                   1997         64,349          --             68,000
    Operations                                                                     --

(1) All dollar amounts (except for amounts paid to Messrs. Mezger and Holzel) reflect the conversion of Euros to U.S. dollars at an average conversion rate for Euros to U.S. dollars of 0.7797 for 1996, 0.8893 for 1997 and 0.8992 in 1998.

(2) All of these options were unexercised and terminated as of February 21, 1997.

(3) Dieter Mezger joined PixTech in March 1998 and was elected President and Chief Executive Officer as of March 1998 and January 1999, respectively. Prior to that, Mr. Mezger was a consultant to us from November 1997 to March 1998, an activity for which he received $10,500 in 1997 and $21,000 in 1998.

(4) Jean-Jacques Louart joined PixTech in May 1997.

(5) Tom M. Holzel left PixTech in April 1999.

(6) Michel Garcia is an employee of PixTech S.A., a wholly owned subsidiary of PixTech. Other compensation received in 1998 included daily allowances for $29,450, rent for $22,120 and car payments of $2,238.

Stock Option Grants in Last Fiscal Year

     The following table provides information on stock options granted during 1998 to the executive officers named in the Summary Compensation Table.

                   Number of        % of Total
                   ---------        ----------                                       Potential Realized Value at
                   Securities        Options                                           Assumed Annual Rates of
                   ----------        -------                                         Stock Price Appreciation for
                   Underlying       Granted to                                           Option Term ($) (1)
                   ----------       ----------                                           -------------------
                     Options       Employees in    Exercise Price    Expiration
                     -------       ------------    --------------    ----------
     Name          Granted (#)         1998          ($/ share)         Date              5%              10%
     ----          -----------         ----          ----------         ----              --              ---

Dieter Mezger      300,000 (2)          67%            5.271         03/25/2008         994,471        2,520,185

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission of a value for the common stock equal to the market price of the common stock on the date of grant of the option. These amounts are not intended to forecast possible future appreciation, if any, in the price of the common stock.

(2) These options became or become exercisable as follows: 37,500 shares on March 25, 1998, 75,000 shares on July 23, 1998, 75,000 shares on January 05, 1999, 37,500 shares on March 25, 1999, 37,500 shares on March 25, 2000 and
37,500 shares on March 25, 2001.

Aggregated Option Exercises in Last Fiscal Year and Year-End Stock Option Values

     The following table sets forth certain information concerning the unexercised stock options as of December 31, 1998 held by the executive officers named in the Summary Compensation Table. No options were exercised during 1998 by any named executive officer.

                           Number of Securities Underlying Unexercised    Value of Unexercised In-The-Money Options
                                     Options at 12/31/98 (#)                         at 12/31/98 ($) (1)
                                     -----------------------                         -------------------
Name                      Exercisable            Unexercisable           Exercisable            Unexercisable
----                      -----------            -------------           -----------            -------------
Jean-Luc Grand-Clement    521,988                189,473                 941,890                88,137
Dieter Mezger             225,000                75,000                  --                     --
Francis Courreges         134,757                75,577                  227,953                22,484
Michel Garcia             117,772                49,333                  215,135                5,519
Tom Holzel                76,250                 8,750                   --                     --
Jean-Jacques Louart       --                     68,000                  --                     --

(1) Based on the difference between the respective option exercise price and the closing market price of the Common Stock on December 31, 1998, which was 2 3/8.

Executive Employment Agreements

     Each of Messrs. Grand-Clement, Courreges, Garcia and Louart have entered into employment agreements with us in substantially the same form as most of our other employees. The material terms of the employment agreements provide for employment by each individual for an indefinite period. Pursuant to the employment agreements, each individual agrees to non-competition and non-solicitation provisions which survive for a one-year period following termination of employment. The employment agreements also contain obligations of each employee concerning confidentiality and assignment of inventions and intellectual property to us. Mr. Cathey has entered into an employment agreement providing for employment for an indefinite period, non-competition and non-solicitation for one year following termination, and confidentiality provisions. Mr. Mezger is employed at will and has signed similar non-competition and non-solicitation provisions.

Compensation Committee Interlocks And Insider Participation

     During the fiscal year ended December 31, 1998, our compensation committee consisted of Messrs. Schmidt and Hawkins. None of the members of the compensation committee has been an officer or employee of ours.

     Mr. Noblanc, who was a member of our board of directors and its audit committee until March 1999, is an officer of CEA Industrie, S.A., which is controlled by the French Atomic Energy Commission. In September 1992, we licensed its fundamental technology from the Laboratoire d'Electronique, de Technologie et d'Instrumentation, a research laboratory of the French Atomic Energy Commission, pursuant to an exclusive, worldwide, royalty- bearing license agreement with French Atomic Energy Commission, which has a term of twenty years. The Laboratoire d'Electronique, de Technologie et d'Instrumentation License Agreement was amended in July 1993, March 1994 and October 1997. Beginning in 1996, we became obligated under the Laboratoire d'Electronique, de Technologie et d'Instrumentation License Agreement to make royalty payments to the Laboratoire d'Electronique, de Technologie et d'Instrumentation based on the sales of products incorporating licensed technology. In addition to such royalty payments, we must pass through to French Atomic Energy Commission a percentage of any lump sum sublicense fees earned after 1993 and royalties on sales of licensed products by the Company's sublicenses. Pursuant to an amendment to the Laboratoire d'Electronique, de Technologie et d'Instrumentation License Agreement signed in 1997, the royalty rates and minimum payments from us to French Atomic Energy Commission were increased for a period of three years. An amount of $308,000 was accrued in 1998 in that respect.

     We also entered into a research and development agreement with French Atomic Energy Commission in 1992, under which we funds research at the Laboratoire d'Electronique, de Technologie et d'Instrumentation. Pursuant to the Laboratoire d'Electronique, de Technologie et d'Instrumentation Research Agreement, we expensed $36,000 in 1992, $1,335,000 in 1993, $1,506,000 in 1994,
$1,339,000 in 1995, $644,000 in 1996, and $637,000 in 1997. In 1998, we recorded
$848,000 as expenses pursuant to the Laboratoire d'Electronique, de Technologie et d'Instrumentation Research Agreement.

Director Compensation

     Director Fees

     We reimburse non-employee directors for expenses incurred in attending meetings, and they also receive $1,500 for each meeting of the board of directors that they attend, plus an additional $4,000 if they attend at least four meetings in a year. Such payments may not exceed a total of $10,000 in any one year. Mr. Grand-Clement and Mr. Mezger are the only directors who are employees of the Company, and will not receive additional compensation for their service as directors.

     1995 Director Stock Option Plan

     The 1995 director stock option plan provides that each director who is not a PixTech employee and who is elected or re-elected into office following the annual meeting of stockholders receives an automatic grant of options to purchase 6,000 shares of common stock. The options become exercisable in increments of 2,000 shares as follows: 2,000 shares on the grant date, and an additional 2,000 shares at each of the following two annual meetings of stockholders so long as the director remains in office. The options expire ten years from the grant date. The exercise price of each option is the fair market value of the common stock on the day immediately preceding the grant date.

     The director plan authorizes the grant of stock options to purchase up to a maximum of 50,000 shares (subject to adjustment in the event of a stock split or other recapitalization) of common stock. Messrs. Schmidt and Hawkins are currently eligible to participate under the director plan. Because the only director elected at the 1999 Annual Meeting of Stockholders is an employee of PixTech, no options were granted under the Director Plan at the 1999 Annual Meeting of Stockholders.

                                 SHARE OWNERSHIP

     The following tables set forth certain information regarding the ownership of our common stock and series E preferred stock as of August 31, 1999 by (i) persons known by us to be beneficial owners of more than 5% of our common stock and series E preferred stock, (ii) the executive officers named in the Summary Compensation Table on page 50, and (iii) all of our current executive officers and directors as a group:

Common Stock

                                                        Shares of Common Stock
      Beneficial Owner                                  Beneficially Owned (1)
----------------------------                      ------------------------------------
                                                     Shares           Percent of Class
                                                  ------------        ----------------

Micron Technology, Inc.                            7,443,562               31.2%
    8000 South Federal Way
    Boise, Idaho 83716-9632

Sumitomo Corporation                               3,305,662(2)            12.3%
    1-2-2 Hitotsubashi, Chiyoda-Ku
    Tokyo, 100 Japan

The Kaufmann Fund, Inc.                            1,678,169(3)             7.1%
    140 East 45th Street
    43rd floor
    New York, NY 10017

Jean-Luc Grand-Clement                               725,464(4)             3.0%

Dieter Mezger                                        375,000(5)             1.6%

Francis G. Courreges                                  93,307(6)               *

Michel Garcia                                        135,116(7)               *

Tom M. Holzel                                              0                  *

John A. Hawkins                                       16,000(8)               *

William C. Schmidt                                     4,000(9)               *

All directors and executive officers as a group    1,413,594(10)            5.7%
     (10 persons)

* Less than one percent.

(1) Except as otherwise indicated in these footnotes, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Share ownership information includes shares of common stock issuable pursuant to outstanding options which may be exercised within 60 days after August 31, 1999.

(2) Includes 3,255,662 shares of common stock subject to the conversion of a $5 million convertible note issued in 1997, of which approximately $4.9 million is outstanding as of August 31, 1999. This note is convertible into shares of our common stock at a conversion price equal to 80% of the market price on the conversion date, the market price being determined as the average closing market price over the twenty consecutive trading days immediately prior to the notice of conversion.

(3) Consists of 1,678,169 shares of common stock (information as of April 15, 1998). In addition, The Kaufmann Fund, Inc. holds 266,297 shares of series E preferred stock which are convertible into common stock. As of August 31, 1999, these shares of series E preferred stock would have been convertible into 3,450,581 shares of common stock (See series E preferred stock chart below).

(4) Includes 53,605 shares held by Mr. Grand-Clement's wife and 600,753 shares of common stock subject to options exercisable as of August 31, 1999 or within 60 days thereafter, of which 6,792 shares are subject to options held by Mr. Grand-Clement's wife.

(5) Consists of 375,000 shares of common stock subject to options exercisable as of August 31, 1999 or within 60 days thereafter.

(6) Includes 89,307 shares of common stock subject to options exercisable as of August 31, 1999 or within 60 days thereafter.

(7) Includes 127,355 shares of common stock subject to options exercisable as of August 31, 1999 or within 60 days thereafter.

(8) Includes 6,000 shares of common stock subject to an option exercisable as of August 31, 1999 or within 60 days thereafter.

(9) Consists of 4,000 shares of common stock subject to an option exercisable as of August 31, 1999 or within 60 days thereafter. Mr. Schmidt, a director of PixTech, is a Vice President of Eventech Limited and of Advent International Corporation. Mr. Schmidt disclaims beneficial ownership of all 675,945 shares held by the funds affiliated with Advent International Corporation, except for 80 shares which he beneficially owns as a partner in Advent International Investors Limited Partnership and 192 Shares which he beneficially owns as a partner in Advent International Investors II L.P.

(10) Excludes shares, as to which beneficial ownership is disclaimed, described in footnotes (8)-(9). Includes 1,250,415 shares of common stock subject to options exercisable as of August 31, 1999 or within 60 days thereafter.

Series E Preferred Stock

                                                  Shares of Common Stock
       Beneficial Owner                           Beneficially Owned (1)
------------------------------             ------------------------------------
                                              Shares           Percent of Class
                                           ------------        ----------------

The Kaufmann Fund, Inc.                     266,297 (1)              89.6%
    140 East 45th Street
    43rd floor
    New York, NY 10017

Citadel Investment Group, L.L.C.            18,766 (2)               6.3%
    225 West Washington Street
    Chicago, Illinois 60606

(1) As of August 31, 1999, these shares of series E preferred stock would have been convertible into 3,450,581 shares of common stock. In addition, the Kaufmann Fund holds 1,678,169 shares of our common stock (See common stock chart above). As of August 31, 1999, the Kaufmann Fund holds 5,128,750 shares of common stock on a as-converted basis.

(2) The 18,766 shares of series E preferred stock are convertible into shares of common stock starting June 1999. As of August 31, 1999, these shares of series E preferred stock would have been convertible into 243,163 shares of common stock. In addition, Citadel Investment Group, L.L.C. holds 336,702 shares of our common stock (Information as of January 4, 1999). As of August 31, 1999, Citadel Investment Group holds 579,865 shares of our common stock on a as-converted basis.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock by Kingsbridge and Sumitomo as of August 31, 1999.


                                      Number of Shares of                               Number of Shares of
                                         Common Stock          Number of Shares of          Common Stock
       Name and Address of         Beneficially Owned Prior    Common Stock Offered      Beneficially Owned
           Stockholder                   to the Offering              Hereby           Following the Offering
       -------------------         ------------------------    --------------------    ----------------------
                                     Number       Per Cent                               Number      Per Cent
                                     ------       --------                               ------      --------
Sumitomo Corporation               3,305,662 (1)     12.3           1,000,000          2,305,662       5.5%
1-2-2 Hitotsubashi, Chiyoda-Ku
Tokyo, 100 Japan

Kingsbridge Capital Limited                0           *           15,100,000 (3)           0(4)         0
3rd Floor,
Barclays House,
PO Box
3340 Wickhams Cay 1,
Road Town
Tortola,
British Virgin Islands(2)


* Less than 1%.

(1) Includes 3,255,662 shares of common stock subject to the conversion of a $5 million convertible note issued in 1997, of which approximately $4.9 million is outstanding as of August 31, 1999. This note is convertible into shares of our common stock at a conversion price equal to 80% of the market price on the conversion date, the market price being determined as the average closing market price over the twenty consecutive trading days immediately prior to the notice of conversion.

(2) The natural person controlling Kingsbridge Capital Limited is Valentine O'Donoghue.

(3) Includes 100,000 shares of common stock issuable pursuant to the Kingsbridge warrant. If all of the shares offered pursuant to the equity line agreement were purchased and held by Kingsbridge, it would hold 39% of our outstanding common stock. Pursuant to the equity line agreement, however, unless PixTech obtains the required approval from its shareholders in accordance with Delaware law and the rules of the National Association of Securities Dealers, Inc., no more than 19.9% of the number of outstanding shares of common stock may be issued to Kingsbridge.

(4) Assumes that all shares acquired pursuant to the equity line agreement and the warrant are sold pursuant to this prospectus. Kingsbridge has not had any material relationship with us or our affiliates other than as a result of the ownership of common stock or as a result of the negotiation and the execution of the equity line agreement. The shares offered hereby are to be acquired by Kingsbridge pursuant to the equity line agreement or upon exercise of the warrant.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock of consists of 60,000,000 shares of common stock, and 1,000,000 shares of preferred stock

     The following summary of certain provisions of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated certificate of incorporation and our amended and restated by-laws which are included as exhibits to this registration statement, and by the provisions of applicable law.

Common Stock

     Holders of common stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of common stock are entitled to receive ratable dividends when declared by our board of directors. Upon the liquidation, dissolution or winding up of PixTech, holders of common stock share ratably in PixTech's assets available for distribution to its stockholders, subject to the preferential rights of any preferred stock. The common stock outstanding upon the effective date of this prospectus are fully paid and nonassessable. As of August 31, 1999, 23,567,138 shares of our common stock are issued and outstanding, and 582,500 were reserved for issuance upon the exercise of certain outstanding warrants and approximately 4,146,190 were reserved for issuance pursuant to stock option plans and employee stock purchase plans.

     We have issued to Sumitomo Corporation a note in the principal amount of $5,000,000 convertible, in whole or in part, into our common stock at 80% of the fair market value of our common stock on the day Sumitomo converts the note. As of August 31, 1999, we issued 100,000 shares of our common stock to Sumitomo following the conversion of $144,636 of the note.

     We have issued a warrant to Micron to purchase an aggregate of 310,000 shares of our common stock at $2.25313 per share.

     We have issued a warrant to purchase 62,500 shares of our common stock to Comdisco, Inc. in connection with a master lease agreement between us and Comdisco which is exercisable at a price of $2.88 per share and expires on July 18, 2000.

     We are obligated to issue a warrant to purchase 35,000 shares of our common stock to Needham & Company, Inc., in connection with an agreement for financial advisory services, which is exercisable at a price of $2.26 per share and expires on May 10, 2004.

     We are obligated issue a warrant to purchase 75,000 shares of our common stock to Josephthal and Co, in connection with an agreement for financial advisory services, which is exercisable at a price of $2.26 per share and expires on June 17, 2004.

     In addition, we have issued a warrant to Kingsbridge to purchase 100,000 shares of our common stock at $2.30 per share which expires on February 6, 2003.

Preferred Stock

     In December 1998, we issued 367,269 shares of series E stock, at a price of $22.5313 per share, to certain institutional investors. The series E stock is generally convertible into our common stock at a rate equal to the lesser of (a) $2.25313, and (b) the average closing price of our common stock over the ten trading day ending period ending on the day immediately preceding the day upon conversion.

     There currently are 500,000 shares of preferred stock designated as series E stock, 297,269 shares of which are currently outstanding. The holders of series E stock will receive, if declared, cumulative compounding dividends at the rate of six percent per year which we may pay with additional shares of common stock upon conversion of the series E stock. In addition, we are required to pay an additional dividend equal to the higher of (a) two percent per year, pro rated on the basis of twelve 30-day months and a 360-day year, for the number of days that our common stock has a closing bid price that is less than $2.25313 and (b) four percent per year, pro rated on the basis of twelve 30-day months and a 360-day year, for the number of days that our common stock has a closing bid price that is less than $1.12657.

     Our board of directors has the authority to issue 500,000 shares of additional preferred stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Our board of directors could, without the approval of the stockholders, issue preferred stock having voting or conversion rights that could adversely affect the voting power of the holders of common stock, and the issuance of preferred stock could be used, under certain circumstances, to render more difficult or discourage a hostile takeover of PixTech. We have no present plans to issue any additional shares of preferred stock.

Anti-Takeover Measures

     In addition to the directors' ability to issue shares of preferred stock in one or more series, our restated certificate of incorporation and by-laws contain several other provisions that are commonly considered to have an anti-takeover effect. Our restated certificate includes a provision classifying our board of directors into three classes with staggered three-year terms, a provision prohibiting stockholder action by written consent except as otherwise provided by law and a provision requiring 70% stockholder approval for certain acquisitions, including a merger consolidation, sale or other disposition of all or substantially all of our assets, which has not been approved by a majority of the independent members of our board of directors. Under our restated certificate and by-laws, the directors may enlarge the size of our board and fill any vacancies on the board. Our by-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies us of its intention a specified period in advance and furnishes certain information. Our by-laws also provide that special meetings of our stockholders may be called only by the President or the directors and require advance notice of business to be brought by a stockholder before the annual meeting.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, a law regulating corporate takeovers. In certain circumstances, the Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging in a "business combination" (which includes a merger or sale of more than ten percent of the corporation's assets) with an "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date on which such stockholder became an "interested stockholder" subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans). A Delaware corporation subject to the Anti-Takeover Law may "opt out" of the Anti-Takeover Law with an express provision either in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares; such an amendment is effective following expiration of twelve months from adoption. We have not "opted out" of the Anti-Takeover Law.

     The provisions of the restated certificate of incorporation and by-laws and Delaware law described above could have the effect of discouraging others from attempting hostile takeovers of PixTech and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that might result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Transfer Agent

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

     To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any broker-dealers; (b) the number of shares of common stock involved; (c) the price at which such common stock is to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker- dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common stock may not simultaneously engage in market making activities with respect to the securities for a period beginning when the person becomes a distribution participant and ending upon the person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition and without limiting the foregoing, in connection with transactions in the common stock, PixTech and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as PixTech and the selling stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the common stock.

Kingsbridge

     We have been advised by Kingsbridge that it may sell the common stock from time to time in transactions on the Nasdaq National Market (or any exchange where the common stock is then listed) in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. Kingsbridge may effect these transactions by selling the common stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from Kingsbridge or the purchasers of the common stock for whom the broker-dealer may act as an agent or to whom it may sell the common stock as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

     Kingsbridge is an "underwriter" within the meaning of the Securities Act in connection with the sale of the common stock offered hereby. Assuming that we are in compliance with the conditions of the equity line agreement, Kingsbridge must accept puts of shares from us, subject to minimum and maximum aggregate dollar amounts, during the term of the equity line agreement. Broker-dealers who act in connection with the sale of the common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from Kingsbridge (and, if they act as agent for the purchaser of such common stock, from such purchaser). Broker-dealers may agree with Kingsbridge to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such a broker- dealer is unable to do so acting as agent for Kingsbridge, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to Kingsbridge. Broker-dealers who acquire common stock as principal may thereafter resell such common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common stock commissions computed as described above.

     Kingsbridge will pay all commissions and certain other expenses associated with the sale of the common stock. The common stock offered hereby is being registered pursuant to our contractual obligations, and we have agreed to pay the costs of registering the shares hereunder, including legal fees up to a maximum of $5,000, commissions, transfer taxes and certain other expenses for resale of the common stock. We have also agreed to indemnify Kingsbridge with respect to the common stock offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

     We have also agreed to reimburse Kingsbridge costs and expenses incurred in connection with this offering. These may include the fees, expenses and disbursements of counsel for Kingsbridge the preparation of the equity line agreement and associated documentation and the registration statement of which this prospectus forms a part, up to a maximum of $5,000. In addition, we have agreed to reimburse Kingsbridge for expenses incurred in obtaining insurance against liability under the Securities Act of 1933 and Securities Exchange Act of 1934, as amended, in an amount initially equal to 3% of each put amount.

     The price at which the common stock will be issued by us to Kingsbridge will be 88-90% of the market price, as defined in the equity line agreement, on the date we issue shares. Assuming an offering price of $1.6875 per share (based on the average of the high and low bid prices of the common stock as reported by the Nasdaq National Market on September 8, 1999), a summary of our potential expenses in connection with the equity line agreement is as follows:

     o    discount to Kingsbridge, $0.203;

     o warrant to purchase 100,000 shares of common stock exercisable by Kingsbridge at $2.30 per share;

     o costs associated with the preparation of this prospectus, approximately $90,000; and

     o reimbursement for securities liability insurance equal to 3% of each put amount.

Sumitomo

     Sumitomo holds a note in the principal amount of $5,000,000, of which $4,855,364 is outstanding as of August 31, 1999, which is convertible into our common stock at a price equal to 80% of the market price on the date Sumitomo decides to convert the note.

     Sumitomo may offer the shares of common stock that it receives after converting its note into shares of common stock, from time to time in transactions in the over-the-counter market, on any exchange where the common stock is then listed, with broker-dealers or third-parties other than in the over-the-counter market or on an exchange (including in block sales), in connection with short sales, in connection with writing call options or in other hedging arrangements, or in transactions involving a combination of such methods.

     Sumitomo may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     Sumitomo may use dealers, agents or underwriters to sell their shares. Underwriters may use dealers to sell such shares. If this happens, the dealers, agents or underwriters may receive compensation in the form of discounts or commissions from the selling stockholders, purchasers of shares or both (which compensation to a particular broker might be in excess of customary compensation).

     Sumitomo and any dealers, agents or underwriters that participate with Sumitomo in the distribution of the shares may be deemed to be "underwriters" as such term is defined in the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of such shares of common stock offered by this prospectus, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     We have agreed to pay certain expenses of the offering and issuance of the shares covered by this prospectus, including the printing, legal and accounting expenses we incur and the registration and filing fees imposed by the SEC or the Nasdaq National Market. We will not pay brokerage commissions or taxes associated with sales by Sumitomo or any legal, accounting and other expenses of Sumitomo.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to PixTech and the common stock offered by this prospectus, refer to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance you should refer to the copy of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement may be inspected without charge at the offices of the SEC in Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549 upon the payment of the fees prescribed by the SEC. The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the Commission. We also maintain a web site (http://www.pixtech.com).

                                  LEGAL MATTERS

     Palmer & Dodge LLP, Boston, Massachusetts, counsel to PixTech, is giving PixTech an opinion on the validity of the shares covered by this prospectus. Michael Lytton, a partner at Palmer & Dodge LLP, is our Secretary.

                                     EXPERTS

     Ernst & Young, independent auditors, have audited our consolidated financial statements as of December 31, 1998 and 1997, and for the three years in the period ended December 31, 1998, and for the period from June 18, 1992 (inception) to December 31, 1998, as set forth in their report (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern). We have included our financial statements in the Prospectus and elsewhere in the registraiton statement in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

                    INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                             Page(s)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited Pro Forma Condensed Consolidated Statement of Operations
     Year ended December 31, 1998 ..........................................   F-2

Unaudited Pro Forma Condensed Consolidated Statement of Operations
     Six Months ended June 30, 1999 ........................................   F-3

Notes to Unaudited Pro Forma Condensed Consolidated
     Statements of Operations ..............................................   F-4


PIXTECH, INC

Report of Independent Auditors .............................................   F-5

Consolidated Balance Sheets ................................................   F-6

Consolidated Statements of Comprehensive Operations ........................   F-7

Consolidated Statements of Stockholders' Equity ............................   F-8

Consolidated Statements of Cash Flows ......................................   F-10

Notes to Consolidated Financial Statements .................................   F-11

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
               (all amounts in thousands except per share amounts)
                                   (unaudited)


                                                                                                                 Pro Forma
                                                                              PixTech                             PixTech
                                                                               Year             Pro Forma          Year
                                                                               Ended           Adjustments         Ended
                                                                             ---------         -----------       ----------
                                                                             December                            December
                                                                             31, 1998           (Note B)         31, 1998
                                                                             ---------         -----------       ----------
Revenues
      Cooperation and license revenues ..................................     $  1,239          $     --          $  1,239
      Product sales .....................................................          445                --               445
      Other revenues ....................................................        1,968                --             1,968
                                                                              --------          --------          --------
              Total revenues ............................................        3,652                --             3,652
                                                                              --------          --------          --------
Cost of revenues
      License fees and royalties ........................................           24                --                24
                                                                              --------          --------          --------
Gross margin ............................................................        3,676                --             3,676
                                                                              --------          --------          --------

Operating expenses

      Research and development ..........................................      (19,414)           (8,256)          (27,670)
      Marketing and sales ...............................................       (1,433)             (431)           (1,864)
      Administrative and general expenses ...............................       (2,515)             (431)           (2,946)
                                                                              --------          --------          --------
                                                                               (23,362)           (9,117)          (32,479)
                                                                              --------          --------          --------

Loss from operations ....................................................      (19,686)           (9,117)          (28,803)

Other income / (expense)
      Interest income (expense) net .....................................         (708)               (6)             (714)
      Foreign exchange gains / (losses) .................................          372                --               372
                                                                              --------          --------          --------
                                                                                  (336)               (6)             (342)

Loss before income tax benefit ..........................................      (20,022)           (9,123)          (29,145)
Income tax benefit ......................................................        2,159                --             2,159
                                                                              --------          --------          --------
Net loss ................................................................     $(17,863)         $ (9,123)         $(26,986)
                                                                              ========          ========          ========

Dividend accrued to holders of Preferred Stock ..........................          (12)               --               (12)
                                                                              --------          --------          --------
Net loss to holders of Common Stock .....................................     $(17,875)         $ (9,123)         $(26,998)
      Net loss per share of Common Stock ................................     $  (1.23)                           $  (1.25)
      Shares of Common Stock used in computing net loss per share .......       14,548                              21,681



                             See accompanying notes.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999
               (all amounts in thousands except per share amounts)
                                   (unaudited)

                                                                                                                         Pro Forma
                                                                                  PixTech                                 PixTech
                                                                                 Six Months           Pro Forma          Six Months
                                                                                   Ended             Adjustments           Ended
                                                                                 ----------          -----------         ----------
                                                                                  June 30,                                 June 30,
                                                                                   1999               (Note B)              1999
                                                                                 ----------          -----------         ----------
Revenues
      Cooperation and license revenues .................................           $     --            $     --            $     --
      Product sales ....................................................                339                  --                 339
      Other revenues ...................................................              2,314                  --               2,314
                                                                                   --------            --------            --------
              Total revenues ...........................................              2,653                  --               2,653
                                                                                   --------            --------            --------
Cost of revenues
      License fees and royalties .......................................               (172)                 --                (172)
                                                                                   --------            --------            --------
Gross margin ...........................................................              2,481                  --               2,481
                                                                                   --------            --------            --------

Operating expenses

      Research and development .........................................            (12,203)             (3,388)            (15,591)
      Marketing and sales ..............................................               (680)               (151)               (831)
      Administrative and general expenses ..............................             (1,502)               (151)             (1,653)
                                                                                   --------            --------            --------
                                                                                    (14,385)             (3,691)            (18,076)
                                                                                   --------            --------            --------

Loss from operations ...................................................            (11,904)             (3,691)            (15,595)

Other income / (expense)
      Interest income (expense) net ....................................               (364)                 14                (350)
      Foreign exchange gains / (losses) ................................             (1,137)                 --              (1,137)
                                                                                   --------            --------            --------
                                                                                     (1,501)                 14              (1,487)

Loss before income tax benefit .........................................            (13,405)             (3,678)            (17,083)
Income tax benefit .....................................................                 --                  --                  --
                                                                                   --------            --------            --------
Net loss ...............................................................           $(13,405)           $ (3,678)           $(17,083)
                                                                                   ========            ========            ========

Dividend accrued to holders of Preferred Stock .........................               (299)                 --                (299)
                                                                                   --------            --------            --------
Net loss to holders of Common Stock ....................................           $(13,704)           $ (3,678)           $(17,382)
      Net loss per share of Common Stock ...............................           $  (0.80)                               $  (0.77)
      Shares of Common Stock used in computing net loss per share ......             16,816                                  22,294



                             See accompanying notes.

       Notes to Pro Forma Condensed Consolidated Statements of Operations
                 (all amounts in thousands except share amounts)
                                   (unaudited)


Note A - Basis of presentation

The accompanying unaudited pro forma condensed statements of operations reflect the acquisition of certain assets of Micron Technology, Inc. ("Micron ") relating to field emission displays including equipment and other tangible assets, certain contract rights and cash (the "Micron Assets Acquisition"). The Micron Assets Acquisition was closed on May 19, 1999 between the Company and Micron.

These unaudited pro forma condensed statements of operations were derived from PixTech's audited and unaudited statements of operations for the year ended December 31, 1998 and for the six-month period ended June 30, 1999, respectively. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and for the six-month period ended June 30, 1999 give effect to the Micron Assets Acquisition as if it had occurred at the beginning of the period.

The pro forma adjustments for the Micron Assets Acquisition are based upon the allocation of total cost to the assets acquired and certain operating costs associated with the acquired assets. The unaudited pro forma condensed consolidated financial information does not purpose to represent the results of operations of PixTech that actually would have resulted had the Micron Assets Acquisition occurred as of the dates indicated, nor should it be taken as indicative of the future results of operations of PixTech.

It is suggested that these pro forma condensed consolidated statements of operations be read in conjunction with the historical consolidated financial statements and footnotes thereto contained herein.


Note B - Pro Forma Condensed Consolidated Statements of Operations - Pro Forma Adjustments

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and for the six months ended June 30, 1999 reflect ongoing expenses associated with Micron Assets Acquisition, as if such assets had been acquired at the beginning of the periods presented.

These expenses primarily relate to additional research and development personnel costs in the amount of $2,797 and $1,145, and additional depreciation expense of the acquired assets of $3,342 and $1,454, respectively for the year ended December 31, 1998 and for the six months ended June 30, 1999. These expenses also relate to additional marketing and sales and administrative and general personnel costs totaling $539 and $157, respectively for the year ended December 31, 1998 and for the six months ended June 30, 1999.

                           INDEPENDENT AUDITORS REPORT


The Board of Directors and Shareholders
PixTech, Inc.

     We have audited the accompanying consolidated balance sheets of PixTech, Inc. (a development stage company) as of December 31, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity, and cash flows for the period from June 18, 1992 (date of inception) through December 31, 1998, and for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PixTech, Inc. (a development stage company) as of December 31, 1997 and 1998 and the consolidated results of its operations and its cash flows for the period June 18, 1992 (date of inception) through December 31, 1998 and for each of the three years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 19 to the Financial Statements, the Company has suffered recurring losses from operations and its financial position raises substantial doubt about its ability to continue as a going concern. As discussed in note 19 to the Financial Statements, the Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.



                               ERNST & YOUNG AUDIT
                               REPRESENTED BY:  CHRISTINE BLANC-PATIN



Marseilles, France
February 03, 1999

                           CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)



                                                                                       December 31,     December 31,   June 30, 1999
                                                                                          1997              1998        (unaudited)
                                                                                       -----------      -----------    -------------
                                  ASSETS
Current assets :
      Cash & cash equivalent available ..........................................        $ 12,428         $ 10,166         $  7,017
      Restricted cash - short term ..............................................           1,259            1,685            2,097
      Accounts receivable :
            Trade ...............................................................             953              456              213
            Other ...............................................................              82              161              109
      Inventory .................................................................             702              980            1,348
      Other .....................................................................           2,166            1,354            1,377
                                                                                         --------         --------         --------
              Total current assets ..............................................          17,590           14,802           12,161
Restricted cash - long term .....................................................           8,816            8,427            6,695
Property, plant and equipment, net ..............................................           9,353           18,826           28,604
Goodwill, net ...................................................................             226              150              114
Deferred tax assets .............................................................           5,058            4,643            1,287
Other assets - long term ........................................................             605              546              204
                                                                                         --------         --------         --------
              Total assets ......................................................        $ 41,648         $ 47,394         $ 49,065
                                                                                         ========         ========         ========
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Current portion of long term debt .........................................        $  1,364         $  3,410         $  4,807
      Current portion of capital lease obligations ..............................             599            2,189            2,362
      Accounts payable ..........................................................           5,053            7,514            7,037
      Accrued expenses ..........................................................           1,284            1,544            2,505
                                                                                         --------         --------         --------
              Total current liabilities .........................................           8,300           14,657           16,711
Deferred revenue ................................................................           2,546            2,162               79
Long term debt, less current portion ............................................          11,024            8,391           10,075
Capital lease obligation, less current portion ..................................             441            8,399            8,565
Other long term liabilities, less current portion ...............................             557              528               46
                                                                                         --------         --------         --------
              Total liabilities .................................................          22,868           34,137           35,476
                                                                                         ========         ========         ========
Stockholders' equity
         Convertible preferred stock Series E, $0.01 par value, authorized shares--500,000; issued and outstanding
         shares--none; 367,269, 367,269 respectively ............................              --                4                4
         Common stock, $0.01 par value, authorized shares--30,000,000;
         60,000,000 respectively, issued and
 outstanding shares--13,762,732; 15,000,329, 22,352,918 respectively ............             138              150              223

        Additional paid-in capital ..............................................          57,067           68,999           83,450
        Cumulative other comprehensive income....................................          (2,132)          (1,740)          (2,527)
        Deficit accumulated during development stage ............................         (36,293)         (54,156)         (67,561)
                                                                                         --------         --------         --------
                Total stockholders' equity ......................................          18,780           13,257           13,589
                                                                                         --------         --------         --------
                Total liabilities and stockholders' equity ......................        $ 41,648         $ 47,394         $ 49,065
                                                                                         ========         ========         ========


                             See accompanying notes.

               CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
                    (in thousands, except per share amounts)


                                                                 Year Ended                      Six Months Ended          Period
                                                                 December 31,                        June 30,             from June
                                                      -----------------------------------     -----------------------      18, 1992
                                                                                                                          (date of
                                                                                                                          inception)
                                                                                                                           through
                                                                                                                           June 30,
                                                        1996         1997          1998          1998          1999          1999
                                                      -------       -------       -------       -------       -------      --------
                                                                                                     (unaudited)         (unaudited)
Revenues
      Cooperation & license revenues ...........    $   5,440     $   1,932     $   1,239     $   1,001     $      --     $  26,449
      Product sales ............................          791           745           445            87           339         3,165
      Other revenues ...........................        1,413         1,142         1,968         1,543         2,314         8,220
                                                      -------       -------       -------       -------       -------      --------
              Total revenues ...................        7,644         3,819         3,652         2,631         2,653        37,834
                                                      -------       -------       -------       -------       -------      --------
Cost of revenues
      License fees and royalties ...............          (45)         (181)           24          (201)         (172)       (1,688)
                                                      -------       -------       -------       -------       -------      --------
Gross margin ...................................        7,599         3,638         3,676         2,430         2,481        36,146
                                                      -------       -------       -------       -------       -------      --------

Operating expenses
      Research and development:
           Acquisition of intellectual
             property rights ...................           --            --          (125)         (125)           --        (4,890)
           Other ...............................      (15,848)      (15,497)      (19,289)       (8,353)      (12,203)      (84,731)
                                                      -------       -------       -------       -------       -------      --------
                                                      (15,848)      (15,497)      (19,414)       (8,478)      (12,203)      (89,621)
      Marketing & sales ........................       (1,089)       (1,496)       (1,433)         (693)         (680)       (7,287)
      Administrative & general expenses ........       (2,703)       (2,419)       (2,515)       (1,223)       (1,502)      (14,318)
                                                      -------       -------       -------       -------       -------      --------
                                                      (19,640)      (19,412)      (23,362)      (10,394)      (14,385)     (111,226)
                                                      -------       -------       -------       -------       -------      --------

Loss from operations ...........................      (12,041)      (15,774)      (19,686)       (7,964)      (11,904)      (75,080)
Other income / (expense)
      Interest income ..........................          428           759           828           464           471         3,319
      Interest expense .........................         (362)         (289)       (1,536)         (718)         (835)       (3,582)
      Foreign exchange gains / (losses) ........          256            54           372           709        (1,137)         (111)
                                                      -------       -------       -------       -------       -------      --------
                                                          322           524          (336)          455        (1,501)         (374)
Loss before income tax benefit .................      (11,719)      (15,250)      (20,022)       (7,509)      (13,405)      (75,454)
Income tax benefit .............................           --           586         2,159            --            --         7,893
Net loss .......................................    $ (11,719)    $ (14,664)    $ (17,863)    $  (7,509)    $ (13,405)    $ (67,561)
                                                    =========     =========     =========     =========     =========     =========
Dividend accrued to holders of Preferred
    Stock ......................................           --            --           (12)           --          (299)         (311)
Net loss to holders of Common Stock ............    $ (11,719)    $ (14,664)    $ (17,875)    $  (7,509)    $ (13,704)    $ (67,872)
                                                    =========     =========     =========     =========     =========     =========

      Net loss per share of Common Stock .......    $   (1.44)    $   (1.12)    $   (1.23)    $   (0.53)    $   (0.80)
                                                    =========     =========     =========     =========     =========

      Shares of Common Stock used in
      computing net loss per share .............        8,137        13,140        14,548        14,301        16,816

Net loss .......................................    $ (11,719)    $ (14,664)    $ (17,863)    $  (7,509)    $ (13,405)    $ (67,561)
Change in other comprehensive income............         (953)       (1,694)          392          (213)         (787)       (2,527)
Comprehensive net loss .........................    $ (12,672)    $ (16,358)    $ (17,471)    $  (7,722)    $ (14,192)    $ (70,088)



                             See accompanying notes.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (in thousands, except share amounts)

                                                                                       Convertible Preferred Stock
                                                                                       ---------------------------
                                                                             Series A                              Series B
                                                                             --------                              --------
                                                                    Shares                                 Shares
                                                                    issued                Amount           issued             Amount
                                                                    ------                ------           ------             ------
                                                                                                                             <C
Balance at June 18, 1992
   Issuance of convertible preferred stock,
     net of issuance costs in 1992, 1993 and 1994 ........         1,557,003              2,368            363,447              589
   Issuance of Common stock in 1992 and 1993 .............
   Issuance of Common stock under stock option plan
     in 1994 and 1995 Purchase of 28,761 shares of
     Common stock-- Treasury stock in 1994 ...............
   Reissuance of 28,761 shares of Common stock
     held in treasury in 1995 ............................
   Common stock issued in initial public offering
     in 1995, net of issuance costs -- $1,080 ............
   Conversion of preferred stock in 1995 .................        (1,557,003)            (2,368)          (363,447)            (589)
   Translation adjustment ................................
   Net loss  from  June 18, 1992  (date of  inception)
     through  December 31, 1995
                                                                  ----------         ----------         ----------       ----------


Balance at December 31, 1995
   Issuance of Common stock under stock option plan ......
   Issuance of warrants in connection with acquisition of
     the assets of Panocorp ..............................
   Translation adjustment ................................
   Net loss--Year ended December 31, 1996 ................
                                                                  ----------         ----------         ----------       ----------

Balance at December 31, 1996
   Common stock issued in public offering, net of issuance
       costs -- $ 796 ....................................
   Issuance of Common stock under stock option plan ......
   Translation adjustment ................................
   Net loss--Year ended December 31, 1997 ................
                                                                  ----------         ----------         ----------       ----------

Balance at December 31, 1997
   Common stock issued in private placements, net of issuance costs -- $44

   Issuance of Series E convertible preferred stock,
  net of issuance costs -- $ 822 .........................
   Issuance of Common stock under stock option plan ......
   Translation adjustment ................................
   Net loss--Year ended December 31, 1998 ................
                                                                  ----------         ----------         ----------       ----------

Balance at December 31, 1998 .............................
   Common stock issued in private placements (unaudited)..
   Issuance costs and dividends accrued in relation
     to Series E Convertible Preferred stock issued
     in December 1998 (unaudited) ........................
   Issuance of common stock in connection with the
     acquisition of certain assets of Micron Display,
     net of issuance costs -- $493 (unaudited) ...........
   Issuance of warrants in connection with the
     acquisition of certain assets of Micron
     Display (unaudited) .................................
    Issuance of common stock under stock
     option plan (unaudited) .............................
   Translation adjustment (unaudited) ....................
   Net loss-- Six months ended June 30, 1999 (unaudited)..
                                                                  ----------         ----------         ----------       ----------

Balance at June 30, 1999 (unaudited) .....................                --                 --                 --               --
                                                                  ==========         ==========         ==========       ==========



                                                                            Series C                               Series D
                                                                            --------                               --------
                                                                   Shares                                  Shares
                                                                   issued                Amount            issued            Amount
                                                                    ------                ------           ------             ------
Balance at June 18, 1992
   Issuance of convertible preferred stock,
     net of issuance costs in 1992, 1993 and 1994 ........         3,044,846              8,615            430,208            1,224
   Issuance of Common stock in 1992 and 1993 .............
   Issuance of Common stock under stock option plan
     in 1994 and 1995 Purchase of 28,761 shares of
     Common stock-- Treasury stock in 1994 ...............
   Reissuance of 28,761 shares of Common stock
     held in treasury in 1995 ............................
   Common stock issued in initial public offering
     in 1995, net of issuance costs -- $1,080 ............
   Conversion of preferred stock in 1995 .................        (3,044,846)            (8,615)          (430,208)          (1,224)
   Translation adjustment ................................
   Net loss  from  June 18, 1992  (date of  inception)
     through  December 31, 1995 ..........................
                                                                  ----------         ----------         ----------       ----------

Balance at December 31, 1995
   Issuance of Common stock under stock option plan ......
   Issuance of warrants in connection with acquisition of
     the assets of Panocorp ..............................
   Translation adjustment ................................
   Net loss--Year ended December 31, 1996 ................
                                                                  ----------         ----------         ----------       ----------

Balance at December 31, 1996
   Common stock issued in public offering, net of issuance
       costs -- $ 796 ....................................
   Issuance of Common stock under stock option plan ......
   Translation adjustment ................................
   Net loss--Year ended December 31, 1997 ................
                                                                  ----------         ----------         ----------       ----------

Balance at December 31, 1997
   Common stock issued in private placements, net of issuance costs -- $44

   Issuance of Series E convertible preferred stock,
  net of issuance costs -- $ 822 .........................
   Issuance of Common stock under stock option plan ......
   Translation adjustment ................................
   Net loss--Year ended December 31, 1998 ................
                                                                  ----------         ----------         ----------       ----------


Balance at December 31, 1998 .............................
   Common stock issued in private placements (unaudited)..
   Issuance costs and dividends accrued in relation
     to Series E Convertible Preferred stock issued
     in December 1998 (unaudited) ........................
   Issuance of common stock in connection with the
     acquisition of certain assets of Micron Display,
     net of issuance costs -- $493 (unaudited) ...........
   Issuance of warrants in connection with the
     acquisition of certain assets of Micron
     Display (unaudited) .................................
    Issuance of common stock under stock
     option plan (unaudited) .............................
   Translation adjustment (unaudited) ....................
   Net loss-- Six months ended June 30, 1999 (unaudited)..
                                                                  ----------         ----------         ----------       ----------

Balance at June 30, 1999 (unaudited) .....................                --                 --                 --               --
                                                                  ==========         ==========         ==========       ==========


                                                                           Series E
                                                                           --------
                                                                   Shares
                                                                   issued             Amount
                                                                   ------             ------

Balance at June 18, 1992
   Issuance of convertible preferred stock,
     net of issuance costs in 1992, 1993 and 1994 ........
   Issuance of Common stock in 1992 and 1993 .............
   Issuance of Common stock under stock option plan
     in 1994 and 1995 Purchase of 28,761 shares of
     Common stock-- Treasury stock in 1994 ...............
   Reissuance of 28,761 shares of Common stock
     held in treasury in 1995 ............................
   Common stock issued in initial public offering
     in 1995, net of issuance costs -- $1,080 ............
   Conversion of preferred stock in 1995 .................
   Translation adjustment ................................
   Net loss  from  June 18, 1992  (date of  inception)
     through  December 31, 1995 ..........................
                                                                  ----------         ----------


Balance at December 31, 1995
   Issuance of Common stock under stock option plan ......
   Issuance of warrants in connection with acquisition of
     the assets of Panocorp ..............................
   Translation adjustment ................................
   Net loss--Year ended December 31, 1996 ................


Balance at December 31, 1996
   Common stock issued in public offering, net of issuance
       costs -- $ 796 ....................................
   Issuance of Common stock under stock option plan ......
   Translation adjustment ................................
   Net loss--Year ended December 31, 1997 ................
                                                                  ----------         ----------

Balance at December 31, 1997
   Common stock issued in private placements, net of issuance costs -- $44

   Issuance of Series E convertible preferred stock,
  net of issuance costs -- $ 822 .........................           367,269        $      4
   Issuance of Common stock under stock option plan ......
   Translation adjustment ................................
   Net loss--Year ended December 31, 1998 ................
                                                                  ----------         ----------

Balance at December 31, 1998 .............................           367,269               4
   Common stock issued in private placements (unaudited)..
   Issuance costs and dividends accrued in relation
     to Series E Convertible Preferred stock issued
     in December 1998 (unaudited) ........................
   Issuance of common stock in connection with the
     acquisition of certain assets of Micron Display,
     net of issuance costs -- $493 (unaudited) ...........
   Issuance of warrants in connection with the
     acquisition of certain assets of Micron
     Display (unaudited) .................................
    Issuance of common stock under stock
     option plan (unaudited) .............................
   Translation adjustment (unaudited) ....................
   Net loss-- Six months ended June 30, 1999 (unaudited)..
                                                                  ----------         ----------
Balance at June 30, 1999 (unaudited) .....................           367,269        $       4
                                                                  ==========        ==========


                             See accompanying notes.

                      (in thousands, except share amounts)

                                                                                                   Common Stock
                                                                                                   ------------
                                                                                                                      Additional
                                                                                        Shares                         Paid-in
                                                                                        issued           Amount        Capital
                                                                                        -------          ------        -------
Balance at June 18, 1992
   Issuance of convertible preferred stock, net of issuance
      costs in 1992, 1993 and 1994...........................................
   Issuance of Common stock in 1992 and 1993.................................           132,301           $   1        $    96
   Issuance of Common stock under stock option plan in 1994 and 1995                     84,258               1             31
   Purchase of 28,761 shares of Common stock--  Treasury
  stock in 1994..............................................................
   Reissuance of 28,761 shares of Common stock held in treasury in 1995......                                                3
   Common stock issued in initial public offering in 1995, net
     of issuance costs -- $1,080.............................................         2,500,000              25         20,973
   Conversion of preferred stock in 1995.....................................         5,395,504              54         12,742
   Translation adjustment....................................................
   Net loss from June 18, 1992 (date of inception) through December
     31, 1995.                                                                                                               3
                                                                                     ----------          ------        -------

Balance at December 31, 1995                                                          8,112,063              81         33,844
   Issuance of Common stock under stock option plan..........................            29,083               0             11
   Issuance of warrants in connection with
     acquisition of the  assets of Panocorp                                                                                230
   Translation adjustment....................................................
   Net loss--Year ended  December 31, 1996 ..................................
                                                                                     ----------          ------        -------

Balance at December 31, 1996                                                          8,141,146              81         34,085
   Common stock issued in public offering, net of issuance
     costs -- $ 796..                                                                 5,570,819              56         22,958
   Issuance of Common stock under stock option plan..........................            50,767               1             25
   Translation adjustment....................................................
   Net loss--Year ended December 31, 1997....................................
                                                                                     ----------          ------        -------

Balance at December 31, 1997                                                         13,762,732            $138        $57,067
   Common stock issued in private placements, net of issuance
     costs -- $ 44                                                                    1,236,222              12          4,493
   Issuance of Series E convertible preferred stock,
  net of issuance costs -- $ 822                                                                                         7,449
   Issuance of Common stock under stock option plan..........................             1,375                              1

   Translation adjustment ...................................................
   Net loss--Year ended December 31, 1998....................................
                                                                                     ----------          ------        -------


Balance at December 31, 1998                                                         15,000,329             150         69,011
   Common stock issued in private placements (unaudited)                                150,000               1            351
   Issuance costs and dividends accrued in relation to Series
     E Convertible Preferred stock issued in December 1998 (unaudited).......                                              (36)
   Issuance of common stock in connection with the acquisition of certain
assets of Micron Display, net of issuance costs -- $493 (unaudited)..........         7,133,562              71         14,152
   Issuance of warrants in connection with the acquisition of certain assets of
Micron Display (unaudited)...................................................                                              257

    Issuance of common stock under stock option plan (unaudited).............            69,027               1             26
   Translation adjustment (unaudited)........................................
   Net loss--Six months ended June 30, 1999 (unaudited)......................
                                                                                     ----------          ------        -------
Balance at June 30, 1999 (unaudited)                                                 22,352,918            $223        $83,761
                                                                                     ===========           ====       ========




                                                                                     Dividends                        Deficit
                                                                                     accrued to                      accumulated
                                                                                     holders of         Other         during
                                                                                     Preferred       Comprehensive   development
                                                                                       Stock            Income         stage
                                                                                       -----         ----------         -----
Balance at June 18, 1992
   Issuance of convertible preferred stock, net of issuance
      costs in 1992, 1993 and 1994...........................................
   Issuance of Common stock in 1992 and 1993.................................
   Issuance of Common stock under stock option plan in 1994 and 1995
   Purchase of 28,761 shares of Common stock--  Treasury
  stock in 1994..............................................................
   Reissuance of 28,761 shares of Common stock held in treasury in 1995......
   Common stock issued in initial public offering in 1995, net of issuance costs -- $1,080.............................................
   Conversion of preferred stock in 1995.....................................
   Translation adjustment....................................................                            $  515
   Net loss from June 18, 1992 (date of inception) through December
     31, 1995.                                                                                                        $ (9,910)
                                                                                     ----------          ------        -------

Balance at December 31, 1995                                                                                515         (9,910)
   Issuance of Common stock under stock option plan..........................
   Issuance of warrants in connection with
     acquisition of the  assets of Panocorp
   Translation adjustment....................................................                              (953)
   Net loss--Year ended  December 31, 1996 ..................................                                          (11,719)
                                                                                     ----------          ------        -------



Balance at December 31, 1996                                                                               (438)       (21,629)
   Common stock issued in public offering, net of issuance
     costs -- $ 796..
   Issuance of Common stock under stock option plan..........................
   Translation adjustment....................................................                            (1,694)
   Net loss--Year ended December 31, 1997....................................                                          (14,664)
                                                                                     ----------          ------        -------



Balance at December 31, 1997                                                                            $(2,132)      $(36,293)
   Common stock issued in private placements, net of issuance costs -- $ 44
   Issuance of Series E convertible preferred stock,
  net of issuance costs -- $ 822                                                            (12)
   Issuance of Common stock under stock option plan..........................

   Translation adjustment ...................................................                               392
   Net loss--Year ended December 31, 1998....................................                                         (17,863)
                                                                                     ----------          ------        -------

Balance at December 31, 1998                                                                (12)         (1,740)       (54,156)
   Common stock issued in private placements (unaudited)
   Issuance costs and dividends accrued in relation to Series
     E Convertible Preferred stock issued in December 1998 (unaudited).......              (299)
   Issuance of common stock in connection with the acquisition of certain assets of Micron Display, net of issuance costs -- $493 (unaudited)..........
   Issuance of warrants in connection with the acquisition of certain assets of
Micron Display (unaudited)...................................................

    Issuance of common stock under stock option plan (unaudited).............
   Translation adjustment (unaudited)........................................                              (787)
   Net loss--Six months ended June 30, 1999 (unaudited)......................                                          (13,405)
                                                                                     ----------          ------        -------

Balance at June 30, 1999 (unaudited)                                                       (311)        $(2,527)      $(67,561)
                                                                                     ==========         =======        =======


                                                                                      Treasury
                                                                                        stock           Total
                                                                                        -----           -----
Balance at June 18, 1992
   Issuance of convertible preferred stock, net of issuance
      costs in 1992, 1993 and 1994...........................................                           $12,796
   Issuance of Common stock in 1992 and 1993.................................                                97
   Issuance of Common stock under stock option plan in 1994 and 1995                                         32
   Purchase of 28,761 shares of Common stock--  Treasury
  stock in 1994..............................................................              $(11)            (11)
   Reissuance of 28,761 shares of Common stock held in treasury in 1995......                11              14
   Common stock issued in initial public offering in 1995, net
     of issuance costs -- $1,080.............................................                            20,998
   Conversion of preferred stock in 1995.....................................
   Translation adjustment....................................................                               515
   Net loss from June 18, 1992 (date of inception) through December
     31, 1995.                                                                                           (9,910)
                                                                                     ----------        --------

Balance at December 31, 1995                                                                             24,530
   Issuance of Common stock under stock option plan..........................                                11
   Issuance of warrants in connection with
     acquisition of the  assets of Panocorp                                                                 230
   Translation adjustment....................................................                              (953)
   Net loss--Year ended  December 31, 1996 ..................................                           (11,719)
                                                                                     ----------        --------

Balance at December 31, 1996                                                                             12,099
   Common stock issued in public offering, net of issuance
     costs -- $ 796..                                                                                    23,014
   Issuance of Common stock under stock option plan..........................                                25
   Translation adjustment....................................................                            (1,694)
   Net loss--Year ended December 31, 1997....................................                           (14,664)
                                                                                     ----------        --------

Balance at December 31, 1997                                                                            $18,780
   Common stock issued in private placements, net of issuance
     costs -- $ 44                                                                                        4,506
   Issuance of Series E convertible preferred stock,
  net of issuance costs -- $ 822                                                                          7,440
   Issuance of Common stock under stock option plan..........................                                 1

   Translation adjustment ...................................................                               392
   Net loss--Year ended December 31, 1998....................................                           (17,863)
                                                                                     ----------        --------

Balance at December 31, 1998                                                                             13,257
   Common stock issued in private placements (unaudited)                                                    352
   Issuance costs and dividends accrued in relation to Series
     E Convertible Preferred stock issued in December 1998 (unaudited).......                              (335)
   Issuance of common stock in connection with the acquisition of certain
assets of Micron Display, net of issuance costs -- $493 (unaudited)..........                            14,223
   Issuance of warrants in connection with the acquisition of certain assets of
Micron Display (unaudited)...................................................                               257

    Issuance of common stock under stock option plan (unaudited).............                                27
   Translation adjustment (unaudited)........................................                              (787)
   Net loss--Six months ended June 30, 1999 (unaudited)......................                           (13,405)
                                                                                     ----------        --------

Balance at June 30, 1999 (unaudited)                                                        --           $13,589
                                                                                     ==========         =======


                             See accompanying notes.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (in thousands, except per share amounts)

                                                                                           Year Ended
                                                                                           December 31,
                                                                                           ------------
                                                                                 1996          1997        1998
                                                                                 ----          ----        ----
Operating activities
    Net loss ..............................................................    $(11,719)    $(14,664)    $(17,863)
    Adjustments to reconcile net loss to net cash (used) by
        operating activities:
    Depreciation and amortization .........................................       3,934        3,741        4,359
    Gain on disposal of fixed assets ......................................         (31)          --          (12)
    Deferred taxes ........................................................         (53)          --          680
     "in kind"  transactions ..............................................          --           --           --
    Change in assets and liabilities
        Accounts receivable--Trade ........................................       3,749          672          337
        Accounts receivable--Other ........................................         (21)         102          (75)
        Inventory .........................................................        (393)         (28)        (223)
        Other assets ......................................................        (280)         115          996
        Accounts payable, accrued expenses and other
          assets and liabilities                                                   (634)         983        2,948
        Deferred revenue ..................................................         300         (297)        (490)
                                                                               --------     --------     --------
    Net cash used in operating activities .................................      (5,148)      (9,376)      (9,343)
                                                                               --------     --------     --------
Investing activities
    Additions to property, plant, and equipment ...........................      (5,866)      (1,165)      (1,860)
    Reclassification of cash equivalents as restricted cash ...............          --      (10,080)         (32)
    Additions to patents ..................................................        (130)          --           --
                                                                               --------     --------     --------
    Net cash used in investing activities .................................      (5,996)     (11,245)      (1,892)
Financing activities
    Stock issued ..........................................................           3       21,639       11,906
    Proceeds from long-term borrowings ....................................          97       10,000           --
    Proceeds from sale leaseback transactions .............................          --           --           --
    Payments for equipment purchases financed by accounts
        payable ...........................................................        (997)          --           --
    Repayment of long-term borrowings .....................................        (215)        (787)        (739)
    Repayment of capital lease obligations ................................        (876)        (576)      (1,695)
                                                                               --------     --------     --------
    Net cash provided by (used in) financing activities ...................      (1,988)      30,276        9,472
    Effect of exchange rates on cash ......................................        (165)      (1,493)        (499)
                                                                               --------     --------     --------
    Net increase / (decrease) in cash equivalents .........................     (13,297)       8,162       (2,262)
Cash and cash equivalents beginning of period .............................      17,563        4,266       12,428
                                                                               --------     --------     --------
Cash and cash equivalents end of period ...................................    $  4,266     $ 12,428     $ 10,166
                                                                               ========     ========     ========
Supplemental disclosures of non cash activities:
Equipment acquired under capitalized leases ...............................          --           --     $ 12,048
Equipment purchases financed by accounts payable ..........................          --           --           --
Licenses acquired payable over two or three years .........................          --           --           --
Acquisitions of intangible by issuance of warrants ........................    $    230           --           --
Fixed assets disposed of in like-kind exchange ............................    $    468           --           --
Fixed assets acquired through like-kind exchange ..........................    $    499           --           --
Supplemental disclosures of cash flow information:
Interest paid .............................................................    $     52     $    184     $    729



                                                                                                             Period from
                                                                                                           June 18, 1999
                                                                                                              (date of
                                                                                                             inception)
                                                                                        Six months ended       through
                                                                                            June 30,          June 30,
                                                                                 1998         1999              1999
                                                                                 ----         ----              ----
                                                                                          (unaudited)       (unaudited)
Operating activities
    Net loss ..............................................................    $ (7,509)    $(13,405)         $(67,561)
    Adjustments to reconcile net loss to net cash (used) by
        operating activities:
    Depreciation and amortization .........................................       1,830        2,980            18,905
    Gain on disposal of fixed assets ......................................         (12)          --               (43)
    Deferred taxes ........................................................       1,693           --            (4,483)
     "in kind"  transactions ..............................................          --           --             1,420
    Change in assets and liabilities
        Accounts receivable--Trade ........................................        (638)         242              (102)
        Accounts receivable--Other ........................................         (38)          26               346
        Inventory .........................................................         (94)        (232)           (1,250)
        Other assets ......................................................       1,290        2,995             2,427
        Accounts payable, accrued expenses and other
          assets and liabilities                                                  1,864        1,113             9,760
        Deferred revenue ..................................................      (1,474)      (1,993)              297
                                                                               --------     --------          --------
    Net cash used in operating activities .................................      (3,088)      (8,274)          (40,284)
                                                                               --------     --------          --------
Investing activities
    Additions to property, plant, and equipment ...........................        (602)        (396)          (19,716)
    Reclassification of cash equivalents as restricted cash ...............          --        1,299            (8,813)
    Additions to patents ..................................................          --           --              (130)
                                                                               --------     --------          --------
    Net cash used in investing activities .................................        (602)         903           (28,659)
Financing activities
    Stock issued ..........................................................       3,980        4,198            71,702
    Proceeds from long-term borrowings ....................................          --           --            16,287
    Proceeds from sale leaseback transactions .............................          --           --             2,731
    Payments for equipment purchases financed by accounts
        payable ...........................................................          --           --            (3,706)
    Repayment of long-term borrowings .....................................        (232)          --            (3,815)
    Repayment of capital lease obligations ................................      (2,374)        (360)           (4,362)
                                                                               --------     --------          --------
    Net cash provided by (used in) financing activities ...................       1,373        3,838            78,837
    Effect of exchange rates on cash ......................................        (229)         384            (2,877)
                                                                               --------     --------          --------
    Net increase / (decrease) in cash equivalents .........................      (2,546)      (3,149)            7,017
Cash and cash equivalents beginning of period .............................      12,428       10,166                --
                                                                               --------     --------          --------
Cash and cash equivalents end of period ...................................    $  9,882     $  7,017          $  7,017
                                                                               ========     ========          ========
Supplemental disclosures of non cash activities:
Equipment acquired under capitalized leases ...............................    $ 10,596     $    679          $ 13,257
Equipment purchases financed by accounts payable ..........................          --           --          $    920
Licenses acquired payable over two or three years .........................          --           --          $  3,765
Acquisitions of intangible by issuance of warrants ........................          --           --          $    230
Fixed assets disposed of in like-kind exchange ............................          --           --          $    468
Fixed assets acquired through like-kind exchange ..........................          --           --          $    499
Supplemental disclosures of cash flow information:
Interest paid .............................................................    $    592     $    728          $    925



                             See accompanying notes.

                   Notes to Consolidated Financial Statements
                    (Information as of and for the six months
                   ended June 30, 1998 and 1999 is unaudited)
                 (all amounts in thousands except share amounts)

1.   Organization and Business Activity

     PixTech, Inc. was incorporated under the laws of Delaware on October 27, 1993. On November 30, 1993, PixTech, Inc. acquired 100% beneficial ownership of PixTech S.A., through a share exchange agreement. PixTech S.A. was incorporated under the laws of France on June 18, 1992. For accounting purposes, the acquisition has been treated as a recapitalization of PixTech S.A. As used herein, "the Company" refers to PixTech, Inc. and PixTech S.A.

     The Company was founded to improve, utilize and license certain background technology developed by Laboratoire Electronique de Technologie et d'Instrumentation ("LETI"), a French government-owned research and development laboratory in the field of flat panel displays using electron emitters, known as field emission displays ("FEDs").

     The Company has devoted substantially all its efforts to raising capital, conducting research and development activities, concluding cooperation and license agreements with certain displays manufacturers, and establishing manufacturing capabilities for its FEDs. Revenues from principal planned operations will mainly consist of product sales. As these revenues have not commenced, PixTech, Inc. is still in a development stage and falls under the provisions of FAS No. 7 "Accounting and Reporting by Development Stage Enterprises".

2.   Summary of the Significant Accounting Policies

     Basis of presentation

     The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


     Principles of consolidation

     The consolidated financial statements include the accounts of PixTech, Inc.
and  its  wholly  owned  subsidiary  PixTech  S.A.   Intercompany  accounts  and
transactions have been eliminated in consolidation.


     Fiscal Year

     The Company ends its fiscal year on December 31.


     Interim Financial information

     The financial information as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 is unaudited but includes all adjustments consisting only of normal recurring entries that management considers necessary for fair presentation. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for any future period. The unaudited financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 have been prepared in accordance with genearally accepted accounting principles for intermim financial information. Accordingly, they do not contain all disclosures required by generally accepted accounting priciples for complete financial statements.

     Revenue recognition--Cooperation and License Agreements

     The Company has entered into cooperation and license agreements with certain displays manufacturers. Under these contracts, the Company shares technology with such members through cross licensing provisions. Each contract provides for certain fees and royalties to be paid to the Company. The Company believes that each of the cooperation and license agreements are long-term construction/production contracts pursuant to SOP 81-1 and that the criteria have been satisfied to entitle the Company to partially recognize the revenue under those contracts. Certain fees payable to the Company under these agreements were milestone-related and were due in accordance with the terms of each agreement when the milestone is achieved. Once paid, such fees are irrevocable. The Company recognized this milestone-related revenue only when each milestone had been fully performed, as agreed by the parties. Costs incurred under these contracts were considered costs in the period incurred, regardless of when related revenue is recognized.

     Texas Instruments. The Company entered into a Cooperation and License Agreement with Texas Instruments Incorporated on June 29, 1993. This Agreement was terminated on July 15, 1996. In 1996, the Company recorded cooperation and license revenues under this terminated agreement in the amount of $1,336.

     Futaba Corporation. The Company entered into a Cooperation and License Agreement with Futaba Corporation ("Futaba") on November 27, 1993 (the "Futaba Agreement"). Pursuant to the Futaba Agreement, Futaba agreed to pay the Company a license fee upon signing the agreement, which was recognized upon execution of the agreement. Futaba also agreed to a technology transfer fee, payable to the Company in three installments upon the occurrence of certain milestones, and an additional fee payable annually upon the achievement of further product development milestones. Finally, to the extent that Futaba successfully incorporates the cross-licensed technology into its own products, Futaba must make royalty payments in connection with the sale of products incorporating the technology licensed by the Company. At that time, the Company will recognize royalty revenues.

     In order to reach certain specified milestones under the Futaba Agreement, the Company performed certain services in the field of technology development. In accordance with the Futaba Agreement, the milestone-related revenues were recognized when certain milestone were achieved. The cooperation period between the Company and Futaba expired in January 1997 and the Company will not record any additional milestone based revenues in the future.

     Raytheon Company. The Company entered into a Cooperation and License Agreement with Raytheon Company ("Raytheon") on June 1, 1994 (the "Raytheon Agreement"). Pursuant to the Raytheon Agreement, Raytheon agreed to pay the Company a license fee payable in part upon the signing of the agreement and for a specified number of months thereafter. Such license fee was recognized when due. Raytheon also agreed to make two additional payments based on the achievement of certain milestones. Raytheon also must make royalty payments in connection with the sale of products incorporating technology licensed to it by the Company.

     In June 1997, the cooperation period between the Company and Raytheon was extended for a period of two years but no revenue was associated with such extension. To the extent that Raytheon successfully incorporates the cross-licensed technology into its own products, the Company will recognize royalty revenues as Raytheon sells the products. The Company believes that Raytheon Company may have suspended its internal program to develop FEDs.

     Motorola, Inc. The Company entered into a Cooperation and License Agreement with Motorola, Inc. ("Motorola") on June 13, 1995 (the "Motorola Agreement"). Pursuant to the Motorola Agreement, Motorola agreed to pay the Company a license fee upon signing the agreement, which was recognized upon execution of the agreement. Motorola also agreed to a technology transfer fee, payable to the Company upon the occurrence of certain milestones, and an additional technology update fee payable annually over a period of three years. Finally, Motorola must make royalty payments in connection with the sale of its own products incorporating the technology licensed by the Company.

     In order to reach certain of the specified milestones under the Motorola Agreement, the Company performed services in the field of technology development. In accordance with the Motorola Agreement, the milestone-related payments were irrevocable when paid. Cash milestone-related revenues was recognized when certain milestones were achieved.

     The cooperation period between the Company and Motorola expired in June 1998 and the Company will not record any additional milestone based revenues in the future.

     To the extent that Motorola successfully incorporates the cross-licensed technology into its own products, the Company will recognize royalty revenues as Motorola sells the products.


     Revenue Recognition--Product Revenue

     Product revenue is recognized upon shipment in the case of standard deliveries, and upon acceptance by the customer in the case of first delivery of a specified product.

     Revenue Recognition--Grants

     The Company recognizes revenue from unconditional grants received from governmental agencies in the period granted. Revenue from conditional grants received are recognized when all conditions outlined in the grant have been met.

     Foreign Currency Translation

     Assets and liabilities of PixTech S.A. are translated into U.S. dollar equivalents at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rates of exchange prevailing during the period. The related translation adjustments are reflected in stockholders' equity. Foreign currency gains or losses resulting from transactions are included in results of operations, except for transaction gains and losses attributable to intercompany transactions, and for foreign currency transactions or cash balances that hedge foreign currency commitments; such transactions and cash balances are recorded in the same manner as translation adjustments, as recommended by the Statement of Financial Accounting Standards No 52, "Foreign currency translation" ("SFAS 52").

     Net Income (Loss) Per Share

     On December 31, 1997, the Company adopted Statement of Financial Accounting Standards No 128, "Earnings per Share", ("SFAS 128").

     Prior to the adoption of SFAS 128, net income (loss) per share has been calculated in accordance with the provisions of Accounting Principles Board Opinion No 15, "Earnings per Share" (APB 15), using the weighted average number of shares, convertible preferred shares assuming conversion at date of issuance, and dilutive equivalent shares from stock options and warrants using the treasury stock method. Net income (loss) per share also reflects for all periods presented a 2 for 3 reverse stock split which was effective at the closing of the Company's initial public offering.

     Pursuant to SFAS 128, the Company is required to change the method currently used to compute earnings per share and to restate all prior periods. SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effects of options, warrants and convertible securities.

     There is no impact of Statement 128 on the previous calculation of loss per share for the financial years ended December 31, 1996, 1997 or 1998. As net losses have been reported in these periods, the dilutive effects of stock options, preferred stock and warrants were excluded from the calculation of net loss per share under APB 15.

     Comprehensive Income

     The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", ("SFAS 130"), effective for the Company for the first quarter of 1998. SFAS 130 requires that items defined as other comprehensive income, such as foreign currency translation adjustments, be separately classified in the financial statements and that the accumulated balance of other comprehensive income be reported separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The components of comprehensive income for the years ended December 31, 1996, 1997 and 1998 consist solely of foreign currency translation adjustments.

     Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Investments

     The Company accounts for investments in accordance with Statement of Financial Accounting Standards No 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company had no investments at December 31, 1997 or December 31, 1998, other than pledged cash (See Note 6--Short term and long term restricted cash). There were no realized gains or losses on sales of investments in 1996, 1997 or 1998.

     Inventory

     Inventory is valued at the lower of cost (first-in, first-out basis) or market. Inventory consists of raw material and spare parts.

     Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets, generally five years for pilot production equipment and six years for Unipac volume production equipment, ten years for building improvements and twenty years for buildings. Equipment financed under capital leases are depreciated over the shorter of the estimated useful life or the lease term. Amortization expense is included within depreciation expense.

     Impairment of Long-Lived Assets

     In January 1996, the Company adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which establishes criteria for the recognition and measurement of impairment loss associated with long-lived assets. Adoption of SFAS 121 did not have a material impact on the Company's financial position or results of operations.

     Patents and Other Intangible Assets

     Patent application and establishment costs are expensed as incurred.

     Other intangible assets include primarily goodwill. The carrying value of goodwill is reviewed on an ongoing basis to assess if facts or circumstances suggest that the Company's goodwill may be impaired. If this review indicates that goodwill will not be recoverable, based on the expected future cash flows to be generated by these assets over their remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall of discounted cash flows.

     Employee Stock Option Plans

     In 1996, the Company adopted the disclosure provisions of Statement of Financial Accounting Standards No 123 ("SFAS 123"), "Accounting for Stock Based Compensation". As permitted by SFAS 123, the Company has elected to continue to account for its employee stock option plans and the Employee Stock Purchase Plans in accordance with the provisions of the Accounting Principles Board Opinion No 25 "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, when the exercise price of the Company's employee stock options is less than the market price of the underlying shares of the date of grant, compensation expense is recognized.

     Accounting for Income Taxes

     The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Pension Costs

     In France, legislation requires that lump sum retirement indemnities be paid to employees based upon their years of services and compensation at retirement. The actuarial liability of this unfunded obligation as of December 31, 1997 and December 31, 1998 is $46 and $85, respectively. Pension expense incurred was $14 in 1996, $14 in 1997 and $35 in 1998.

3.   Other current assets

     The components of other current assets are as follows :

                                                           December 31,
                                                       --------------------
                                                        1997          1998
                                                       ------        ------
     Value added tax refundable ...............        $  882        $1,141
     Grants receivable ........................         1,210            --
     Other ....................................            74           213
                                                       ------        ------
                                                       $2,166        $1,354
                                                       ======        ======

4.   Property, Plant and Equipment

     The components of Property, Plant and Equipment are as follows:

                                                         December 31,
                                                   -----------------------
                                                     1997           1998
                                                   --------       --------

     Land ...................................      $    218       $    232
     Buildings and improvements .............         2,532          2,714
     Machinery and equipment ................        14,941         29,503
     Furniture and fixtures .................         1,089          1,163
                                                   --------       --------
                                                     18,780         33,612
     Less accumulated depreciation ..........        (9,427)       (14,786)
                                                   --------       --------
                                                   $  9,353       $ 18,826
                                                   ========       ========

     In 1994, the Company entered into capital lease agreements for production equipment. The gross and net book values of equipment financed under capital leases amounted $3,857 and $947, respectively, at December 31, 1997 and $4,107 and $350, respectively, at December 31, 1998.

     Land and buildings with a net book value of $1,100 and $1,123 at December 31, 1997 and December 31, 1998, respectively, have been pledged to guarantee a $10,000 loan received from Sumitomo Corporation in November 1997. See note 7--Long-term debt.

     Pursuant to the Display Foundry Agreement signed in 1997 with Unipac, volume FEDs production equipment was installed at Unipac's facility. That equipment was purchased and funded by Unipac, and a portion of it is leased to PixTech, which amounts to $12,048 as of December 31, 1998. According to Financial Accounting Standard 13, "Accounting for Leases", PixTech's share of equipment was recorded as assets under the caption "Property, Plant and Equipment", in the net amount of $11,061. Depreciation of $988 was recorded during 1998. As of December 31, 1998, the related capital lease obligation amounts to $10,125, of which $1,869 has been recorded as current portion. (See
Note 8--Capital leases). As of June 30, 1999, the equipment leased by Unipac to PixTech amounted to $11,554 and was recorded as assets under the caption "Property, Plant and Equipment", in the net amount of $11,061. Depreciation of $941 was recorded during the six-month period ended June 30, 1999. As of June 30, 1999, the related capital lease obligation amounts to $10,286, of which $1,950 has been recorded as current portion. In connection with the Micron Transaction (see "Note 20 -- Micron transaction"), production equipment located in Boise, Idaho, was acquired by the Company in May 1999. This acquisition was recorded in the amount of $13,316. The estimated fair value of net assets acquired in the Micron Transaction was approximately $9,157 in excess of the cost of net assets acquired. The estimated fair value of property, plant and equipment of $22,473 was proportionally reduced to the extent that the fair value of net assets acquired exceeded cost, resulting in property plant and equipment of $13,316 (see "Note 21 -- Subsequent events").

5.   Goodwill

     On February 20, 1996, the Company acquired substantially all the assets of PanoCorp, Inc. ("Panocorp"), a research and development company located in California, in a transaction accounted for as a purchase. The assets of PanoCorp, Inc., principally including fixed assets valued at $120, were purchased for $250 in cash plus 150,000 warrants to purchase shares of the Company's common stock at an exercise price of $11.67 per share. See Note 11--Stockholders' Equity - Warrants.

     The fair value of the 150,000 warrants was computed using the Black-Scholes model. Pursuant to APB Opinion 16, the value of such warrants was estimated at $230 and the entire transaction generated goodwill of $360. This goodwill is being amortized over 5 years.

     The purchase agreement also calls for the issuance of up to 600,000 additional warrants to the shareholders of PanoCorp, contingent upon the achievement by the Company of specified technical milestones before end of February 1999. No such warrants have been issued at December 31, 1998 and, at that date, no more than 200,000 warrants to purchase shares of the Company's common stock, at an exercise price of $16.67 per share, may be issued under the purchase agreement. As of June 30, 1999, no such warrants have been issued or will be issued in the future under the purchase agreement.

6.   Short-term and long-term restricted cash

     In August 1997, the Company provided Unipac Optoelectronics Corp. ("Unipac"), its Asian manufacturing partner, with a written bank guaranty in an amount of $10,000 pursuant to the display foundry agreement (the "Foundry Agreement") signed in May 1997 between the Company and Unipac in order to implement volume production of FEDs at Unipac's manufacturing line. The Company granted the issuing banks a security interest in its cash and cash equivalents for the same amount. The pledged cash and cash equivalents have been recorded as short-term and long-term restricted cash in the balance sheet. Under certain conditions of the Foundry Agreement, Unipac can sell certain equipment to the Company. The payment for such equipment will be secured by Unipac through the exercise of the bank guaranty. Both the amount of the guaranty to Unipac and the amount of the security interest to the banks is expected to decrease to match the net amount of equipment leased by Unipac to the Company.

7.   Long-term debt

     Long-term debt consists of the following :

                                                           December 31,
                                                      --------------------
                                                        1997        1998
                                                      --------    --------
     Loan payable (a) .............................   $ 10,000    $ 10,000
     Non interest bearing loan from ANVAR (b) .....      2,004       1,601
     Equipment purchase loans (c) .................        172          93
     Loan payable (d) .............................         45          --
     Loan payable (e) .............................        167         107
                                                      --------    --------
                                                        12,388      11,801
     Less: current portion ........................     (1,364)     (3,410)
                                                      --------    --------
     Total long-term debt, less current portion ...   $ 11,024    $  8,391
                                                      ========    ========

     (a) In November 1997, Sumitomo Corporation ("Sumitomo") granted PixTech a $10,000 loan repayable over a period of three years. Of this $10,000 amount, $5,000 represents a straight loan payable in four equal installments every 6 months starting April 7, 1999, bearing interest at prime rate plus 0.75% per annum. The remaining amount of $5,000 represents a convertible loan payable in November 2000, bearing interest at prime rate plus 0.75% per annum, and partially or totally convertible, at Sumitomo's option, into shares of Common Stock of the Company at a conversion price equal to 80% of the market price on the conversion date. This option becomes exercisable starting April 1999 and expires November 2000. As part of the Sumitomo Agreement, the loan is partially secured as follows: (i) the Company pledged certain PixTech S.A. land and constructions located in Rousset. See Note 4-- Property, plant and equipment ;
(ii) the French atomic energy agency, Commissariat a l'Energie Atomique ("CEA"), has guaranteed certain contingent payment obligations towards Sumitomo in case of default by PixTech. See Note 16-- Related parties transactions. In addition, should the Company default on the repayment of the loan, the Company will remit to Sumitomo two thirds of any royalty amount received from any licensee until all obligations to Sumitomo are satisfied.

     (b) The Company entered into a development contract with a French Public agency ANVAR in 1993. Under this agreement, the Company received a non-interest bearing loan. Repayment of this loan started in 1997.

     (c) In 1994, the Company was granted a $686 loan from a supplier of a piece of particular equipment. This loan is payable in 8 installments of $77, including interest at 6.50%, over a period of 4 years starting in May 1996.

     (d) In 1994, the Company was granted a loan, which bears interest at 5% and is repayable in 8 installments of approximately $17 over two years starting in December 1996. As of December 31, 1998, this loan was totally repaid.

     (e) In 1995, the Company was granted a bank loan, which bears interest at 6.37% and is repayable in 20 installments of approximately $20 over 5 years starting in July 1995.

     Future minimum payments under these obligations are as follows:

     At December 31, 1998, due for the years
     ending December 31,
     1999 ......................................................    $ 3,410
     2000 (f) ..................................................      8,391
                                                                    -------
     Total minimum payments ....................................    $11,801
                                                                    -------

     At June 30, 1999, due for the years
     ending December 31,
     1999 ......................................................    $ 2,880
     2000 (f) ..................................................      9,223
                                                                    -------
     2001 ......................................................        767
                                                                    =======
     2002 ......................................................        777
                                                                    =======
     2003 ......................................................        205
                                                                    =======
     2004 ......................................................        198
                                                                    =======
     2005 ......................................................        834
                                                                    =======
     Total minimum payments ....................................    $14,883
                                                                    =======

     (f) Includes the $5,000 convertible loan repayable in November 2000, and partially or totally convertible into shares of Common Stock of the Company after April 7, 1999. See note (a) above.

     In 1997 and January 1999, the Company entered into two R&D agreements with French authorities. Under these agreements, the Company expects to benefit from zero-interest loans totaling approximately $3,000, of which $2,000 were received during the six-month period ended June 30, 1999, and $800 are expected to be received in the second half of 1999. As of June 30, 1999, the related long term debt was recorded in the amount of $2,014.

8.   Capital leases

                                                        December 31,
                                                    1997            1998
                                                  --------        --------
     Capital lease obligations ............       $  1,040        $ 10,588
     Less: current  portion ...............           (599)         (2,189)
                                                  --------        --------

                                                  $    441        $  8,399
                                                  --------        --------

     In December 1994, the Company completed several sale-leaseback transactions whereby equipment with a net book value of $4,219 was financed through three to five-year capital lease obligations, effective December 1994. At December 31, 1998, the net book value of this equipment was $350.

     Pursuant to the Display Foundry Agreement signed in 1997 with Unipac, PixTech's share of volume FEDs production installed at Unipac's facility is leased to PixTech. As of December 31, 1998, the related capital lease obligation amounts to $10,125, of which $1,869 has been recorded as current portion. (See
Note 4--Property, Plant and Equipment).

     Future minimum payments under these obligations are as follows:

     At December 31, 1998, due for the years ending December 31,
     1999 ....................................................    $  2,880
     2000 ....................................................       2,511
     2001 ....................................................       2,233
     2002 ....................................................       2,110
     2003 ....................................................       1,987
     2004 ....................................................         792
                                                                  --------
     Total minimum payments ..................................      12,513
     Less amount representing interest .......................      (1,925)
                                                                  --------
     Present value of minimum capitalized lease payments .....    $ 10,588
                                                                  --------

        At June 30, 1999, due for the years ending December 31,

     1999 ....................................................    $  1,625
     2000 ....................................................       2,938
     2001 ....................................................       2,663
     2002 ....................................................       2,361
     2003 ....................................................       2,224
     2004 ....................................................         890
                                                                  --------
     Total minimum payments ..................................      12,701
     Less amount representing interest .......................      (1,774)
                                                                  --------
     Present value of minimum capitalized lease payments .....    $ 10,927
                                                                  --------

9.   Commitments and contingencies

     Operating leases

     The Company is obligated under operating lease agreements for equipment and manufacturing and office facilities.

     The Company leases certain equipment under a cancelable operating lease with terms of 60 months through 1999. The total amount of the base rent payments has been charged as an expense on the straight line method over the term of the lease.

     The Company leases its main manufacturing and office facilities under a non-cancelable operating lease which expires September 2000.

     Minimum annual rental commitments under non cancelable leases at December 31, 1998, are as follows :

     Year ending December 31,
     1999 ...............................................            $1,113
     2000 ...............................................               768
     2001 ...............................................                46
     2002 ...............................................                15
     2003 ...............................................                14
     2004 ...............................................                 7
                                                                     ------
     Total minimum payments .............................            $1,963
                                                                     ======

     Minimum annual rental commitments under non cancelable leases at June 30, 1999, are as follows :

        Year ending December 31,

     1999 ...............................................            $  183
     2000 ...............................................               367
     2001 ...............................................               335
     2002 ...............................................               126
     2003 ...............................................                 1
                                                                     ------
     Total minimum payments .............................            $1,012
                                                                     ======


     Rental expense for all operating leases consisted of the following:

                                                  1996      1997      1998
                                                  ----      ----      ----

     Rent expense for operating leases           $1,439    $1,245    $1,188
                                                 ======    ======    ======

     License Agreement and Research and Development Agreement with CEA

     See Note 16--Related Party Transactions

10.   Fair Value of Financial Instruments

     At December 31, 1997 and 1998, the carrying values of financial instruments such as cash and cash equivalents, short term investments, accounts receivable and payable, other receivables and accrued liabilities and the current portion of long-term debt approximated their market values, based on the short-term maturities of these instruments.

     At December 31, 1998, the fair value of long-term portion of restricted cash, with total book value of $8,427 was $6,949.

     At December 31, 1997 and 1998, the fair values of long-term debt and other long-term liabilities, with book value of $13,984 and $22,917 were $12,463 and $16,081, respectively.

     Fair value is determined based on expected future cash flows, discounted at market interest rates, and other appropriate valuation methodologies.

11.  Stockholders' Equity

     The share amounts and per share dollar amounts included herein reflect the effect of the 2 for 3 reverse stock split which was effective on July 18, 1995.

     Common Stock

     On July 18, 1995, the Company sold 2,500,000 shares of common stock for net proceeds of $20,998 in its initial public offering on Nasdaq.

     On February 7, 1997, the Company sold 3,333,000 shares of Common Stock in a public offering in Europe resulting in net proceeds of $15,927.

     In February 1997, the Company sold 463,708 and 1,111,111 shares of the Company's Common Stock to Motorola, Inc. and to United Microelectronics Corporation, the parent company of Unipac Optoelectronics Corporation, respectively, in private placements resulting in net proceeds of $2,086 and $5,000 respectively.

     In March 1998, the Company sold 1,000,000 shares of the Company's Common Stock to The Kaufmann Fund Inc., in a private placement at a price of $4.00 per share, resulting in net cash proceeds of $4,000 before expenses payable by the Company, which amounted to $44.

     In March 1998, the Company entered into a license agreement with Coloray Display Corporation, a California corporation ("Coloray"), providing PixTech with a worldwide, nonexclusive royalty-free license on certain technologies related to field emission displays. In consideration of the license and rights granted to PixTech, the Company paid an amount of $75 and issued 14,000 shares of the Company's Common Stock, valued at a price of $3.57 per share, representing a total amount of $50.

     In December 1998, the Company sold 222,222 shares of the Company's Common Stock in a private placement at a price of $2.25 per share, resulting in net proceeds of $500.

     There were 15,000,329 shares of Common Stock outstanding at December 31, 1998.

     In January 1999, the Company sold 150,000 shares of the Company's Common Stock in a private placement at a price of $2.35 per share, resulting in net proceeds of $352.

     In consideration of the Micron Transaction (See "Note 20 -- Micron transaction"), the Company issued in May 1999 7,133,562 shares of the Company's Common Stock, representing a total amount of $14,717, and a warrant to purchase 310,000 shares of the Company's Common Stock at an exercise price of approximately $2.25 per share. The fair value of the 310,000 warrants was computed using the Black-Scholes model and was estimated at $257. In consideration of the 7,133,562 shares of Common Stock and 310,000 warrants issued pursuant to the Micon Transaction, the Company was granted certain assets, assumed certain liabilities, and received $4.3 million in cash. Cash flows generated from financing activities in the six-month period ended June 30, 1999 excluded non-cash transactions related to the acquisition of these assets and the assumption of these liabilites, and resulted in net proceeds to the Company of $3.8 million (net of issuance costs).

     Preferred Stock

     The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to fix the relative rights thereof. In December 1998, 500,000 shares of Preferred Stock were reserved for the issuance of "Series E Convertible Preferred Stock".

     Convertible preferred stock

     The Company's Series A to D shares of Convertible Preferred Stock automatically converted into shares of Common Stock upon the closing of the Company's initial public offering in 1995.

     In December 1998, the Company issued 367,269 Series E shares of Convertible Preferred Stock. The Preferred Stock was sold in a private placement at a price of approximately $22.53 per share, resulting in net proceeds of $8,275, before expenses payable by the Company, which amounted to $822. The amount representing Preferred Stock sold by the Company is generally convertible into shares of Common Stock starting from June 21, 1999 at a conversion price equal to the lesser of approximately $2.25 per share of Common Stock or the average of the closing price of the Common Stock over the ten trading days immediately preceding the notice of conversion. In addition to the conversion feature, the Preferred Stock has a liquidation preference equal to the purchase price of the preferred stock and a cumulative dividend. The Preferred Stock will automatically convert into Common Stock on December 22, 2003. The Preferred Stock is redeemable at the option of the Company at the issue price upon certain events. The holders of shares of Series E Preferred Stock are entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series E Preferred Stock held by such holder are convertible.

     The holders of Series E Preferred Stock are entitled to receive cumulative dividends. Dividends are calculated on a 6% interest basis per annum, on the purchase price paid for the Series E Preferred shares for the numbers of days that the stock price is above $2.253, on a 8% interest basis for the numbers of days that the stock price is between $1.127 and $2.253, and on a 10% interest basis for the number of days that the stock price is below $1.127. At December 31, 1998 a dividend of $12 was accrued and recorded against Stockholders' Equity.

     In addition, the Company agreed to reserve, out of the authorized but unissued shares, 150% of the number of shares of Common Stock that the Series E Stock is convertible into. As of December 31, 1998, the Series E Stock would have been convertible into 3,678,199 shares of Common Stock thus requiring the Company to reserve 5,517,299 shares of the remaining authorized but unissued shares.

     As of June 30, 1999 , there were 367,269 shares of Series E Preferred Stock outstanding. These shares of Series E Preferred Stock were convertible into shares of Common Stock. As of June 30, 1999, the Series E Stock, including accrued dividends, would have been convertible into 5,820,779 shares of Common Stock using a conversion price of $1.48, equal to the average closing price of the Company's Common Stock over the 10 trading days ending June 29, 1999. Consequently, there were 28,173,697 shares of Common Stock or equivalent to shares of Common Stock outstanding as of June 30, 1999.

     In July 1999, 70,000 shares of Series E Preferred Stock were converted into shares of Common Stock at an average conversion price of $1.47, resulting in the issuance of1,114,220 shares of the Company's Common Stock (See "Note 21 -- Subsequent events"). As of July 31, 1999, there were 297,269 shares of Series E Preferred Stock outstanding. These Series E Preferred Shares would have been convertible into 3,866,213 shares of the Company's Common Stock using a conversion price of $1.81, equal to the average closing price of the Company's Common Stock over the 10 trading days ending July 30, 1999. Consequently, there were 27,333,351 shares of Common Stock or equivalent to shares of Common Stock outstanding as of July 31, 1999.

     Stock Options

     1993 Stock Option Plan

     The Company adopted a stock option plan on November 30, 1993, the "1993 Stock Option Plan" (which was amended and restated in May 1995 and in April
1997), under which options to purchase shares of common stock may be granted to key employees and consultants of the Company. The plan provides that the option price shall be determined by the Compensation Committee of the Board of Directors and that no portion of the option may be exercised beyond ten years from the date of grant. Options which are outstanding at December 31, 1998, become exercisable within a certain period of time or when specific milestones are completed.

     The activity under the option plan was as follows:


                                                                                              Weighted
                                                                                               Average
                                                         Shares            Options           Option Price
                                                        available        outstanding           per Share
                                                       ---------         -----------           ---------
     Balance at December 31, 1995 ...............        544,039           1,228,074
                                                      ==========          ==========
         Options granted ........................       (365,850)            365,850            $8.018
         Options exercised ......................             --             (29,083)            0.375
         Options terminated unexercised .........        100,567            (100,567)            2.859
                                                      ----------          ----------
     Balance at December 31, 1996 ...............        278,756           1,464,274
                                                      ==========          ==========
         Additional shares reserved .............        800,000
         Options granted ........................     (1,121,050)          1,121,050            $4.300
         Options exercised ......................             --             (52,989)            0.506
         Options terminated unexercised .........        464,193            (464,193)            7.875
                                                      ----------          ----------
     Balance at December 31, 1997 ...............        421,899           2,068,142
                                                      ==========          ==========
         Options granted ........................       (444,960)            444,960            $4.626
         Options exercised ......................             --              (1,375)            0.656
         Options terminated unexercised .........        362,535            (362,535)            4.632
                                                      ----------          ----------
     Balance at December 31, 1998 ...............        339,474           2,149,192
                                                      ==========          ==========


     Options to purchase 748,667 shares and 1,125,434 shares were exercisable at weighted-average exercise prices of $1.110 and $1.886 at December 31, 1997 and December 31,1998, respectively.

     Exercise prices for options outstanding as of December 31, 1998 ranged from $0.375 to $9.750. The weighted average remaining contractual life of those options is 7.369 years.

     Pro forma information regarding net loss and loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following average assumptions for all three years: risk-free interest rates of 3%; dividend yields of 0%; volatility factors of the expected market price of the Company's shares of Common Stock of 0.74 ; and a weighted-average expected life of the option of 4 years.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows (in thousands except for loss per share information) :

     ---------------------------------------------------------------------
                                        1996         1997           1998
     ---------------------------------------------------------------------
     Pro forma net loss             $  (11,869)   $  (14,865)   $  (18,690)
     Pro forma loss per share       $    (1.46)   $    (1.13)   $    (1.29)
     ---------------------------------------------------------------------

     The weighted-average fair value of options granted during 1996, 1997 and 1998 were $3.84, $2.52 and $2.82, respectively.

     Director Stock Option Plan

     In May 1995, the Company adopted the 1995 Director Stock Option Plan (the "Director Stock Plan"), which provides for the issuance of up to 50,000 shares of the Company's stock. The Director Stock Plan provides for an automatic grant of options to purchase the Company's stock at its fair market value to the non-employee directors of the Company upon election or re-election to the Board of Directors.

     The activity under the option plan was as follows:

                                                                               Weighted Average
                                                                                    Option
                                                    Shares       Options             Price
                                                   available   outstanding          per Share
                                                   ---------   -----------          ---------
     Balance at December 31, 1995 ................  50,000           --
                                                    ======
         Options granted .........................  (6,000)       6,000              $ 8.625
                                                    -------      ------
     Balance at December 31, 1996 ................  44,000        6,000
                                                    =======      ======
         Options granted ......................... (12,000)      12,000              $ 3.910
                                                    -------      ------
     Balance at December 31, 1997 ................  32,000       18,000
                                                    =======      ======
         Options granted ......................... (12,000)      12,000              $ 4.646
         Options terminated unexercised ..........  14,000      (14,000)             $ 5.962
                                                    -------      ------
     Balance at December 31, 1998 ................  34,000       16,000
                                                    =======      ======

As of December 31, 1998 and at the date of grant, the exercise prices of each stock option grant under the Director Stock Plan was above the Company's stock price. Therefore, no compensation expense was incurred.

     Warrants

     In December 1994, in connection with various equipment leases, the Company entered into a warrant agreement. Under this agreement, the Company granted a right to purchase 62,500 shares of Common Stock of the Company at a purchase price of $2.88 per share. No value was ascribed to the warrant. This warrant expires on July 18, 2000.

     In February 1996, in order to finance partially the purchase of PanoCorp assets, the Company granted 150,000 warrants to purchase shares of the Company's common stock at an exercise price of $11.67 per share. See Note 5--Goodwill.

     In February 1997, in connection with the purchase of 463,708 shares of the Company's Common Stock, Motorola received warrants to purchase an additional 463,708 shares of the Common Stock of the Company at a price of $5.50 per share, which have expired unexercised on December 31, 1998.

     Employee Stock Purchase Plan

     In May 1995, the Company adopted an employee stock purchase plan (the "Purchase Plan") under which employees may purchase shares of Common Stock at a discount from fair market value. 100,000 shares of Common Stock are reserved for issuance under the Purchase Plan. To date, no shares have been issued under the Purchase Plan. Rights to purchase Common Stock under the Purchase Plan are granted at the discretion of the Compensation Committee, which determines the frequency and duration of individual offerings under the Plan and the dates when the stock may be purchased. Eligible employees, which represent all full-time employees (as defined by the Purchase Plan), participate voluntarily and may withdraw from any offering at any time before the stock is purchased. The purchase price per share of Common Stock in an offering is 85% of the lesser of its fair market value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions, periodic lump sum payments or a combination of both. The Purchase Plan terminates on May 9, 2005.

     Shares available for issuance

     At December 31, 1998, 2,851,166 shares of Common Stock are reserved for shares issuable under the Purchase Plan or upon exercise of stock options and warrants. In addition, 5,517,299 shares of Common Stock are reserved for shares issuable upon conversion of the Convertible Preferred Stock. Therefore, on December 31, 1998, out of the 30,000,000 authorized shares of Common Stock, 6,631,206 shares were available for issuance by the Company.

12.  Other and deferred revenues

     Other revenues and deferred revenues include the following:

                                                                                              December 31,
                                                                         -------------------------------------------------------
                                                                                 1997                             1998
                                                                         -----------------------         ------------------------
                                                                          Other         Deferred         Other          Deferred
     Grant from French Ministry of Industry (a) ...............          $  663          $1,210          $1,211          $   --
     Grant from French local authorities (b) ..................             144             913             290           1,396
     Grant from European Union, Esprit Program (c) ............              --             423              96             766
     Insurance refund (d) .....................................             292              --              --              --
     Other(e) .................................................              43              --             371              --
                                                                         ------          ------          ------          ------
     TOTAL ....................................................          $1,142          $2,546          $1,968          $2,162
                                                                         ======          ======          ======          ======

     (a) In December 1994, the Company was awarded a grant from the French Ministry of Industry to support manufacturing of Field Emission Displays. The total contribution of the French Ministry of Industry amounted to $2,674. The Company recognized as income $800 in 1996, $663 in 1997, and $1,211 in 1998, as all conditions of the grant were met.

     (b) PixTech SA was awarded certain incentives to establish its manufacturing facilities in Montpellier, France. These incentives are partially subject to maintaining an operating facility in this location for a certain period of time. In 1998, no revenue was recognized in relation to these incentives. Revenue is deferred until all conditions are met. In 1998, revenue recognized in the amount of $290 was related to various incentives granted by French local authorities.

     (c) In February 1997, the Company entered into an R&D agreement with the European Union for 18 months starting February 1, 1997. The contribution of the European Union to the costs incurred by the Company amounts to $800 over the period. The Company received $423 and $293 from this contribution in 1997 and in 1998, respectively. This contribution was not recognized as income in 1997 nor in 1998 as all conditions stipulated in the agreement were not met. In 1998, revenue recognized in the amount of $96 is related to another R&D agreement entered into in 1993 with the European Union. The total contribution of the European Union amounted to $546. The Company received $330 in 1994, $120 in 1995 and $96 in 1998 from this contribution. This contribution was recognized as income ratably over the contract period as required costs were incurred to meet the conditions of the grant, at which point such portion of the contribution is irrevocable as stipulated in the agreement.

     (d) In September 1997, the Company collected an amount of $620 in payment under its business insurance policy to cover losses incurred after certain physical damages suffered in the Company's pilot manufacturing facility in April 1997. An amount of $328 representing reimbursement of direct costs was recorded as reduction in research and development expenses. The remaining amount of $292 covering consequential losses was reflected as other revenues in 1997.

     (e) Amounts relating to payments received by the Company from entities primarily for the performance of miscellaneous services, including $200 in 1998 related to the favorable settlement of a tax dispute.

13.  Income Taxes

     Income (loss) before income tax benefit consists of the following:

                                                                  December 31,
                                                       --------------------------------
                                                         1996        1997       1998
                                                       --------    --------    --------
     France                                            $(10,556)   $(13,567)   $(16,614)
     Rest of world .................................     (1,161)     (1,683)     (3,408)
                                                       --------    --------    --------
             Income (loss) before income tax benefit   $(11,719)   $(15,250)   $(20,022)
                                                       ========    ========    ========

     The income tax benefit consists of the following:


                                                    December 31,
                                        -----------------------------------
                                          1996          1997         1998
                                         -------      -------       ------
        Deferred:
     France .....................            --        $  586        $2,159
     Rest of world ..............            --            --            --
                                         ------        ------        ------
                                             --        $  586        $2,159
                                         ======        ======        ======

     A reconciliation of income taxes computed at the French statutory rate (36.66%) to the income tax benefit is as follows :


                                                                  December 31,
                                                          -----------------------------
                                                           1996       1997       1998
                                                          -------    -------    -------
     Income taxes computed at the French
        statutory rate ................................   $ 4,297    $ 6,354    $ 7,341
     Operating losses not utilized ....................    (4,297)    (6,354)    (7,341)
     Research credits .................................        --        586      2,159
                                                          -------    -------    -------
     Total ............................................        --        586      2,159
                                                          =======    =======    =======

     No U.S. income tax expense was realized and no U.S. income taxes were paid in periods ended December 31, 1996, 1997 and 1998.

     Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes consist of the following:

                                                                                              December 31,
                                                                            --------------------------------------------------
                                                                              1996                 1997                1998
                                                                            --------             --------             --------
                                                                                                                      <C
     Deferred tax assets:
         Net operating loss carryforwards ......................            $  6,788             $ 12,058             $ 18,108
         Deferred revenue ......................................               1,201                  355                   75
         Research credit carryforwards .........................               8,193                8,000                6,448
                                                                            --------             --------             --------
                                                                              16,181               20,413               24,631
     Deferred tax liabilities:
         Revenue not currently taxable .........................                  --                   --                   --
         Deferred revenue ......................................                  --                 (412)                (760)
         Deferred expense ......................................                (145)                (165)                 (53)
                                                                            --------             --------             --------
             Total deferred tax assets .........................              16,039               19,835               23,818
     Valuation allowance .......................................             (10,869)             (14,777)             (19,175)
                                                                            --------             --------             --------
     Deferred tax assets .......................................            $  5,167             $  5,058             $  4,643
                                                                            ========             ========             ========

     Net operating loss carryforwards can be credited against future income in France. Net operating loss carryforward of: $5,585 expire in 2000, $5,951 in 2001, $10,658 in 2002, $15,451 in 2003 and $11,735 can be carried forward indefinitely.

     Research credit carryforwards derive from the Company's subsidiary PixTech SA. In France, research credit carryforwards are calculated following certain rules defined by the Tax administration. The Company is entitled to full payment by the Tax administration of these research credit carryforwards if they are not credited against income tax liabilities within a period of three financial years. The Company collected $29 representing income tax benefit recorded in 1992, and $2,840 representing income tax benefit recorded in 1993 and 1994, in 1997 and 1998 respectively.

14.  Industry and Geographic information

     The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", ("SFAS 131"), effective for the Company for fiscal years beginning after December 15, 1997. SFAS 131 requires that public business enterprises report certain information about operating segments in their financial statements, and about their products and services, the geographic area in which they operate, and their major customers. As the Company operates in one single reportable segment, the development, manufacturing and licensing of flat panel displays using electron emitters, the adoption of SFAS 131 has no effect on the Company's consolidated operating results or financial condition.

15.  Significant customers and suppliers

     Historically, the Company derived its revenues principally from cooperation and license agreements with certain display manufacturers. Net revenues from cooperation and license agreements represented approximately 75%, 50% and 34% of the Company's net revenues for the fiscal years 1996, 1997 and 1998, respectively. The Company does not expect any significant additional milestone related revenues to be directly derived from existing cooperation and license agreements.

     In 1998, product revenues primarily reflected the shipment of displays to the Company's first volume customer, Zoll Medical Inc.

     Umipac is the Company's only contract manufacturer. During the six-month period ended June 30, 1999, unit shipments from Taiwan represented 17% of total product shipments. In the future, the Company expects that the products that will be manufactured at Unipac and sold to its customers will represent the majority of its revenues. The Company's reliance on a single contract manufacturer will involve several risks, including a protential inability to obtain an adequate supply of required products and a potential reduced control over the prices.

16.  Related Party transactions

     CEA License Agreement

     In September 1992, the Company entered into a license agreement with CEA. CEA holds a controlling interest in CEA Industrie, a shareholder of the Company. Under this agreement, CEA granted to the Company a royalty bearing, worldwide, exclusive license to all patents held by CEA in the field of FEDs, with a right to sublicense these patents under certain conditions. The consideration for this license is a payment of license fees and royalties based on the Company's sales and the license fees and royalties collected by the Company. No expense was recorded in 1993 and 1994 with respect to license fees and royalties due to CEA. In 1995, $1,000 was accrued in respect of license fees and royalties due to CEA in 1996. In order for the Company to maintain an exclusive license, it was required to make minimum royalty payments beginning in 1996. An amount of $45 payable to CEA in 1997 was accrued in 1996. By paying the remaining amount due to LETI, the Company will fulfill the minimum royalty obligations to LETI through 1998.

     In 1997, an amendment to the LETI License Agreement was signed between the CEA and the Company (the "1997 CEA Amendment") for a period of three years, in return for CEA guarantying certain contingent payment obligations towards Sumitomo. See Note 7-- Long term debt. The royalty rates and minimum payments from the Company to CEA were increased for a period of three years. In addition, the Company gave a security interest to CEA on all its patents during the term of the amendment. An amount of $109 and $308 was accrued respectively in 1997 and in 1998, which included a minimum royalty obligation of $100 and $288 respectively, pursuant to the 1997 CEA Amendment.

     CEA R&D Agreement

     In September 1992, the Company entered into a three-year renewable R&D agreement with CEA, under which CEA, through its laboratory LETI, performs certain research and development activities for the benefit of the Company. This program is expected to be extended for a third three-year period ending on January 1, 2002, subject to further extension by mutual agreement of the parties. The consideration received by the CEA for this R&D activity in 1998 amounted to approximately $848.

     In connection with the above R&D agreement with CEA, the Company expensed $644 , $637 and $848 in 1996, 1997 and 1998, respectively, included in research and development costs.

17.  License

     In connection with the Company's license of its technology to a display manufacturer, the Company acquired a worldwide, non-exclusive royalty-free license to such licensee's background FED technology, as well as a right to grant royalty-free sublicenses to certain other companies. The Company was obligated to pay certain license fees in connection with the acquisition of these rights from such licensee; these payments to the licensee were $650 in 1995 and $650 in 1996. In 1997, the Company recorded cooperation and license revenues in the amount of $707, in consideration of the cancellation of same amount which had been included in accounts payable in relation to accrued license fees due this licensee.

     In connection with the Company's license of its technology to another display manufacturer, the Company also acquired a worldwide, non-exclusive license, without the right to sublicense, to certain technology of such licensee. The Company was obligated to pay certain license fees in connection with the acquisition of these rights; these payments to the licensee were $1,000 in 1995, $1,000 in 1996. The remaining license fees payable to this licensee in the amount of $1,400 were canceled in 1997, as consideration for the purchase by such licensee of shares of the Company's Common Stock in February 1997.

     In March 1998, the Company entered into a license agreement with Coloray, providing PixTech with a worldwide, nonexclusive royalty-free license on certain technologies related to field emission displays. In consideration of the license and rights granted to PixTech, the Company paid an amount of $75 and issued 14,000 shares of the Company's Common Stock, valued at a price of $3.57 per share, representing a total amount of $50 (See Note 11--Stockholders' Equity).

18.  Litigation

     The Company has received correspondence from Futaba Corporation and its legal counsel since January 1998 alleging the following : (i) Pixtech is infringing one or more patents owned by Futaba relating to the construction and manufacture of its displays that are not expressly included under the license agreement between Futaba and Pixtech, (ii) PixTech's use of terms such as "alliance" and "partners" in describing the nature of its contractual relationships with Motorola, Raytheon and Futaba in reports filed with the SEC is misleading and (iii) certain provisions in the Foundry Agreement with Unipac constitute an impermissible sublicense of Futaba technology. PixTech does not believe such claims have any merit and has denied each of the allegations in correspondences with Futaba and its counsel and is in discussions with Futaba concerning their allegations. Futaba has also claimed that the Company improperly supplied certain Futaba proprietary information to Unipac, and that Unipac has in turn disclosed such information to a third party vendor. If Futaba were to prevail on all of these claims, PixTech may be required, among other adverse consequences, to modify the construction and manufacture of its displays and may, as a result, be materially adversely affected.

     To the Company's knowledge, there are no other exceptional facts or litigation that could have or that have in the recent past had any significant impact on its business, results, financial situation, or assets and liabilities.

19.  Financial position

     During 1998, the Company has incurred losses in the amount of $17,875, and used cash in operating activities of $9,343, which has adversely affected the Company's liquidity. At December 31,1998, the Company had net working capital of $145 and a deficit accumulated during the development stage of $54,156. These conditions raise substantial doubt about its ability to continue as a going concern. The Company intends to improve its liquidity and financial position through capital increases expected to take place in 1999. There can be no assurance that funds will be available through capital increases when needed or on terms acceptable to the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     During the six months ended June 30, 1999, the Company has continued to experience losses and has used cash in operating activities, which has adversely affected the Company's liquidity. At June 30,1999, the Company had net working deficit of $4,550 and a deficit accumulated during the development stage of $67,561. The Company intends to improve its liquidity and financial position through capital increases expected to take place in 1999. There can be no assurance that additional funds will be available through capital increases when needed or on terms acceptable to the Company.


20.  Micron transaction

     On March 19, 1999, the Company entered into a definitive agreement to purchase certain assets of Micron Technology, Inc. relating to field emission displays including equipment and other tangible assets, certain contract rights and cash (the "Micron Transaction"). The Micron Transaction was closed on May 19, 1999 between the Company and Micron and was accounted for as an acquisition of assets. The financial statements as of June 30, 1999 reflect the acquisition of assets for a cost of $17,932 and the assumption of certain liabilities in the amount of $2,958, in consideration of the issuance of 7,133,562 shares of the Company's Common Stock, representing a total amount of $14,717, and a warrant to purchase 310,000 shares of the Company's Common Stock. The fair value of the 310,000 warrants was computed using the Black-Scholes model and was estimated at $257. The estimated fair value of net assets acquired in the Micron Transaction was approximately $9,157 in excess of the cost of net assets acquired. Consequently, the estimated fair value of property, plant and equipment of $22,473 was proportionally reduced to the extent that the fair value of net assets acquired exceeded cost resulting in property plant and equipment of $13,316 In addition, the Company received cash in the amount of $4,350. Therefore, of the assets acquired for $17,932, $13,316 was reflected under the caption "Property, Plant and Equipment", and $4,350 under the caption "Cash available".

     The enclosed unaudited pro forma financial information presents the combined results of operations for the year ended December 31, 1998 and for the six months ended June 30, 1999 as if the transaction had been completed at the beginning of the periods indicated, after giving effect to certain adjustments, including additional personnel costs and depreciation expenses. The pro forma financial information does not necessarily reflect the results of operations that would have occured had the the transaction been completed at the beginning of the periods indicated, and may not be indicative of the future results.


----------------------------------------------------------------------------------------------------------
                                                            Year ended December      Six months ended June
                                                                  31, 1998                 30, 1999
----------------------------------------------------------------------------------------------------------
     Net loss .....................................              $(26,986)                 $(17,083)
----------------------------------------------------------------------------------------------------------
     Net loss to holders of common stock ..........               (26,998)                  (17,382)
----------------------------------------------------------------------------------------------------------
     Net loss per share of common stock ...........              $  (1.25)                 $  (0.77)
----------------------------------------------------------------------------------------------------------

21.  Subsequent events

     In July 1999, 70,000 shares of Series E Preferred Stock were converted into shares of Common Stock at an average conversion price of $1.47, resulting in the issuance of1,114,220 shares of the Company's Common Stock. As of July 31, 1999, there were 297,269 shares of Series E Preferred Stock outstanding. These Series E Preferred Shares would have been convertible into 3,866,213 shares of the Company's Common Stock using a conversion price of $1.81, equal to the average closing price of the Company's Common Stock over the 10 trading days ending July 30, 1999. Consequently, there were 27,333,351 shares of Common Stock or equivalent to shares of Common Stock outstanding as of July 31, 1999.

     On August 9, 1999, the Company entered into a private equity line agreement with Kingsbridge Capital Ltd (the "Kingsbridge Agreement"). Under the terms of the equity line, PixTech has the irrevocable right, subject to certain conditions, to draw up to $15 million cash in exchange for PixTech's common stock, in increments over a two-year period. Such conditions include limitations depending on the volume and the market price of PixTech's common stock. The Company may begin to make draws under the facility upon registration of the shares for resale with the Securities and Exchange Commission. Shares will be issued at a 10% discount to the market price at the time of any draw, if the market is at or above $3.00, or at a 12% discount if the stock price is below $3.00. Under the terms of the equity line, the Company also issued a warrant to Kingsbridge to purchase 100,000 shares of PixTech's common stock at an exercise price of $2.30 per share.

                                     Part II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13. Other Expenses of Issuance and Distribution.

     The following expenses incurred in connection with the sale of the securities being registered will be borne by PixTech (also referred to as the "Company"). Other than the registration fee, the amounts stated below are estimates.

Registration Fee.......................................................$  7,600
Legal Fees and Expenses................................................$ 50,000
Nasdaq Listing Fees....................................................$ 17,500
Printing and Engraving Expenses........................................$  5,000
Accounting Fees and Expenses...........................................$  5,000
Other..................................................................$  4,900

           TOTAL.......................................................$ 90,000
                                                                       ========

     The selling stockholders will bear the expense of their own legal counsel and miscellaneous fees and expenses, if any.

Item 14. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law permits us to indemnify our directors, officers, employees and agents against actual and reasonable expenses (including attorneys' fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on behalf of us, and against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by him in connection with any such action, suit or proceeding, if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and (ii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to us.

     Article FIFTH of our Restated Certificate of Incorporation provides that we shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party to any action, suit or proceeding by reason of the fact that he is or was, or has agreed to become a director or officer of PixTech. The indemnification provided for in Article FIFTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of shareholders or directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article FIFTH also permits the Board of Directors to authorize the grant of indemnification rights to our other employees and agents and such rights may be equivalent to, or greater or less than, those set forth in Article FIFTH.

     Article V, Section 1 of our Restated by-laws provides that we shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

     We have entered into indemnification agreements with each of our directors and have obtained insurance covering our officers and directors against certain losses and insuring us against certain of its obligations to indemnify its directors and officers.

     Pursuant to the Delaware General Corporation Law, Article FIFTH of our Certificate of Incorporation eliminates a director's personal liability for monetary damages to us and our shareholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director's duty of loyalty to us or our shareholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

     We believe that courts in Europe and the US may have jurisdiction in an action against us, our directors or officers. Such jurisdiction will be delivered by the laws of the jurisdiction in effect at that time.

Item 15 Recent Sale of Unregistered Securities.

     Since August, 1996, we have sold and issued the following unregistered securities:

     In February 1997, we sold 463,708 shares of common stock to Motorola, Inc. ("Motorola") and 1,111,111 shares of common stock to United Microelectronics Corporation ("UMC"). The offering price was $4.50 per share, and these offerings resulted in net proceeds to us of $7,086,000. As consideration for the common stock, Motorola paid $686,000 in cash and UMC paid $5,000,000 in cash and an additional $1,400,000 due from Motorola was paid by the forgiveness of obligations in such amount from PixTech, S.A. to Motorola. In addition, Motorola received warrants to purchase 463,708 shares of the our common stock at a price of $5.50 per share, which expired on December 31, 1998.

     On December 22, 1998, we sold 367,269 shares of our series E preferred stock to certain investors at a price of approximately $22.53 per share and an aggregate offering price of $8,275,000. In addition, on December 22, 1998, we sold 222,222 shares of its common stock to certain investor at a price of approximately $2.25 per share and an aggregate offering price of $500,000.

     In January 1999, we sold 150,000 shares of common stock in a private placement at a price of $2.35 per share, resulting in net proceeds of $352,000.

     In May 1999, we issued 7,133,562 shares of common stock and a warrant to purchase 310,000 shares of our common stock to Micron Technology, Inc. in a private placement, in consideration of the acquisition of assets from Micron Technology, Inc. for $17.9 million, including cash for $4.4 million and the assumption of certain liabilities in the amount of $2.9 million. The warrant may be exercised until May 19, 2001, and has an exercise price of $2.25313 per share.

     No underwriter was engaged in connection with the foregoing issuance of securities. The above described issuances of common stock, series E preferred stock, and warrants to purchase common stock were made in reliance upon Section 4(2) of the Securities Act as transactions not involving any public offering and Regulations D and S promulgated under it. We have reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning our operations and financial conditions, and all of those individuals were acquiring the shares for investment and not with a view to the distribution thereof. At the time of issuance, all of the foregoing shares of common stock and series E preferred stock were deemed to be restricted securities for purposes of the Act and the certificates representing such securities bore legends to that effect.

     On August 9, 1999, we entered into the equity line agreement with Kingsbridge, pursuant to which we may issue and sell, from time to time, shares of its common stock for cash consideration up to an aggregate of $15 million. Pursuant to the requirements of the equity line agreement, we have filed this Registration Statement in order to permit the investor to resell to the public any shares that it acquires pursuant to the equity line agreement. Commencing as of the date this Registration Statement is declared effective by the Securities and Exchange Commission and continuing for a period of 24 months thereafter, the Company may from time to time at its sole discretion, and subject to certain restrictions set forth in the equity line agreement, sell, or put, shares of its common stock to the investor at a price equal to 88-90 percent of the then current average market price of our common stock, as determined under the equity line agreement. Puts can be made every 20 trading days in amounts ranging from a minimum of $125,000 to a maximum of $1,300,000, depending on the trading volume and the market price of the common stock at the time of each put. We are required to put at least $5,000,000 worth of our common stock to Kingsbridge over the life of the equity line agreement. To date, no shares of common stock have been issued under the equity line agreement.

     In conjunction with the equity line agreement, in August, 1999, we issued to Kingsbridge a warrant which entitles the holder to purchase 100,000 shares of our common stock at a price of $2.30 per share. The warrant is exercisable at any time ending in February, 2003. The warrant contains provisions that protect against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of certain events, such as a merger, stock split or reverse stock split, stock dividend or recapitalization. The exercise price of the warrant is payable either (i) in cash or (ii) by a "cashless exercise", in which that number of shares of common stock underlying the warrant having a fair market value at the time of exercise equal to the aggregate exercise price are cancelled as payment of the exercise price.

Item 16. Exhibits.

                                  EXHIBIT INDEX

Number    Footnote                       Description
------    --------                       -----------

1.1       17            Equity Line Agreement

2.1       15            Acquisition Agreement between Micron Technology, Inc.
                        and the Registrant dated March 19, 1999.

2.2       15            Amendment Number 1 to Acquisition Agreement between
                        Micron Technology, Inc. and the Registrant dated April
                        23, 1999.

2.3       15            Amendment Number 2 to Acquisition Agreement between
                        Micron Technology, Inc. and the Registrant dated May 17,
                        1999, 1999.

3.1       1             Restated Certificate of Incorporation of Registrant.

3.2       2             Restated By-Laws of Registrant.

3.3       14            Certificate of Designations of PixTech, Inc.

3.4       18            Certificate of Amendment of Restated Certificate of
                        Incorporation of Registrant

4.1       3             Specimen certificate for shares of Common Stock of the
                        Registrant.

4.2       3             Warrant to purchase 62,500 shares of Common Stock of the
                        Registrant issued to Comdisco, Inc.

4.3       6             Warrant to purchase 150,000 shares of Common Stock of
                        the Registrant issued to PanoCorp Display Systems, Inc.

4.4       8             Warrant to purchase 463,708 shares of Common Stock of
                        the Registrant issued to Motorola, Inc.

4.5       10            Convertible Note issued by PixTech, Inc. to Sumitomo
                        Corporation dated October 27, 1997

4.6       19            Warrant to purchase 310,000 shares of Common Stock of
                        the Registrant issued to Micron Technology, Inc.

4.7       17            Warrant to purchase 100,000 shares of Common Stock of
                        the Registrant issued to Kingsbridge Capital Limited.

5.1       17            Opinion of Palmer & Dodge LLP as to the legality of the
                        securities being
                        registered hereunder.

10.1      3,4,5         License Agreement in the Field of Flat Microtip Screens
                        dated as of September 17, 1992 between the Registrant and the Commissariat a l'Energie Atomique (the "CEA"), as amended.

10.2      3,4,5         Research and Development Agreement in the Field of Flat
                        Microtip Screens dated September 17, 1992 between the
                        Registrant and the CEA.

10.3      3,5           Cooperation and License Agreement dated June 29, 1993
                        between the Registrant and Texas Instruments
                        Incorporated.

10.4      3,5           Cooperation and License Agreement dated November 27,
                        1993 between the Registrant and Futaba Corporation.

10.5      3,5           License Agreement dated November 27, 1993 between the
                        Registrant and Futaba Corporation.

10.6      3,5           Cooperation and License Agreement dated June 1, 1994
                        between the Registrant and Raytheon Company.

10.7      3             ESPRIT Project: 8730 Active Interest for Multimedia with
                        Field Emission Display dated December 1, 1993 among the
                        Registrant and other project participants.

10.8      3             Master Lease Agreement dated December 12, 1994 between
                        COMDISCO France S.A. and PixTech France.

10.9      3             Purchase Agreement dated December 23, 1994 between
                        COMDISCO France S.A. and PixTech France.

10.10     3             Guarantee dated November 29, 1994 between the Registrant
                        and COMDISCO.

10.11     3             Leaseback Agreement dated April 5, 1995 between COMDISCO
                        France S.A. and PixTech France.

10.12     3,4           Contract between L'Agence Nationale de Valorisation de
                        la Recherche and PixTech France dated March 3, 1993.

10.13     3,4           Loan agreement between the Banque Worms and PixTech
                        France dated December 13, 1994, as amended.

10.14     3             Amended and Restated 1993 Stock Option Plan.

10.15     3             1995 Director Stock Option Plan.

10.16     3             1995 Employee Stock Purchase Plan.

10.17     3             Amended and Restated Investor Rights and Stockholder
                        Voting Agreement dated as of December 24, 1993, as amended, among the Registrant and certain of its stockholders.

10.18     3,4           Real Estate Agreement between PixTech France and IBM
                        France dated February 15, 1994 for space located in Montpellier, France.

10.19     3,4,5         Agreement of State Support of Technical Development and
                        Research dated December 30, 1994 between PixTech France and the Ministry of Industry, Postal Services and Telecommunications and Foreign Trade.

10.20     3             Form of Indemnification Agreement between the Registrant
                        and each of its directors.

10.21     3,5           Cooperation and License Agreement dated as of June 12,
                        1995 between the Registrant and Motorola, Inc.

10.22     6             Lease dated as of July 31, 1995 between the Registrant,
                        as Lessee, and Pecton Court Associates as Lessor.

10.23     6             Lease dated as of March 1, 1996, between the Registrant,
                        as Lessee, and Frank Deverse as Lessor.

10.24     6             Registration Rights Agreement between the Registrant and
                        Panocorp Display Systems, Inc. dated February 20, 1996.

10.25     5,7           Termination Agreement dated July, 15, 1996 between the
                        Registrant and Texas Instrument Incorporated

10.26     5             Amendment No. 1, dated February 6, 1997, to the
                        Cooperation and License Agreement between the Registrant and Motorola.

10.27     8             Stock Purchase Agreement dated February 14, 1997,
                        between the Registrant and United Microelectronics
                        Corporation

10.28     8             Stock and Warrant Purchase Agreement dated February 6,
                        1997 between the Registrant and Motorola, Inc.

10.29     9             Foundry Agreement between PixTech, S.A. and Unipac
                        Optoelectronics Corporation dated May 22, 1997.

10.30     9             Distribution and Financing Agreement between Sumitomo
                        Corporation, PixTech Inc. and PixTech S.A. dated as of
                        July 21, 1997

10.31     9             Cross-Licensing Period Extension between Raytheon
                        Company and Pixel International, S.A. (now PixTech S.A.)
                        dated as of September 4, 1997.

10.32     9             Amendment No 14 to the License Agreement on the
                        Microtips Display between PixTech, Inc. and the
                        Commissariat a l'Energie Atomique (the "CEA")

10.33     9             Credit Agreement between Sumitomo Corporation and
                        PixTech, Inc. dated as of July 21, 1997

10.34     10            License Agreement, dated March 16, 1998, between the
                        Registrant and Coloray Display Corporation

10.35     11            Stock Issuance Agreement, dated March 16, 1998, between
                        the Registrant and Standard Energy Company

10.36     12            Stock Purchase Agreement, dated March 27, 1998, between
                        the Registrant and Kaufmann Fund Inc.

10.37     13            Preferred Stock Purchase Agreement among PixTech Inc.,
                        The Kaufmann Fund, Inc., Wingate Capital Ltd., Fisher
                        Capital Ltd., The Atherton Co. And Banque Generale de
                        Luxembourg, fonds Interselex Equity Easdaq dated as of December 22, 1998

10.38     15            Employment Agreement of Jean-Luc Grand-Clement dated
                        January 19, 1999.

10.39     15            Employment Agreement of Michel Garcia dated September 9,
                        1992.

10.40     15            Employment Agreement of Francis Courreges dated June 28,
                        1993.

10.41     15            Amendment No. 1 to Employment Agreement of Francis
                        Courreges dated September 27, 1996.

10.42     15            Employment Agreement of Yves Morel dated March 16, 1994.

10.43     15            Employment Agreement of Jean-Jacques Louart dated April
                        7, 1997.

10.44     16            Lease Agreement, dated as of May 19, 1999, between the
                        Registrant and Micron Technology, Inc.

10.45     16            Employment Agreement of James J. Cathey dated May 20,
                        1999.

10.46     18            Patent Cross License Agreement dated May 19, 1999
                        between the Registrant and Micron Technology, Inc.

10.47     20            Investor Rights Agreement dated as of May 19, 1999
                        between the Registrant and Micron Technology, Inc.

10.48     17            Private Equity Line Agreement by and between Kingsbridge
                        Capital Limited and PixTech, Inc. dated as of August 9,
                        1999.

10.49     17            Registration Rights Agreement dated as of August 9, 1999
                        be and between PixTech, Inc. and Kingsbridge Capital
                        Limited.

11.1      3             Statement re: computation of per share earnings--Pro
                        Forma.

12.1      3             Statement re: computation of ratios

21.1      3             Subsidiaries of the Registrant.

23.1      17            Consent of Ernst & Young.

23.2      17            Consent of Palmer & Dodge LLP (contained in Exhibit
                        5.1).

24.1      17            Power of Attorney (set forth on the signature page to
                        this Registration Statement).

(1) Filed as Exhibit 3.2 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

(2) Filed as Exhibit 3.4 to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

(3) Filed as an exhibit with the same number to the PixTech, Inc. Registration Statement on Form S-1 (Commission File No. 33-93024) and incorporated herein by reference.

(4) English translation filed.

(5) Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(6) Filed as an exhibit with the same number to the PixTech, Inc. Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.

(7) Filed as Exhibit 10 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended June 30, 1996 and incorporated herein by reference.

(8) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference.

(9) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.

(10) Filed as Exhibit 10.1 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1998 and incorporated herein by reference.

(11) Filed as Exhibit 10.2 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1998 and incorporated herein by reference.

(12) Filed as Exhibit 10.13 to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1998 and incorporated herein by reference.

(13) Filed as Exhibit 1.1 to the PixTech, Inc. Current Report on Form 8-K filed January 7, 1999 and incorporated herein by reference.

(14) Filed as Exhibit 2.1 to the PixTech, Inc. Current Report on Form 8-K filed January 7, 1999 and incorporated herein by reference.

(15) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-Q for the fiscal quarter ended March 31, 1999 and incorporated herein by reference.

(16) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-Q for the fiscal quarter ended June 30, 1999 and incorporated herein by reference.

(17) Filed herewith.

(18) Filed as an Exhibit with the same number to the PixTech, Inc. Form 10-Q/A for the fiscal quarter ended June 30, 1999 filed with the Commission on August 24, 1999 and incorporated herein by reference.

(19) Filed as Exhibit 3 to Micron Technology, Inc.'s Schedule 13D filed with the Commission on May 28, 1999 and incorporated herein by reference.

(20) Filed as Exhibit 2 to Micron Technology, Inc.'s Schedule 13D filed with the Commission on May 28, 1999 and incorporated herein by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, we certify that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 13th day of September, 1999.

                                      PIXTECH, INC

                     By: /s/ Dieter Mezger _____________________________________
                                           Dieter Mezger
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of PixTech, Inc., hereby severally constitute and appoint Dieter Mezger, Yves Morel, or Marc A. Rubenstein, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-1 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

         Signature                           Title                                 Date
         ---------                           -----                                 ----

/s/ Dieter Mezger                  President and Chief Executive Officer     September 13, 1999
--------------------------         (Principal Executive Officer) and
Dieter Mezger                      Director


/s/ Jean-Luc Grand-Clement         Chairman of the Board                     September 13, 1999
--------------------------
Jean-Luc Grand-Clement


/s/ Yves Morel                     Chief Financial Officer (Principal        September 13, 1999
--------------------------         Financial Officer)
Yves Morel


/s/ Cathie Tomao                   Controller (Principal                     September 13, 1999
--------------------------         Accounting Officer)
Cathie Tomao


/s/John Hawkins                    Director                                  September 13, 1999
--------------------------
John Hawkins


/s/ William G. Schmidt             Director                                  September 13, 1999
--------------------------
William G. Schmidt